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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-176669

Prospectus Supplement (to Prospectus dated October 3, 2011)

DHT Holdings, Inc. 51,785,800 Shares of Common Stock 258,929 Shares of Series A Participating Preferred Stock

         We are offering 51,785,800 shares of our common stock and 258,929 shares of our Series A Participating Preferred Stock (the "preferred stock") to our stockholders. We refer to these shares as the "offered shares". The offered shares will be offered only to the holders of record of our common stock as of 5:00 p.m., New York City time, on March 29, 2012. We refer to this date as the "Record Date".

         The offered shares will be sold only in round lots of 200 shares of our common stock and one share of our preferred stock (each lot, a "subscription lot"). Each subscription lot will be sold at a price of $280, representing a purchase price of $0.70 per share of common stock and $140 per share of preferred stock. Upon the satisfaction of certain conditions and subject to adjustments described herein, each share of preferred stock will become exchangeable at the holder's option for, and on or after June 30, 2013 will automatically be exchanged for, approximately 200 shares of common stock. The volume-weighted average price of shares of our common stock for the two week period ended March 16, 2012 was approximately $1.12, and the price of our common stock to be sold in this offering represents a discount of approximately 37.5% to that price.

         Each of our holders of record as of the Record Date will receive, for every 250 shares of common stock it owned as of the Record Date, one non-transferable subscription privilege consisting of a basic subscription privilege to purchase, at a purchase price of $280 per subscription lot, one subscription lot in this offering and the oversubscription privilege described below. While each share of common stock held as of the Record Date would entitle a holder to approximately 0.004 of one subscription privilege, fractional interests will be rounded down to the nearest whole subscription privilege and no shareholder will be entitled to receive a fractional interest in a subscription privilege. As a result, any holder who holds less than 250 shares of common stock will not receive a subscription privilege. We refer to each holder entitled to a subscription privilege as a "Record Date Holder". Record Date Holders who fully exercise all of their basic subscription privileges will be entitled to subscribe for any subscription lots that remain unsubscribed after the exercise of all basic subscription privileges up to a cap of, when taken together with the subscription lots purchased pursuant to such holder's basic subscription privilege, 45,720 subscription lots, subject to certain limitations set forth in this prospectus. We refer to such entitlement as the "oversubscription privilege". We reserve the right, to be exercised in our sole and absolute discretion, to limit the exercise of any oversubscription privilege to ensure that no Record Date Holder, together with its affiliates and certain groups of shareholders to which such Record Date Holder belongs, would beneficially own more than 9.99% of the aggregate voting power of our outstanding capital stock after giving effect to the transactions contemplated in this prospectus supplement or to avoid any adverse U.S. federal income tax consequences.

         This offering will terminate at, and the subscription privileges will expire and have no value if not properly exercised by, 5:00 p.m., New York City time, on April 27, 2012. Subject to certain conditions as described in this prospectus supplement, the total gross proceeds expected to be raised in this offering is approximately $72.5 million.

         We have entered into an investment agreement with a fund managed by Anchorage Capital Group, L.L.C. (such fund, "Anchorage"), pursuant to which we expect to sell an additional approximately $7,500,000 of our preferred stock in a concurrent private placement to Anchorage at a price per share of preferred stock of $140. In addition, pursuant to the investment agreement, if the offering pursuant to this prospectus supplement is undersubscribed, Anchorage will purchase an additional amount of our preferred stock equivalent to the Offered Shares that are not purchased in this offering by Record Date Holders (with one share of preferred stock being deemed equivalent to 200 shares of common stock) at a price per share of preferred stock of $140. Anchorage will also receive 21,429 shares of our preferred stock as a transaction fee in consideration for providing the backstop commitment described above.

         Shares of our common stock are traded on the New York Stock Exchange under the symbol "DHT". The preferred stock will not be listed for trading on any stock exchange.

         American Stock Transfer & Trust Company, LLC is acting as subscription agent for the offering. Georgeson Inc. is acting as information agent for the offering. UBS Securities LLC is acting as our financial advisor in connection with the offering.

         Investing in the securities offered by this prospectus supplement involves a high degree of risk. You should carefully consider the risks described under the "Risk Factors" section of this prospectus supplement beginning on page S-13 before subscribing for or buying any of the common stock or preferred stock offered hereby.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 19, 2012.

Prospectus Supplement

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About This Prospectus Supplement

        This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form F-3 that we filed with the SEC. Under the shelf registration process, we may sell any combination of common stock, preferred stock or debt securities in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate number of shares of common stock and preferred stock being offered and the risks of investing in our common stock and preferred stock, as well as certain other matters. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us and our common stock and preferred stock and other information you should know before subscribing to this offering.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We are responsible only for the information contained in this prospectus supplement or incorporated by reference into this prospectus supplement or to which we have referred you. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. The distribution of this prospectus supplement and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        As used in this prospectus supplement, unless the context requires otherwise, "DHT," "we," "our," "us" and the "Company" refer to DHT Holdings, Inc. and its subsidiaries.

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Prospectus Supplement Summary

        This prospectus supplement summary highlights certain information about us and this offering. Because it is a summary, it may not contain all of the information that you should consider before deciding whether or not you should subscribe to the offering and purchase our common stock and Series A Participating Preferred Stock. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference for a more complete understanding of our business, this offering, the concurrent private placement and the other transactions described in this prospectus supplement. You should pay special attention to the sections entitled "Risk Factors" beginning on page S-13 of this prospectus supplement, page 10 of the accompanying prospectus and page 8 of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 19, 2012. The shipping industry's functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus supplement to "$" and "dollars" refer to U.S. dollars.

Our Company

        We operate a fleet of crude oil tankers. Our fleet consists of 12 double-hull crude oil tankers, of which eleven are wholly-owned by us and one is chartered in from an unaffiliated third party. Our fleet consists of six very large crude carriers ("VLCCs"), which are tankers ranging in size from 200,000 to 320,000 deadweight tons ("dwt"), two Suezmax tankers ("Suezmaxes"), which are tankers ranging in size from 130,000 to 170,000 dwt, and four Aframax tankers ("Aframaxes"), which are tankers ranging in size from 80,000 to 120,000 dwt. Eight of the vessels are on time charters, two are on long-term bareboat charters and two are employed in the Tankers International Pool. The vessels in our fleet principally operate on international routes and had a combined carrying capacity of 2,574,304 dwt and an average age of approximately 11 years as of March 2012.

        We acquired seven vessels (three VLCCs and four Aframaxes), comprising our initial fleet (our "Initial Vessels"), from subsidiaries of Overseas Shipping Group, Inc. ("OSG"), on October 18, 2005 in connection with the closing of our initial public offering (our "IPO") in exchange for cash and shares of our common stock and have time chartered these seven vessels back to certain subsidiaries of OSG. Each time charter for our Initial Vessels may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of four, six or eight years, depending on the vessel. Subsequent to our IPO, in 2007 and 2008 we acquired our two Suezmaxes, the Overseas Newcastle and the Overseas London, in exchange for cash and have bareboat chartered these vessels to certain subsidiaries of OSG. In the first half of 2011, our subsidiaries acquired two VLCCs, the DHT Phoenix and the DHT Eagle, and have employed the DHT Phoenix in the Tankers International Pool and have time chartered the DHT Eagle to Key Chartering, a subsidiary of Frontline Ltd. for a period of two years. In May 2011, we chartered in a VLCC, the Venture Spirit, for 18 months with a continuous purchase option. The vessel is employed in the Tankers International Pool.

        Our strategy is to employ our vessels in a combination of charters with stable cash flow and market exposure. In addition, as of December 31, 2011, eight of our charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. As of December 31, 2011, nine of the twelve vessels in our fleet were employed (either directly by us, or indirectly by affiliates of OSG) in the Tankers International Pool, the Suezmax International Pool and the Aframax International Pool.

Recent Developments

  Waivers and Amendments to Existing Credit Agreements

        On March 7, 2012, we entered into agreements to amend our secured credit agreement with DNB Bank ASA (the "DNB Credit Agreement") and our secured credit agreement with DVB Bank SE,

London Branch (the "DVB Credit Agreement"). The DVB Credit Agreement and DNB Credit Agreement were amended whereby, upon satisfaction of certain conditions, including the prepayment of $6.7 million and $6.9 million, respectively, of installment payments, (i) until and including December 31, 2014, the "Value-to-Loan Ratio" (i.e., the ratio of (1) value of the vessels securing the obligations under the applicable facility to (2) our borrowings under the applicable facility plus the notional value or actual cost of terminating any applicable swap agreements to satisfy collateral requirements) will be lowered from 130% to 120%; and (ii) borrowings under the agreements bear interest at an annual rate of LIBOR plus a margin of 3.00% and 2.75%, respectively. Additionally, the amendment to the DVB Credit Agreement removes, upon satisfaction of such conditions, including the applicable prepayment, the existing cash sweep provision requiring us to apply one third of the DHT Phoenix's quarterly free cash flow after debt repayments to prepay an aggregate amount of up to $2 million over the term of the loan.

        We intend to use a portion of the net proceeds of this offering and the concurrent private placement to satisfy such prepayment conditions to the amendments to the DVB Credit Agreement and the DNB Credit Agreement. We cannot assure you, however, when such prepayment will be made or that such prepayment will be made at all. If we do not make the applicable prepayment in full with respect to either secured credit agreement, the amendments to such agreement, as applicable, will not effect the changes to our obligations discussed above.

Corporate Information

        Our principal executive offices are located at 26 New Street, St. Helier, Jersey, Channel Islands, JE2 3RA and our telephone number at that address is +44 (0) 1534 639759. Our website address is www.dhtankers.com. The information on our website is not a part of this prospectus supplement. We own or charter each of the vessels in our fleet through wholly-owned subsidiaries incorporated under the laws of the Republic of the Marshall Islands.

Summary of the Equity Offering

        The following description summarizes the material terms of this offering, the concurrent private placement and the Series A Participating Preferred Stock. See "The Equity Offering" and "Description of Series A Participating Preferred Stock" for a more detailed description of the terms and conditions of this offering, the concurrent private placement and the Series A Participating Preferred Stock.

Overview	We are offering 51,785,800 shares of our common stock and 258,929 shares of our Series A Participating Preferred Stock (the "preferred stock") to our stockholders. We refer to these shares as the "Offered Shares". The Offered Shares will be offered in this offering, which we refer to as the "Equity Offering", only in integral multiples of one round lot consisting of 200 shares of our common stock and one share of our preferred stock (a "Subscription Lot"). There are an aggregate of 258,929 Subscription Lots being offered in the Equity Offering.
Each of our holders of record, as described below, as of 5:00 p.m., New York City time, on March 29, 2012 (such time, the "Record Date") will receive, for every 250 shares of common stock it owned as of the Record Date, one non-transferable subscription privilege (a "Subscription Privilege") entitling it (a) to purchase one Subscription Lot (the "Basic Subscription Privilege") and, (b) if such holder fully exercises all of its Basic Subscription Privileges, to exercise the Oversubscription Privilege (as described below).
While each share of common stock held as of the Record Date would entitle a holder to approximately 0.004 of one Subscription Privilege, fractional interests will be rounded down to the nearest whole Subscription Privilege and no shareholder will be entitled to receive a fractional interest in a Subscription Privilege. As a result, any holder who holds less than 250 shares of common stock will not receive a Subscription Privilege.
Record Date Holders	We will determine the holders of record entitled to receive Subscription Privileges (the "Record Date Holders") as the ultimate holders of record as reflected on the books and records of The Depository Trust Company ("DTC") and DTC participants, as well as our registered holders other than DTC, in each case, as of the Record Date.
Subscription Price	The price for each Subscription Lot is $280, representing a purchase price of $0.70 per share of common stock and $140 per share of preferred stock.
The purchase price of $0.70 per share of common stock represents a significant discount to the market price of our common stock. The purchase price per share of the common stock represented an approximately 37.5% discount to the volume-weighted average price of our common stock for the two week period ended March 16, 2012.
Basic Subscription Privilege	Subject to the restrictions described herein, each Record Date Holder may subscribe for one Subscription Lot, at a purchase price of $280, for each Subscription Privilege it receives. A Record Date Holder must subscribe for a whole number of Subscribed Lots. Any subscription for a partial lot will be rounded down to the nearest whole number.

In submitting the subscription form or other documentation to subscribe for any Subscription Lots, each Record Date Holder agrees, represents and warrants that, after giving effect to the purchase of any Offered Shares by such Record Date Holder, its affiliates and its Shareholder Group (as defined below) in the Equity Offering (including any Offered Shares purchased pursuant to the Oversubscription Privilege), as of May 2, 2012, the Record Date Holder, together with its affiliates and any Shareholder Group to which such Record Date Holder belongs, will not beneficially own more than 18,288,368 shares of our common stock (with each share of Preferred Stock purchased in the Equity Offering being deemed to be equal to 200 shares of common stock). "Shareholder Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of voting stock.
Oversubscription Privilege	Record Date Holders who fully exercise all of their Basic Subscription Privileges will be entitled to subscribe for any Subscription Lots that remain unsubscribed after the exercise of all Basic Subscription Privileges (such unsubscribed Subscription Lots, the "Excess Subscription Lots"), up to a cap of, when taken together with the Subscription Lots purchased pursuant to such holder's Basic Subscription Privilege, 45,720 Subscription Lots (the "Oversubscription Cap"), subject to certain limitations and the allotment described below. We refer to the number of Subscription Lots subscribed for by a Record Date Holder pursuant to such Record Date Holder's Oversubscription Privilege as such holder's "Oversubscription Lots."
If there is a sufficient number of Excess Subscription Lots available to fully satisfy the Oversubscription Lots subscribed for by all Record Date Holders, the subscription of each Record Date Holder for Oversubscription Lots will be honored in full, subject to the applicable Oversubscription Cap. If insufficient Subscription Lots are available to fully satisfy the Oversubscription Lot subscriptions of all Record Date Holders, then each Record Date Holder that oversubscribed will be allocated its pro rata portion of the Excess Subscription Lots. For the purposes of this paragraph, "pro rata portion" means the product, rounded down to the nearest whole number, of the number of Excess Subscription Lots multiplied by the quotient determined by dividing (x) such Record Date Holder's Oversubscription Lots by (y) the aggregate Oversubscription Lots of all Record Date Holders. In addition, we reserve the right, to be exercised in our sole and absolute discretion, to limit the exercise of any Oversubscription Privilege to ensure that no Record Date Holder, together with its affiliates and certain groups of shareholders to which such Record Date Holder belongs, would beneficially own more than 9.99% of the aggregate voting power of our outstanding capital stock after giving effect to the Equity Offering and the concurrent private placement or to avoid any adverse U.S. federal income tax consequences.
In the event that, after the allocation of the Excess Subscription Lots described above, there remain Excess Subscription Lots that have not been allocated (because of rounding or otherwise), the subscription agent shall allocate (by random allocation or such other process as the subscription agent shall select in its sole discretion) each remaining Excess Subscription Lot among those Record Date Holders not allocated all of its Oversubscription Lots, subject to the Oversubscription Cap.

Backstop Investor	The "Backstop Investor" is a fund managed by Anchorage Capital Group, L.L.C. As of March 19, 2012, neither the Backstop Investor nor its affiliates owned any shares of our common stock.
Concurrent Private Placement	Concurrent with the Equity Offering, we will be conducting a private placement of preferred stock with the Backstop Investor, as follows.
Backstop. Pursuant to an investment agreement with us dated as of March 19, 2012 (the "Investment Agreement"), the Backstop Investor has agreed to purchase a number of shares of preferred stock equal to twice the number of offered Subscription Lots that are not purchased in the Equity Offering at a price of $140 per share (the "Backstop Commitment").
Fixed Purchase. Pursuant to the Investment Agreement and separate from the backstop commitment described above, the Backstop Investor has committed to purchase 53,571 shares of preferred stock at a price of $140 per share (the "Additional Purchase Commitment"). See "The Equity Offering—Investment Agreement—Concurrent Private Placement/Backstop Purchase".
Transaction Fee. In connection with the Backstop Commitment and the Additional Purchase Commitment, we have agreed to pay the Backstop Investor a Transaction Fee in an amount equal to, and in the form of, 21,429 shares of Preferred Stock (the "Transaction Fee"), which amount represents approximately 3.75% of the proposed value of the Equity Offering and concurrent private placement.
Private Placement. Any shares of preferred stock delivered to the Backstop Investor in connection with the transactions contemplated in this prospectus supplement will be purchased directly from (or paid directly by) us on a private basis and are not being registered pursuant to the registration statement of which this prospectus supplement is a part.
Investor Rights Agreement	In connection with the concurrent private placement, we will enter into an investor rights agreement with the Backstop Investor (the "Investor Rights Agreement"). Pursuant to the Investor Rights Agreement and subject to certain conditions described therein, the Backstop Investor will receive certain governance rights over us, including the right to designate a limited number of appointees or nominees to our board of directors (our "Board") and approval rights over the purchase of one or more vessels, certain amendments to the Suezmax Bareboat Charters and increases in the number of directors on our Board above seven.
In addition, if Requisite Shareholder Approval (as defined below) is not obtained by January 31, 2013, then beginning on February 1, 2013 and ending on the date the Requisite Shareholder Approval is obtained, the company shall not declare or make, or agree to pay or make cash dividends in respect of the common stock in excess of $0.01 per share per annum.
If, following the consummation of the private placement, the Backstop Investor, its affiliates and any group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to which the Backstop Investor and its affiliates belong (the "Backstop Group") beneficially own more than 35% of the voting power of the Company's capital stock, the Backstop Investor shall (i) grant an irrevocable proxy to us for the two-year period following the original issue date of the preferred stock (the "Issue Date") to vote the shares representing such voting power in excess of 35% (the "Excess Shares") and (ii) (x) at any time such proxy is determined to be invalid or otherwise unenforceable and (y) following such two-year period, cause the Excess Shares to be voted in the same proportion as votes actually cast in any matter submitted to a shareholder vote. See "The Equity Offering—Investor Rights Agreement".

Series A Participating Preferred Stock	General. In connection with the Equity Offering, our Board will designate and issue up to 592,858 shares of Series A Participating Preferred Stock.
Ranking. With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A Participating Preferred will rank:

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senior to our common stock and to each other class or series of capital stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Participating Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class or series of capital stock, collectively, as "Junior Stock");

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pari passu with any class or series of capital stock that ranks equally with the Preferred Stock with respect to both the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon a liquidation, winding-up or dissolution including other series of Series A Participating Preferred Stock that we may issue from time to time (we refer to each such class or series of capital stock, collectively, as "Parity Stock"); and

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junior to classes or series of capital stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and all other series of preferred stock other than Junior Stock and Parity Stock (we refer to each such class or series of capital stock, collectively, as "Senior Stock").

Dividends.    The preferred stock will participate with the common stock in all dividend payments and distributions in respect of the common stock (other than dividends and distributions of common stock or subdivisions of the outstanding common stock) pro rata, based on each share of preferred stock being deemed, for dividend and distribution purposes, to be equal to 170 shares of common stock from the Issue Date until December 31, 2012 and thereafter equal to 150 shares of common stock until the date on which all shares of preferred stock are exchanged for shares of common stock (such date, the "Exchange Date"), subject to adjustment as described under "—Dividend and Participation Adjustment". We refer to this ratio as the "Dividend Factor". Such dividends will not be cumulative and will be paid or distributed to holders of record of shares of preferred stock on the payment or distribution date for the corresponding dividend or distribution on the common stock.

In the event that the Requisite Shareholder Approval (described below) is not obtained by January 31, 2013, during the period beginning on February 1, 2013 and ending on the date the Requisite Shareholder Approval is obtained, in lieu of the provisions of the prior paragraph, holders of preferred stock will instead be entitled to receive, when, as and if declared by the Board, cumulative cash dividends per share of preferred stock at a per annum rate of 8.00% of the purchase price of $140 per share of preferred stock. Upon the receipt of the Requisite Shareholder Approval, the dividends set forth in the preceding sentence will immediately cease to accrue and holders shall regain their entitlement to receive dividends pursuant to the previous paragraph. However, the accrued and unpaid dividends will still be considered when adjusting the Exchange Rate (defined below). See "Description of Series A Participating Preferred Stock—Dividends and Other Distributions".

Liquidation Preference per Share.    The Redemption Amount (as defined below); provided, that if holders of preferred stock would receive a distribution per share that is greater than the Redemption Amount if all assets and funds were distributed ratably among holders of common stock and preferred stock after all distributions to Senior Stock (based on each share of preferred stock being deemed for such purposes to be equal to 200 shares of common stock (the "Participation Factor"), subject to adjustment as described under "—Dividend and Participation Adjustment"), such assets and funds shall be so ratably distributed among holders of common stock and preferred stock (such distribution preference, the "Liquidation Preference").

Dividend and Participation Adjustment.    If at any time after the Issue Date, we (i) pay or make a dividend or other distribution to holders of our common stock solely in shares of common stock, (ii) subdivide (by stock split or otherwise) the outstanding shares of our common stock into a larger number of shares of common stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of our common stock into a smaller number of shares of common stock, then the Dividend Factor and the Participation Factor then in effect will each be adjusted by the ratio of the number of shares of common stock outstanding immediately after such event to the number of shares of common stock outstanding immediately prior to such event. Any adjustments to the Dividend Factor from the Issue Date to and including December 31, 2012 (i.e., using a base of 170) shall be carried over and proportionally applied to the Dividend Factor from January 1, 2013 until the Exchange Date (i.e., using a base of 150).

Voting.    The preferred stock generally will vote with the common stock together as a single class on all matters requiring a shareholder vote, including director elections, with each share of preferred stock entitling its holder to a number of votes equal to the Participation Factor then in effect.

The holders of the preferred stock generally will not have special voting rights and their approval, voting as a separate class, will generally not be required with respect to matters submitted to a shareholder vote, other than as may be required by applicable law or our charter or to effect any amendment of our the certificate of designation of the preferred stock in a manner material and adverse to holders of the preferred stock.

Mandatory Redemption.    In the event that the Requisite Shareholder Approval is not obtained by the 7th anniversary of the Issue Date, then at any time thereafter, any holder or group of holders holding at least 7.2% of the outstanding shares of preferred stock shall have the right to cause us to redeem all (but not less than all) of such shares held by such holder or holders at a purchase price per share of preferred stock equal to the then-applicable Redemption Amount. "Redemption Amount" means, as of any date of determination, the sum of $140 and the amount of any accrued and unpaid cumulative dividends thereon as of such date, as may be adjusted pursuant to "—Cash Settlement of Accrued and Unpaid Dividends".

Consolidation or Merger.    If we enter into any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash or any other property, then each then-outstanding share of preferred stock will be similarly exchanged for or changed into other stock or securities, cash or other property in an amount per share equal to the product of (i) the Participation Factor then in effect and (ii) the aggregate amount of stock, securities, cash or other property for which or into which any single share of our common stock is exchanged or changed in such transaction (assuming the holder of such share of common stock exercised any rights of election, if any, exercised by the holders of a majority (or plurality, if applicable) of our common stock and received per share the kind and amount of consideration equal to the weighted average of the types and amounts of consideration received by a majority (or plurality, if applicable) of similarly electing (or non-electing, as applicable) holders).

Absence of a Public Market.    The preferred stock is a new issue for which there is currently no public market. If an active public market does not develop, the market price and liquidity of the preferred stock will be adversely affected.

Exchange. The preferred stock is exchangeable for shares of our common stock as described immediately below.
Optional Exchange of Preferred Stock into Common Stock

If the Requisite Shareholder Approval (as defined below) is obtained prior to June 30, 2013, then, following the amendment of our charter to increase the applicable number of authorized shares of common stock, each holder of preferred stock will have the right to exchange all (but not less than all) of its preferred stock for common stock at the then-applicable Exchange Rate (as defined below) (an "Optional Exchange").

Mandatory Exchange of Preferred Stock into Common Stock

Each share of preferred stock will, on the later of June 30, 2013 and 30 days following the receipt of the Requisite Shareholder Approval (as defined below) (the "Exchange Event"), automatically be exchanged for a number of shares of common stock at the then-applicable Exchange Rate (as described below) (the "Mandatory Exchange").

Upon the occurrence of the Exchange Event, each such share of preferred stock will be automatically cancelled and have no further value other than the right to receive the applicable number of shares of common stock. The registrar will distribute the shares of common stock it receives upon exchange of the preferred stock to such holders entitled to receive such distribution in proportion to the number of outstanding shares of preferred stock held by each such holder as soon as practicable thereafter.

Exchange Rate

The "Exchange Rate" is a ratio of one share of preferred stock for a number of shares of common stock determined by the product, rounded down to the nearest whole number, of (i) the quotient of (a) the Redemption Amount divided by (b) $140 multiplied by (ii) the then-applicable Participation Factor.

Requisite Shareholder Approval

"Requisite Shareholder Approval" means that approval by the holders of our common stock and preferred stock voting as a single class, and the holders of our common stock voting separately, of the authorization and issuance of all additional shares of common stock issuable upon exchange of all shares of preferred stock.

Unless and until the Requisite Shareholder Approval is obtained, no shares of preferred stock will be exchangeable for shares of common stock. We intend to seek the Requisite Shareholder Approval as soon as practicable following closing of the Equity Offering.

Cash Settlement of Accrued and Unpaid Dividends

In connection with any Optional Exchange or Mandatory Exchange, we may, in our sole discretion, on the date of such exchange, elect to pay in cash an amount equal to all or a portion of any accrued and unpaid dividends as of such date on any share of preferred stock to be so exchanged, and in such event such cash payment will be credited against the accrued and unpaid dividends per share and the Exchange Rate applicable to such share will be adjusted down accordingly to reflect such cash payment.

Shares of Common Stock Outstanding Before the Equity Offering	64,495,155 shares of our common stock were outstanding as of March 19, 2012.

Shares Outstanding After Completion of the Equity Offering and Concurrent Private Placement

Immediately following the consummation of the Equity Offering and the concurrent private placement (including payment of the Transaction Fee), assuming the Offered Shares in the Equity Offering are fully subscribed, we expect that 116,280,955 shares of common stock and 333,929 shares of preferred stock will be issued and outstanding. If no Record Date Holders subscribe, we expect that 64,495,155 shares of our common stock will remain outstanding and 592,858 shares of preferred stock will be issued and outstanding.

Following the consummation of the Equity Offering and the concurrent private placement (including payment of the Transaction Fee), and upon the exchange of all shares of preferred stock for shares of common stock, and assuming there are no adjustments made to the exchange rate based on the unpaid cumulative dividends owed to the preferred stock holders, we expect that 118,571,600 additional shares of common stock will be issued in connection with such exchange (resulting in there being 183,066,755 total shares of common stock issued and outstanding).

Expiration Date of the Equity Offering	5:00 p.m., New York City time, on April 27, 2012 (the "Expiration Date").
Use of Proceeds

We intend to use the proceeds from the Equity Offering and the concurrent private placement to (i) repay a portion of our indebtedness under our secured credit facilities, (ii) pay certain fees and expenses incurred in connection with the Equity Offering and the concurrent private placement, and (iii) fund future growth and for other general corporate purposes. See "Use of Proceeds".

Transferability of Subscription Privileges	Your ability to subscribe to the Equity Offering is non-transferable and, therefore, you may not sell, transfer or assign your subscription privileges to anyone.
Listing	Shares of our common stock are currently listed on the New York Stock Exchange under the symbol "DHT".
The preferred stock will not be listed for trading on any stock exchange.
No Board Recommendation

Our Board is making no recommendation regarding whether you should subscribe to the Equity Offering. You are urged to make your decision based on your own assessment of our business, the Equity Offering and the other transactions described in this prospectus supplement. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock and preferred stock.

No Revocation or Change

Once you submit the subscription form to purchase Subscription Lots or, if you are a beneficial owner of shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, your nominee submits a subscription form on your behalf, you are not allowed to revoke or change the purchase or request a refund of monies paid. All such requests to subscribe for Offered Shares are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Tax Considerations	You are urged to consult your own tax advisor regarding the specific tax consequences to you in connection with your participation in the Equity Offering. See "Tax Considerations".
Procedures for Purchasing Subscription Lots

Record Holders.    Subscription Lots may be purchased by registered holders of shares of our common stock who are Record Date Holders by completing and signing the subscription form and delivering the completed and duly executed subscription form, together with any required signature guarantees and the full subscription payment in the form of a certified or cashier's check to the subscription agent at the address set forth below or wire transfer of immediately available funds to accounts maintained by the subscription agent, under "The Equity Offering—Subscription Agent". Completed subscription forms and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on the Expiration Date.

Beneficial Owners.    If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee and you wish to purchase Subscription Lots, you should instruct your broker, dealer, custodian bank or other nominee to purchase Subscription Lots and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. We will ask your registered holder to notify you of the Equity Offering. You should complete and return to your registered holder the appropriate subscription documentation you receive from your registered holder. You will not be considered to have purchased any Subscription Lots unless the subscription agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date.

Nominees.    Nominees, such as brokers, dealers, custodian banks or other nominees, who hold shares of common stock for the account of others, should notify the respective beneficial owners as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the Equity Offering. If the beneficial owner so instructs, the nominee should purchase the Subscription Lots on behalf of the beneficial owner and deliver all documents and payment prior to 5:00 p.m., New York City time, on the Expiration Date.

Return of Funds

If the Equity Offering is terminated for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If you are not allocated the full amount of shares for which you subscribe, you will receive a refund of the portion of the subscription price, without interest or penalty, that you delivered for those shares of our common stock and preferred stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the Equity Offering.

Subscription Agent	American Stock Transfer & Trust Company, LLC
Information Agent	Georgeson Inc.
Financial Advisor	UBS Securities LLC ("UBS")
Fees and Expenses

We will pay all fees and expenses of the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the purchase of the Subscription Lots.

Risk Factors

Investing in the securities offered by this prospectus supplement involves a high degree of risk. You should carefully consider the risks described under "Risk Factors" before buying any of the common stock and preferred stock offered hereby.

Risk Factors

        An investment in shares of our common stock or Series A Participating Preferred Stock (the "preferred stock") involves a high degree of risk. You should carefully consider the risk factors below, those appearing under the heading "Risk Factors" in the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities & Exchange Commission (the "SEC") on March 19, 2012 (the "2011 Form 20-F"), incorporated herein by reference, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the other documents incorporated herein by reference, before making an investment in our common stock or preferred stock. Some of the risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to our common stock and preferred stock, the securities market and ownership of our shares. If any of the circumstances or events described below, in the accompanying prospectus, in the 2011 Form 20-F, or elsewhere in this prospectus supplement actually arise or occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such a case, the market prices of our common stock and the preferred stock could decline and you could lose all or part of your investment.

Risks Related to the Equity Offering

Your equity interest in us may be diluted as a result of the Equity Offering and the concurrent private placement.

        If the Equity Offering is fully subscribed, the Equity Offering and the concurrent private placement (including payment of the Transaction Fee) will result in our issuance of approximately 51,785,800 shares of common stock and 333,929 shares of preferred stock, which preferred stock may become exchangeable for shares of our common stock. See "Description of Series A Participating Preferred Stock—Exchange of Preferred Stock—Mandatory Exchange" for a description of the exchange process.

        The purchase price per common stock, which is $0.70, represents a significant discount to the market price of our common stock immediately prior to the announcement of the Equity Offering. This purchase price represents an approximately 37.5% discount to the volume-weighted average price of our common stock for the two week period ended March 16, 2012. In addition, the Backstop Investor has entered into the Investment Agreement, pursuant to which the Backstop Investor, subject to certain conditions, will purchase a significant amount of our equity. See "The Equity Offering—Investment Agreement—Concurrent Private Placement/Backstop Purchase".

        As a result, Record Date Holders who do not fully exercise their subscription privileges should expect that they will, at the completion of the Equity Offering and the concurrent private placement, own a smaller proportional equity interest in us than would be the case had they fully subscribed for the Offered Shares. Even if all eligible shareholders fully subscribed for the Offered Shares, they may still experience dilution due to rounding down of fractional pro rata portions of the subscription privileges allocated to each Record Date Holder and the commitment by the Backstop Investor to purchase any shares that are not purchased by existing shareholders. Additionally, even shareholders who purchase their pro rata portions of the Offered Shares will, at the completion of the Equity Offering and the concurrent private placement, own a smaller proportional equity interest in us than they did prior to the Equity Offering. Assuming the Requisite Shareholder Approval is obtained, we expect that, following exchange of the preferred stock and based on the number of outstanding shares we expect to have outstanding at the closing of this offering, we will have 183,066,755 shares of common stock outstanding. As of March 19, 2012, we had 64,495,155 shares of our common stock outstanding. See "Dilution" for further discussion.

After the consummation of the Equity Offering and the concurrent private placement, a significant amount of our common stock may be concentrated in the hands of the Backstop Investor, whose interests may not coincide with yours.

        Upon the completion of the Equity Offering and the concurrent private placement (including payment of the Transaction Fee), the Backstop Investor will own equity representing at least 8% of the voting power and the economic value of our capital stock. If the Equity Offering is significantly undersubscribed, the Backstop Investor could own a significantly higher percentage of such voting power (as high as 35% in some cases). In addition, the Backstop Investor's economic interest in us could exceed this voting percentage and, in some cases, could represent as much as 63% of the economic value of our capital stock.

        In connection with the closing of the Equity Offering and the concurrent private placement, we will enter into an investor rights agreement with the Backstop Investor (the "Investor Rights Agreement"). Pursuant to the Investor Rights Agreement and subject to certain conditions described therein, the Backstop Investor will receive certain governance rights over us, including the right to designate a limited number of appointees or nominees to our Board of Directors (the "Board") and approval rights over the purchase of one or more vessels, certain amendments to the Suezmax Bareboat Charters and increases in the number of directors on our Board above seven. See "The Equity Offering—Investor Rights Agreement".

        The Backstop Investor could have considerable influence on our corporate affairs and actions after the Equity Offering and concurrent private placement and entry into the Investor Rights Agreement, including those submitted to a stockholder vote. Your interests as a holder of our common stock may differ from the interests of the Backstop Investor. See "The Equity Offering—Investment Agreement".

The subscription price determined for the Equity Offering is not an indication of the fair value of the preferred stock or our common stock.

        The purchase price of $0.70 for the common stock represents a significant discount to the market price of our common stock immediately prior to the announcement of the Equity Offering. This price, however, is not necessarily related to our book value, net worth, cash flows, losses, financial condition or any other established criteria of value. You should not consider the purchase price for the common stock to be an indication of the fair value of the common stock or the preferred stock offered in the Equity Offering. In addition, you should not rely on the separate private placement commitment by the Backstop Investor as a recommendation or other indication that the purchase price of the common stock (and preferred stock) is reflective of our value. You may not be able to sell our common stock or our preferred stock (or the common stock that you may receive upon the mandatory or optional exchange of the preferred stock) at the prices you pay for such equity in the Equity Offering. Further, following the closing of the Equity Offering, there may be significant pressure on the price of shares of our common stock if a significant number of shareholders immediately seek to sell their newly acquired shares of common stock.

You may not revoke your subscription exercise and could be committed to buying shares of common stock and preferred stock above the prevailing market price.

        Once you deliver your subscription form to the subscription agent, you are not allowed to revoke or change the exercise or request a refund of monies paid. All such requests to subscribe for Offered Shares are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable to you. See "The Equity Offering—Method of Subscribing for Offered Shares".

        If you subscribe for Offered Shares and, afterwards, the market price of our common stock decreases below $0.70, you will have committed to buying our common stock (and preferred stock), at a price above the prevailing market price of our common stock. Our common stock is traded on the

New York Stock Exchange under the symbol "DHT," and the closing sales price of a share of our common stock on the New York Stock Exchange on March 16, 2012 was $1.25. The purchase price is $0.70 per share of common stock and $140 per share of preferred stock, representing a price of $280 per Subscription Lot. The purchase price under the Equity Offering, together with the number of shares of preferred stock we propose to issue and ultimately will issue upon completion of the concurrent private placement (including the Transaction Fee), may result in a decrease in the market price of our common stock. You should not subscribe for Offered Shares unless you are certain that you wish to purchase shares of preferred stock at a price of $140 per share and shares of our common stock at a price of $0.70 per share.

Your ability to subscribe for Offered Shares is not transferable.

        Only holders of record who own at least 250 shares of our common stock as of 5:00 p.m., New York City time, on March 29, 2012, may subscribe to the Equity Offering. You may not sell, transfer or assign your ability to subscribe, including the basic subscription privilege and the oversubscription privilege. Because your subscription privileges are non-transferable (other than by operation of law), there will be no market or other means for you to directly realize any value associated with your ability to participate in the Equity Offering. You must participate in the Equity Offering and acquire shares of common stock and preferred stock in order to realize any value that may exist by being a Record Date Holder entitled to participate in the Equity Offering.

We may cancel the Equity Offering at any time prior to the expiration of the Equity Offering. If we cancel the Equity Offering, the only obligation to you that we or the subscription agent will have will be to return your subscription payments.

        We may decide not to continue with the Equity Offering or terminate the Equity Offering prior to the expiration of the Equity Offering. See "The Equity Offering—Termination". If we terminate the Equity Offering, all subscription privileges will expire without value and the only obligation that we or the subscription agent will have with respect to subscription privileges that have been exercised will be to return any subscription payments the subscription agent has received, without interest or penalty, as soon as practicable following such termination.

If you do not act promptly and follow the subscription instructions, your exercise of subscription privileges may be rejected.

        Holders that desire to purchase shares of common stock and preferred stock in the Equity Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the Equity Offering at 5:00 p.m., New York City time, on April 27, 2012. If you are a beneficial owner, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the Equity Offering. We are not responsible if your broker, dealer, custodian bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the Equity Offering. The time period to exercise subscription privileges is limited. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Equity Offering prior to the expiration of the Equity Offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether the exercise of your subscription privileges properly complies with the subscription procedures.

You may not be able to resell any shares of our common stock and preferred stock that you purchase immediately upon expiration of the Equity Offering.

        If you subscribe for Offered Shares, you may not be able to resell the common stock or preferred stock that you purchased until you (or your broker or other nominee) have received those shares. Although we will endeavor to issue the appropriate shares as soon as practicable after receipt of all required subscription materials, including full payment of the applicable subscription price, there may be some delay between the exercise date and the time that we issue the new shares. Moreover, you may be unable to sell your shares of common stock or preferred stock at a price equal to or higher than the purchase price that you paid for such shares.

You may not receive any or all of the amounts of Subscription Lots for which you oversubscribe.

        Each Record Date Holder is entitled to subscribe for Offered Shares that remain unsubscribed after the exercise of all basic subscription privileges up to the Oversubscription Cap (subject to certain limitations, including our right to limit the exercise of any oversubscription privilege). If the Equity Offering is oversubscribed, you may not receive the full number of Subscription Lots to which you have subscribed. See "The Equity Offering—Oversubscription Privilege".

The market price of our common stock is unpredictable, volatile and may decline before or after the date you purchase any Offered Shares.

        The market price of our common stock may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in the shipping industry, mergers and strategic alliances in the shipping industry, market conditions in the shipping industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. The shipping industry, and the tanker industry, in particular, has been unpredictable and volatile. The market for our common stock has been equally volatile. Additionally, the market price of our common stock could be subject to fluctuations in response to a number of other factors, many of which are beyond our control. These factors include, among other things, the announcement and consummation of the Equity Offering, the concurrent private placement or any alternative transactions, the factors described "Risk Factors—Risks Related to Our Business," actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors' earnings releases, changes in financial estimates by securities analysts, future sales of our equity securities, business conditions in our markets and the general state of the securities markets, changes in market prices for crude oil or shipping rates, changes in capital markets, departures of key personnel and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions. As a result, the price of our common stock could fluctuate widely, and those fluctuations could materially reduce our common stock price. Therefore, you may not be able to sell shares of our common stock or preferred stock that you may have purchased at a price greater than or equal to the purchase price that you paid for such shares.

Future sales of our common stock could cause the market price of our common stock to decline.

        The market price of our common stock could decline due to sales of a large number of our shares in the market or the perception that such sales could occur. This could depress the market price of our common stock and make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate, or at all.

Our common stock may be delisted from the New York Stock Exchange, which would materially adversely affect the liquidity and price of our common stock.

        Our common stock is currently listed on the New York Stock Exchange (the "NYSE"). On December 20, 2011, we received a letter from the NYSE, indicating that we were no longer in compliance with the NYSE's continued listing standards because the average closing price of our common stock was less than $1.00 per share over a consecutive 30 trading-day period. Pursuant to the NYSE's rules, we had a six-month cure period following receipt of the notice to bring our share price and average share price above $1.00. The Company received confirmation from the NYSE on March 2, 2012 that it had regained compliance after its average closing share price for the 30 trading days ended February 29, 2012 and its closing price on February 29, 2012 exceeded $1.00.

        Although we have regained compliance with the NYSE's continued listing standards as of February 29, 2012, we cannot assure you that we will continue to be in compliance with such standards in the future, particularly if our common stock fails to trade at or above $1.00 per share for an extended period of time as a result of the Equity Offering, concurrent private placement and related dilution of our common stock. As such, our common stock may be delisted from the NYSE, which would decrease liquidity in the market for our common stock and may further depress the price at which you will be able to sell your shares of our common stock. The preferred stock does not have any right of redemption directly associated with whether we are listed on a national stock exchange.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

        Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws and by the Republic of the Marshall Islands Business Corporations Act, or the "BCA". The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands (the "Marshall Islands") interpreting the BCA, and the rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. Therefore, the rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands. We cannot predict whether Marshall Islands courts would reach the same conclusions that any particular U.S. court would reach or has reached. Thus, you may have more difficulty in protecting your interests in the face of actions by management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction which has developed a relatively more substantial body of case law.

Our amended and restated articles of incorporation restrict stockholders from bringing certain legal action against our officers and directors.

        Our amended and restated articles of incorporation contain a broad waiver by our stockholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of stockholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our amended and restated articles of incorporation and in our amended and restated bylaws that may discourage a change of control.

        Our amended and restated articles of incorporation and our amended and restated bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board. These provisions provide for:

  •
  a classified Board with staggered three-year terms, elected without cumulative voting;

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  directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common stock issued and outstanding;

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  advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings;

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  a limited ability for stockholders to call special stockholder meetings; and

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  our Board to determine the powers, preferences and rights of our preferred stock and to issue the preferred stock without stockholder approval.

        These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

We may not satisfy the conditions to the amendments in certain of our existing credit agreements.

        We intend to use a portion of the net proceeds of this Equity Offering and the concurrent private placement to satisfy certain prepayment conditions to recent amendments made to our secured credit agreement with DNB Bank ASA (the "DNB Credit Agreement") and our secured credit agreement with DVB Bank SE, London Branch (the "DVB Credit Agreement"). If we fail to make such prepayments in full with respect to either secured credit agreement (including as a result of the Backstop Investor refusing to close the backstop commitments or the concurrent private placement), or if we fail to satisfy any other conditions to such amendments, the amendments to such agreements, as applicable, will not effect the respective changes to our obligations under such agreements discussed in "Prospectus Supplement Summary—Recent Developments—Waivers and Amendments to Existing Credit Agreements".

Risks Related to the Series A Participating Preferred Stock

You are also making an investment decision in our common stock.

        As described in this prospectus supplement, you are investing in preferred stock that, upon shareholder approval and certain other conditions, will automatically be exchanged for shares of our common stock. Because the preferred stock may become exchangeable for shares of our common stock, the trading price of our common stock will directly affect the value of the preferred stock. Any decline in the market price of shares of our common stock may be substantial and, depending on the extent of the decline, you could lose all or substantially all of your investment in the preferred stock.

The preferred stock will not be exchangeable for shares of common stock if the Requisite Shareholder Approval is not obtained.

        The preferred stock will only be exchanged for shares of common stock when the authorization and issuance of shares of common stock in connection with such exchange have been approved by our shareholders. Until holders of preferred stock acquire shares of our common stock upon exchange of the preferred stock, they will have no direct rights with respect to our common stock.

        Under the Investment Agreement, we are obligated to use commercially reasonable efforts to call and hold a meeting of our shareholders to obtain such approval. It is possible, however, that the shareholder approval could be significantly delayed or may never be obtained.

You may suffer dilution on the common stock that is ultimately issuable to you upon exchange of the preferred stock.

        The terms of the preferred stock have only limited anti-dilution provisions that apply in the event of certain stock splits and stock dividends and do not restrict our ability to offer shares of our common stock in the future or to engage in other transactions that could dilute our common stock. If we issue additional shares of our common stock, that issuance may adversely affect the price of our common stock and your ownership may be diluted. The price of our common stock may also be adversely affected by the existence, issuance or sale of securities that are convertible into or exchangeable for, or of securities that represent the right to receive, our common stock or other dilution of our equity, or by our announcement that any such issuance or sale or other dilution may occur.

Our shares of preferred stock are subordinate to our debt and your interests could be diluted by the issuance of additional shares of preferred stock and by other transactions and may be subject to the equal rights of other equity securities.

        Our shares of preferred stock are subordinate to all of our existing and future indebtedness. As of March 19, 2012, we had outstanding indebtedness of approximately $272,687,500 million, and there are no restrictions in the terms of the preferred stock on our ability to incur indebtedness. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends to preferred stockholders. Our charter currently authorizes the issuance of up to 1,000,000 shares of preferred stock in one or more classes or series. The issuance of additional preferred stock on parity with or senior to our preferred stock would dilute the interests of the holders of our preferred stock and any issuance of preferred stock senior to our preferred stock or of additional indebtedness could affect our ability to pay dividends or redeem or pay the liquidation preference on our preferred stock. Other than certain protections described under "Description of Series A Participating Preferred Stock" below, none of the provisions relating to our preferred stock afford the holders of our preferred stock protection in the event of a highly leveraged or other transaction, including a merger or the sale lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our preferred stock, so long as the rights of our preferred stock are not directly materially and adversely affected.

        In addition, our Board has the authority to issue, without shareholder approval, preferred stock with rights and preferences senior to the rights and preferences of the preferred stock and our common stock. While the preferred stock is currently senior to our common stock with respect to liquidation payments, it is possible that such preferred equity securities could be issued in the future.

The preferred stock represents perpetual equity interests.

        The preferred stock represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of principal amount at a particular date, except in certain specific circumstances. See "Description of Series A Participating Preferred Stock—Mandatory Redemption".

There may be no secondary market for shares of our preferred stock or, if one develops, it may be highly illiquid. In addition, the lack of a fixed redemption date for the preferred stock will increase your reliance on the secondary market for liquidity purposes.

        The shares of preferred stock are a new issue of securities for which there currently is no market. Accordingly, we do not know if any market will develop for these securities. The preferred stock will not be listed for trading on any stock exchange. If an active trading market does not develop or is not maintained, the market price and liquidity of the shares may be adversely affected. In that case, you may not be able to sell the shares of preferred stock that you hold at a particular time or at a favorable price.

        In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us or exchange following the Requisite Shareholder Approval. As discussed above in "—The preferred stock will not be exchangeable for shares of common stock if the Requisite Shareholder Approval is not obtained," the Requisite Shareholder Approval may not be obtained, which would limit your right to exchange the preferred stock.

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our preferred stock following the payment of expenses and the establishment of any reserves.

        We pay dividends on our preferred stock from funds legally available for such purpose when, as and if declared by our Board. We may not have sufficient cash available to pay dividends in a given quarter. In addition, we may have insufficient cash available to redeem our preferred stock. The amount of dividends we can pay or the amount we can use to redeem preferred stock depends upon the amount of cash we generate from our operations which may fluctuate based on, among other things:

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  the rates we obtain from employing our vessels on time or bareboat charters or in the spot market and the ability of our customers to perform their obligations under their respective charters;

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  the level of our operating costs;

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  the number of unscheduled off-hire days for our fleet and the timing of and number of days required for dry-docking of our ships;

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  delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

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  prevailing global and regional economic and political conditions;

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  the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

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  changes in the basis of taxation of our activities in various jurisdictions;

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  our ability to service our current and future indebtedness;

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  our ability to raise additional equity to satisfy our capital needs; and

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  our ability to draw on our secured credit facilities and the ability of our lenders and lessors to perform their obligations under their agreements with us.

Our ability to pay dividends on and to redeem our preferred stock is limited by the requirements of Marshall Islands law.

        Marshall Islands law provides that we may pay dividends on and redeem the preferred stock only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem preferred stock if we are insolvent or would be rendered insolvent by the payment of such dividend or the making of such redemption.

Risks Related to Taxation

Certain adverse U.S. federal income tax consequences could arise for U.S. stockholders.

        A foreign corporation will be treated as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets are "passive assets," or assets that produce or are held for the production of passive income. "Passive income" includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income". U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, U.S. stockholders who are individuals would not be eligible for the maximum 15% preferential tax rate on qualified dividends.

        We believe it is more likely than not that the gross income we derive or are deemed to derive from our time chartering activities is properly treated as services income rather than rental income. Assuming this is correct, our income from our time chartering activities would not constitute passive income, and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, based on our operations, we believe that it is more likely than not that we are not currently a PFIC.

        There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned from the performance of services. The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), income derived from certain time chartering activities should be treated as rental income rather than services income. In recent guidance, however, the U.S. Internal Revenue Service (the "IRS") stated that it disagrees with the holding of the Fifth Circuit case, and specified that time charters should be treated as contracts for the performance of services. We have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with the position that we are not a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, no assurance can be given that the nature of our operations will not change in the future, or that we will be able to avoid PFIC status in the future.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those stockholders make certain elections available under the Code, such stockholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on income upon the receipt of excess distributions and upon any gain from the disposition of our common stock and/or Preferred stock, with interest payable on such tax liability as if the excess distribution or gain had been recognized ratably over the stockholder's holding period of such stock. The maximum 15% preferential tax rate for individuals would not be available for this calculation.

Our operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce our cash flow.

        Under the Code, 50% of our gross income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as "U.S. source gross transportation income" and is subject to a 4% U.S. federal income tax without allowance for any deductions, unless we qualify for exemption from such tax under Section 883 of the Code. Based on our review of the applicable SEC documents, we believe that we qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes.

        However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the future. For instance, we might not qualify for this exemption if, following the completion of the Equity Offering, our common stock no longer represents more than 50% of the total combined voting power of all classes of our stock entitled to vote or of the total value of our outstanding stock. In addition, we might not qualify if holders of our common stock owning a 5% or greater interest in such stock were to collectively own 50% or more of the outstanding shares of our common stock on more than half the days during the taxable year.

        If we are not entitled to this exemption for a taxable year, we would be subject in that year to a 4% U.S. federal income tax on our U.S. source gross transportation income. This could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

The preferential tax rate applicable to qualified dividend income is temporary.

        Provided that we are not a PFIC for any taxable year, distributions on our common stock (but not on our Preferred stock) may be treated as qualified dividend income eligible for the maximum 15% preferential rate of U.S. federal income tax applicable to individual U.S. shareholders (and certain other U.S. shareholders). In the absence of legislation extending the term of this preferential tax rate, all dividends received by such U.S. shareholders on our common stock in taxable years beginning after December 31, 2012, will be taxed at graduated tax rates otherwise applicable to income.

Risks Related to Our Business

        You should read the section entitled "Risk Factors" in the accompanying prospectus and in our 2011 Form 20-F for the fiscal year ended December 31, 2011, and similar sections in subsequent filings, which are incorporated by reference in this prospectus supplement, or similar sections in subsequent filings incorporated by reference in this prospectus supplement, for information on risks relating to our business.

Risks Related to Our Industry

        You should read the section entitled "Risk Factors" in the accompanying prospectus and in our 2011 Form 20-F for the fiscal year ended December 31, 2011, and similar sections in subsequent filings, which are incorporated by reference in this prospectus supplement, or similar sections in subsequent filings incorporated by reference in this prospectus supplement, for information on risks relating to our industry.

Cautionary Statement Regarding Forward-Looking Statements

        This prospectus supplement contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us. When used in this document, words such as "believe," "intend," "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the SEC, other information sent to our security holders and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under "Risk Factors" on page S-13 of this prospectus supplement and in the accompanying prospectus and the 2011 Form 20-F.

        These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

  •
  future payments of dividends and the availability of cash for payment of dividends;

  •
  future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

  •
  statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

  •
  statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

  •
  expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels' useful lives;

  •
  expectations about the availability of insurance on commercially reasonable terms;

  •
  our and our subsidiaries' ability to service and repay our debt;

  •
  our ability to obtain additional financing and to obtain replacement charters for our vessels;

  •
  assumptions regarding interest rates;

  •
  changes in production of or demand for oil and petroleum products, either globally or in particular regions;

  •
  greater than anticipated levels of new building orders or less than anticipated rates of scrapping of older vessels;

  •
  changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

  •
  changes in the rate of growth of the world and various regional economies;

  •
  risks incident to vessel operation, including discharge of pollutants;

  •
  unanticipated changes in laws and regulations; and

  •
  general economic conditions negatively impacting us.

        We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

 Use of Proceeds

        We estimate that the net proceeds from the sale of the Series A Participating Preferred Stock and the common stock offered in the Equity Offering and from the concurrent private placement, after deducting estimated offering expenses of approximately $3.5 million, will be approximately $66.5 million. We intend to use the proceeds from the Equity Offering and the concurrent private placement to (i) repay a portion of our indebtedness under our secured credit facilities, listed below, (ii) pay certain fees and expenses incurred in connection with the Equity Offering and the concurrent private placement and (iii) use the balance of the net proceeds to fund future growth and for general corporate purposes.

        As of March 19, 2012, we had approximately $25.1 million of outstanding indebtedness under our secured credit agreement with DVB Bank SE, London Branch, (the "DVB Credit Facility"), at an annual interest rate of LIBOR plus a margin of 2.75%. The maturity date of the DVB Credit Facility is March 1, 2016. The net proceeds of the DVB Credit Facility were used to fund the acquisition of the DHT Phoenix.

        As of March 19, 2012, we had approximately $31.6 million of outstanding indebtedness under our secured credit agreement with DNB Nor Bank ASA (the "DNB Credit Facility"), at an annual interest rate of LIBOR plus a margin of 2.50%. The maturity date of the DNB Credit Facility is May 27, 2016. The net proceeds of the DNB Credit Facility were used to fund the acquisition of the DHT Eagle.

 Market Price and Dividends on Common Stock

Market Information

        Our common stock is listed for trading on the New York Stock Exchange (the "NYSE") and is traded under the symbol "DHT". As of March 19, 2012, there were 64,495,155 shares of our common stock outstanding.

        The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the NYSE composite transaction tape, and quarterly dividend paid per share of our common stock. The last reported sale price of our common stock on the NYSE on March 16, 2012 was $1.25 per share.

	Price Range
			Dividend per Share
	High	Low
Year ended December 31, 2010
First Quarter	4.29	3.30	0.10
Second Quarter	4.89	3.75	0.10
Third Quarter	4.40	3.75	0.10
Fourth Quarter	4.99	4.02	0.10
Year ending December 31, 2011
First Quarter	5.12	4.37	0.10
Second Quarter	4.86	3.54	0.10
Third Quarter	3.90	2.01	0.03
Fourth Quarter	1.93	0.66	0.03
Year ending December 31, 2012
First Quarter(1)	1.28	0.74	—

	Price Range
	High	Low
Year ended:
December 31, 2007	18.73	11.64
December 31, 2008	12.61	3.25
December 31, 2009	6.74	3.39
December 31, 2010	4.89	3.51
December 31, 2011	5.15	0.66
Month ended:
September 30, 2011	2.80	2.01
October 31, 2011	1.93	1.56
November 30, 2011	1.52	0.82
December 31, 2011	1.06	0.66
January 31, 2012	1.09	0.74
February 29, 2012	1.28	1.03

(1)
For the period commencing January 1, 2012 through March 16, 2012.

 Dividend Policy

        We intend to continue to pay regular quarterly dividends to our capital stock holders in 2012. Our Board of Directors currently intends to declare quarterly dividends on all outstanding shares of common stock and Preferred Stock and expects that our quarterly dividends related to 2012 will be $0.02 per share of common stock.

        The declaration of dividends is subject to the discretion of our Board. Our Board will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our shareholders, the effect on our debt ratings and such other factors as our Board of Directors may deem relevant. Our existing indebtedness restricts, and our future credit facilities, other future debt obligations and statutory provisions may limit, or in some cases prohibit payment of dividends.

 Dilution

        After giving effect to (i) the sale of all 51,785,800 shares of common stock offered in the Equity Offering and 333,929 shares of Preferred Stock offered in the Equity Offering and concurrent private placement (including the Transaction Fee) and after deducting the estimated offering expenses payable by us and (ii) the exchange of such Preferred Stock for shares of common stock at an exchange rate of one share of Preferred Stock for 200 shares of common stock, existing holders of our common stock who receive their pro rata portion of the common stock and the Preferred Stock offered in the Equity Offering would have their ownership interests diluted such that a holder of our common stock who held one percent of our common stock before the Equity Offering would be reduced to holding approximately 0.92%. Additionally, on such as adjusted basis, existing holders of our common stock who do not participate in the Equity Offering would have their ownership interests diluted such that a holder of our common stock who held one percent of our common stock before the Equity Offering would be reduced to holding approximately 0.35%.

Capitalization

        The following table sets forth our capitalization as of December 31, 2011 and our capitalization on an "as adjusted" basis to give effect to the following:

  (i)
  the sale of 51,785,800 shares of our common stock in the Equity Offering;(1)

  (ii)
  the sale of 258,929 shares of Series A Participating Preferred Stock in the Equity Offering;(1)

  (iii)
  the sale of 53,571 shares of Series A Participating Preferred Stock in the concurrent private placement;(1)

  (iv)
  the payment of the Transaction Fee to the Backstop Investor in the form of 21,429 Series A Participating Preferred Stock;

  (v)
  the repayment of approximately $13.5 million of indebtedness; and

  (vi)
  other transaction expenses of approximately $3.5 million.

This table should be read in conjunction with our consolidated audited financial statements and the notes thereto in our Annual Report on Form 20-F filed with the SEC on March 19, 2012 and incorporated herein by reference. See "Incorporation by Reference".

Dollars in thousands	Actual	As Adjusted
Cash and cash equivalents	$42,624	$105,546

Total debt	280,570	266,992

Shareholders' Equity
Shares of Series A Participating Preferred Stock, par value $0.01 per share, 1,000,000 shares authorized and none outstanding at December 31, 2011; 333,929 shares as adjusted(1)	—	3
Shares of common stock, par value $0.01 per share, 125,000,000 shares authorized and 64,450,762 issued and outstanding at December 31, 2011; 116,236,562 shares as adjusted(1)	640	1,158
Capital in excess of par	308,727	384,706
Retained earnings	(102,164)	(102,164)
Accumulated other comprehensive income	(756)	(756)

Total stockholders' equity	206,447	282,947

Total capitalization	$487,017	$549,939

(1)
Assumes that the Record Date Holders fully subscribe in the Equity Offering. Alternatively, the Backstop Investor may be required to purchase in the concurrent private placement, pursuant to the Backstop Commitment, a number of shares of preferred stock equal to twice the number of Subscription Lots that are not purchased in the Equity Offering.

 The Equity Offering

        We are offering 51,785,800 shares of our common stock and 258,929 shares of our Series A Participating Preferred Stock (the "Preferred Stock" and, together with such common stock, the "Offered Shares") to our stockholders. The Offered Shares will be offered in this offering, which we refer to as the "Equity Offering", only in integral multiples of one round lot consisting of 200 shares of our common stock and one share of our Preferred Stock (a "Subscription Lot").

        Each of our holders of record, as described below, as of 5:00 p.m., New York City time, on March 29, 2012 (such time, the "Record Date") will receive, for every 250 shares of common stock it owned as of the Record Date, one non-transferable subscription privilege (a "Subscription Privilege") entitling it (a) to purchase one Subscription Lot at a purchase price of $280 (the "Basic Subscription Privilege") and, (b) if such holder fully exercises all of its Basic Subscription Privileges, to exercise the oversubscription privilege as described under "The Equity Offering—Oversubscription Privilege" (the "Oversubscription Privilege"). While each share of common stock held as of the Record Date would entitle a holder to approximately 0.004 of one Subscription Privilege, fractional interests will be rounded down to the nearest whole Subscription Privilege and no shareholder will be entitled to receive a fractional interest in a Subscription Privilege. As a result, any holder who holds less than 250 shares of common stock will not receive a Subscription Privilege.

        We will determine the holders of record entitled to receive Subscription Privileges (such holders, the "Record Date Holders") as the ultimate holders of record as reflected on the books and records of The Depository Trust Company ("DTC") and DTC participants, as well as our registered holders other than DTC, in each case, as of the Record Date. In connection with the exercise of any Subscription Privilege, each Record Date Holder will make certain agreements and representations as set forth herein.

        The Basic Subscription Privilege and the Oversubscription Privilege will each expire and have no value if not properly exercised by 5:00 p.m., New York City time, on April 27, 2012.

        As described below under "—Investment Agreement—Concurrent Private Placement/Backstop Purchase," the Equity Offering is being conducted concurrently with a private placement of Preferred Stock with Anchorage Illiquid Opportunities Offshore Master III, L.P., a fund managed by Anchorage Capital Group, L.L.C. (the "Backstop Investor"). The concurrent private placement is being conducted on a private, non-registered basis.

Subscription Lots

        There are an aggregate of 258,929 Subscription Lots being offered in the Equity Offering.

Subscription Price

        The price for each Subscription Lot is $280, representing a purchase price of $0.70 per share of common stock and $140 per share of Preferred Stock, which was set by our Board after negotiations with the Backstop Investor. In approving the purchase price, the Board considered the following factors, among other things:

  •
  the historical and then-current market price of our common stock, including that the purchase price represented an approximately 37.5% discount to the volume weighted average price of our common stock for the two week period ended March 16, 2012;

  •
  the fact that Record Date Holders may oversubscribe to the Equity Offering;

  •
  the level of execution risk associated with raising capital through the Equity Offering with the Backstop Commitment and the Additional Purchase Commitment;

  •
  the terms, expenses and execution risk of the Equity Offering relative to other alternatives for raising capital;

  •
  the potential dilutive effects on Record Date Holders;

  •
  the size of the Equity Offering and the concurrent private placement; and

  •
  the general condition of the securities market.

        You should not consider the purchase price to be an indication of the fair value of the shares of common stock or Preferred Stock offered in the Equity Offering. The market price of our common stock may decline during or after the Equity Offering. You may not be able to sell the common stock or the Preferred Stock you purchase in the Equity Offering (or any common stock received upon exchange of the Preferred Stock) at a price that is equal to or greater than $0.70 per share of common stock or $140 per share of Preferred Stock.

Aggregate Size; Final Offering Size; Private Placement Size

        The "Aggregate Size" of the Equity Offering and concurrent private placement is approximately $80,000,000.

        The "Final Offering Size" of the Equity Offering will be an amount equal to the number of Subscription Lots (258,929 lots less the number of Subscription Lots that are not purchased in the Equity Offering) purchased in the Equity Offering multiplied by the per Subscription Lot price ($280).

        The "Private Placement Size" of the concurrent private placement will be the sum of (i) the Backstop Commitment (which consists of the purchase of a number of shares of Preferred Stock equal to twice the number of offered Subscription Lots that are not purchased in the Equity Offering at a price of $140 per share) and (ii) the Additional Purchase Commitment (an additional 53,571 shares of Preferred Stock purchased at $140 per share).

        The Aggregate Size will equal the Final Offering Size plus the Private Placement Size. If no Record Date Holders purchase any of the Offered Shares, then the Aggregate Size will equal the Private Placement Size.

Shares Outstanding Before and After the Equity Offering

        64,495,155 shares of our common stock were outstanding as of March 19, 2012.

        Immediately following the consummation of the Equity Offering and the concurrent private placement (including payment of the Transaction Fee), assuming the Offered Shares are fully subscribed, we expect that 116,280,955 shares of common stock and 333,929 shares of Preferred Stock will be issued and outstanding. If no Record Date Holders subscribe, we expect that 64,495,155 shares of our common stock will remain outstanding and 592,858 shares of Preferred Stock will be issued and outstanding.

        Following the consummation of the Equity Offering and the concurrent private placement (including payment of the Transaction Fee), and upon the exchange of all shares of Preferred Stock for shares of common stock, and assuming there are no adjustments made to the exchange rate based on the unpaid cumulative dividends owed to the Preferred Stock holders, we expect that 118,571,600 additional shares of common stock will be issued in connection with such exchange (resulting in there being 183,066,755 total shares of common stock issued and outstanding).

Basic Subscription Privilege

        Subject to the restrictions described herein, each Record Date Holder may subscribe for one Subscription Lot, at a purchase price of $280, for each Subscription Privilege it receives. A Record

Date Holder must subscribe for a whole number of Subscribed Lots. Any subscription for a partial lot will be rounded down to the nearest whole number.

Oversubscription Privilege

        Record Date Holders who fully exercise all of their Basic Subscription Privileges will be entitled to subscribe for any Subscription Lots that remain unsubscribed after the exercise of all Basic Subscription Privileges (such unsubscribed Subscription Lots, the "Excess Subscription Lots"), up to a cap of, when taken together with the Subscription Lots purchased pursuant to such holder's Basic Subscription Privilege, 45,720 Subscription Lots (the "Oversubscription Cap"), subject to certain limitations and the allotment described below. We refer to the number of Subscription Lots subscribed for by a Record Date Holder pursuant to such Record Date Holder's Oversubscription Privilege as such holder's "Oversubscription Lots."

        If there is a sufficient number of Excess Subscription Lots available to fully satisfy the Oversubscription Lots subscribed for by all Record Date Holders, the subscription of each Record Date Holder for Oversubscription Lots will be honored in full, subject to the applicable Oversubscription Cap. If insufficient Subscription Lots are available to fully satisfy the Oversubscription Lot subscriptions of all Record Date Holders, then each Record Date Holder that oversubscribed will be allocated its pro rata portion of the Excess Subscription Lots. For the purposes of this paragraph, "pro rata portion" means the product, rounded down to the nearest whole number, of the number of Excess Subscription Lots multiplied by the quotient determined by dividing (x) such Record Date Holder's Oversubscription Lots by (y) the aggregate Oversubscription Lots of all Record Date Holders. In addition, we reserve the right, to be exercised in our sole and absolute discretion, to limit the exercise of any Oversubscription Privilege to ensure that no Record Date Holder, together with its affiliates and certain groups of shareholders to which such Record Date Holder belongs, would beneficially own more than 9.99% of the aggregate voting power of our outstanding capital stock after giving effect to the Equity Offering and the concurrent private placement or to avoid any adverse U.S. federal income tax consequences.

        In the event that, after the allocation of the Excess Subscription Lots described above, there remain Excess Subscription Lots that have not been allocated (because of rounding or otherwise), the subscription agent shall allocate (by random allocation or such other process as the subscription agent shall select in its sole discretion) each remaining Excess Subscription Lot among those Record Date Holders not allocated all of its Oversubscription Lots subject to the Oversubscription Cap.

        In order to properly exercise your basic subscription and oversubscription privileges (collectively, your "subscription privileges"), you must deliver the full subscription payment prior to the expiration of the Equity Offering on the Expiration Date. Because we will not know the total number of Subscription Lots to be allocated to each Record Date Holder prior to the expiration of the Equity Offering, if you wish to maximize the number of shares of common stock and Preferred Stock you purchase pursuant to your basic and oversubscription privileges, you will need to deliver payment in an amount equal to the aggregate subscription for the maximum number of Subscription Lots available to you assuming that no holders other than you have purchased any shares pursuant to their Subscription Privileges.

        We can provide no assurance that you will actually be entitled to purchase the number of shares of common stock and Preferred Stock you subscribe for pursuant to your Subscription Privileges at the expiration of the Equity Offering. We will not be able to satisfy your exercise of the oversubscription privilege if all holders exercise their basic and oversubscription privileges in full or, in certain circumstances, if certain Record Date Holders exercise their basic and oversubscription privileges in part or in full, and we will only honor the oversubscription privilege to the extent sufficient shares are available following the exercise of the Subscription Privileges and subject to the other terms and conditions herein.

        Our transfer agent will credit your account with shares of common stock and Preferred Stock or (if you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee) credit your account at your holder of record with shares of common stock and Preferred Stock purchased with the Basic Subscription Privilege and the Oversubscription Privilege as soon as practicable after the expiration of the Equity Offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Exchange of Preferred Stock

        Each share of Preferred Stock will, on the date that is the later of June 30, 2013 and 30 days following the Requisite Shareholder Approval (as defined below) and the Authorized Shares Amendment, automatically be exchanged for a number of shares of common stock in accordance with the Exchange Rate (as defined below). In the event such approval and the Authorized Shares Amendment are obtained prior to June 30, 2013, each holder of Preferred Stock will have the right to exchange all (but not less than all) of its Preferred Stock for common stock at the then-applicable Exchange Rate (as defined below). "Requisite Shareholder Approval" means approval by the holders of our common stock and Preferred Stock voting as a single class, and the holder of our common stock voting separately, of the authorization and issuance of all additional shares of common stock issuable upon exchange of all shares of Preferred Stock for shares of common stock at the Exchange Rate. See "Description of Series A Participating Preferred Stock—Exchange of Preferred Stock—Mandatory Exchange" and "—Exchange at the Option of the Holder" for a more detailed description of the Preferred Stock's exchange rights.

Reasons for the Equity Offering

        The tanker industry is currently in the midst of a significant cyclical downturn. We believe that an equity infusion at this time will better position us to take advantage of the opportunities created by current market conditions. We also believe that raising additional capital at this time provides us with a buffer should market conditions continue to worsen.

        Over the past few months, our Board and management, together with our advisors, have evaluated various capital and structural alternatives and have concluded that an equity offering to our existing shareholders provides the best means to meet the company's capital needs. Other potential sources of capital, such as a marketed registered offering to new stockholders or a block trade, would be extremely dilutive to the company's existing shareholders. On the other hand, our Board and management concluded that an offering to existing shareholders, absent a backstop commitment, created significant execution risk for the company. Accordingly, we sought an investor that shared the views of our Board and management regarding the investment opportunity present in today's tanker market and that would be willing to make a significant equity contribution to the company, in the form of a fixed commitment and in the form of a backstop commitment for an equity offering to existing stockholders.

        In reaching its decision to approve the Investment Agreement and the Equity Offering, our Board considered a number of factors, including the following:

  •
  the price at which we believe our shareholders would be willing to participate in the Equity Offering and the other pricing factors listed above under "—Subscription Price";

  •
  our need for liquidity and additional capital;

  •
  the costs and expenses of the Equity Offering and alternative transactions;

  •
  the likelihood of a change of control transaction on favorable terms; and

  •
  the fact that all of our shareholders are entitled to participate in the Equity Offering.

        Prior to concluding that the Investment Agreement and the Equity Offering were in the company's best interest, our Board also considered the likelihood of repaying portions of certain indebtedness and obtaining concessions or waivers from existing lenders on acceptable terms in the absence of raising capital.

Investment Agreement

        On March 19, 2012, we entered into the Investment Agreement with the Backstop Investor, pursuant to which we agreed to use commercially reasonable efforts to commence the Equity Offering as promptly as practicable. Further, the Investment Agreement sets forth, among other things, the general terms and conditions of the Equity Offering and the concurrent private placement, including the participation and equity commitments of the Backstop Investor.

        In addition to setting forth the terms of the Equity Offering and the concurrent private placement, the Investment Agreement also includes certain other agreements and commitments as described below. The Investment Agreement is an exhibit to the Current Report on Form 6-K furnished to the SEC on March 19, 2012.

        The price per share of Preferred Stock paid by the Backstop Investor pursuant to the Backstop Commitment and the Additional Purchase Commitment will be equal to $140 (and therefore will be equal to the price per share of Preferred Stock paid by the Record Date Holders in the Equity Offering).

  Concurrent Private Placement/Backstop Purchase

        Concurrent with the Equity Offering, we will be conducting a private placement of Preferred Stock to the Backstop Investor. Subject to the terms and conditions set forth in the Investment Agreement, the Backstop Investor has agreed to purchase a number of shares of Preferred Stock equal to twice the number of offered Subscription Lots that are not purchased in the Equity Offering at a price of $140 per share (the "Backstop Commitment").

        In addition, under the terms and conditions of the Investment Agreement, the Backstop Investor has committed to purchase, separately and in addition to the Backstop Commitment, 53,571 shares of Preferred Stock at the price of $140 per share (the "Additional Purchase Commitment").

        Subject to certain conditions as described in more detail herein, the maximum gross proceeds expected to be raised by the concurrent private placement is $80,000,000. Any shares of Preferred Stock purchased by the Backstop Investor will be purchased directly from us on a private basis and are not being registered pursuant to the registration statement of which this prospectus supplement is a part.

  Transaction Fee

        In connection with the Backstop Commitment and the Additional Purchase Commitment, we have agreed to pay the Backstop Investor a transaction fee in an amount equal to, and in the form of, 21,429 shares of Preferred Stock (the "Transaction Fee"), which amount represents approximately 3.75% of the proposed value of the Equity Offering and concurrent private placement. Such shares of Preferred Stock are being paid on a private basis and are not being registered pursuant to the registration statement of which this prospectus supplement is a part.

  Other Fees and Expenses Paid or Payable to the Backstop Investor

        On February 17, 2012, we entered into an agreement to pay the Backstop Investor $100,000 as a pre-paid reimbursement expense plus $175,000 in additional expenses, in each case for work and services performed in connection with the Backstop Commitment and the Additional Purchase Commitment.

        Separately, in the event we terminate the Investment Agreement to pursue a Change of Control Proposal (as defined below), we would be required to pay to the Backstop Investor a break-up fee in cash equal to $2,000,000. In the event the contemplated transactions are not consummated within 75 days of the date of the Investment Agreement, the Backstop Investor has not materially breached any of its covenants under the Investment Agreement and no representation or warranty made by the Backstop Investor is, at that time, untrue or incorrect in any material respect, we would be required to pay to the Backstop Investor a break-up fee in cash equal to $1,000,000.

  Backstop Investor's Ownership

        As of March 19, 2012, neither the Backstop Investor nor any of its affiliates owned any shares of our common stock.

  Conditions to Backstop Investor's Obligations

        The Backstop Investor's obligations under the Investment Agreement are subject to customary conditions, including the following: (i) payment of the Transaction Fee, (ii) we shall have duly adopted and caused to be filed with the Registrar of Companies of the Republic of the Marshall Islands the certificate of designation for the Preferred Stock, (iii) no material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and certain subsidiaries as a whole shall have occurred since the date of the Investment Agreement; (iv) no provision of any applicable law or judgment, order or decree shall be in effect that prohibits the contemplated transactions and (v) no action or proceeding seeking such judgment, order or decree is threatened in writing or pending.

  Change of Control Proposal

        We are permitted to terminate the Investment Agreement in order to enter into definitive documentation to effect certain unsolicited change of control transactions (a "Change of Control Proposal"). In connection with any such termination, we would then be required to pay to the Backstop Investor an aggregate break-up fee in cash equal to $2,000,000.

  Termination

        The Investment Agreement may be terminated at any time prior to the closing of the concurrent private placement:

  •
  by mutual agreement of the Backstop Investor and us;

  •
  by either party in the event the concurrent private placement does not occur within 75 days of the date of the Investment Agreement;

  •
  by either party, if any governmental entity shall have taken any final, non-appealable action prohibiting any of the contemplated transactions;

  •
  by us in order to enter into a definitive agreement to effect a Change of Control Proposal; and

  •
  by either party if the other party fails to perform in all material respects any of its obligations contained in the Investment Agreement or any of the other party's representations or warranties in the Investment Agreement fails to be true and correct, subject to certain conditions including materiality and cure period.

  Indemnification

        Under the Investment Agreement, we have agreed to indemnify and hold harmless the Backstop Investor and certain of its related persons with respect to losses arising out of any untrue statement in the registration statement for the Equity Offering. The Backstop Investor has agreed to indemnify us and certain of our related persons for losses arising out of any untrue statement relating to information provided by the Backstop Investor for use in the registration statement for the Equity Offering.

  Requisite Shareholder Approval

        Pursuant to, and in accordance with, the Investment Agreement, we will use commercially reasonable efforts to obtain the Requisite Shareholder Approval. Unless and until the Requisite Shareholder Approval is obtained, no shares of Preferred Stock will be exchangeable for shares of common stock. We intend to seek the Requisite Shareholder Approval as soon as practicable following closing of the Equity Offering and the concurrent private placement.

Investor Rights Agreement

        In connection with the closing of the Equity Offering and the concurrent private placement, we will enter into an investor rights agreement with the Backstop Investor (the "Investor Rights Agreement"), setting out certain rights and obligations of the Backstop Investor and us. The Investor Rights Agreement is attached to the Investment Agreement which is an exhibit to the Current Report on Form 6-K furnished to the SEC on March 19, 2012.

        As used in the description below, the terms set forth below are defined as follows:

          "Initial Expiration Time" means the earliest of (i) June 30, 2013, (ii) the date that all of the Preferred Stock held by the Investor Parties are exchanged for common stock (the "Investor Exchange Date") and (iii) the date on which the percentage of the aggregate voting power of our outstanding capital stock beneficially owned by the Investor Parties (the "Investor Percentage Interest") falls below 7.2%, disregarding voting stock issued to our officers and employees pursuant to the compensation (including incentive compensation) programs.

          "Extended Expiration Time" means any time from and after the Initial Expiration Time that the Investor Parties beneficially own less than 20% of the voting power of our outstanding capital stock.

          "Investor Party" means Anchorage Capital Group, L.L.C., the Backstop Investor and each of their respective affiliates and managed funds.

  Board Representation

        The Investor Rights Agreement provides the Backstop Investor with certain governance rights, subject to certain conditions described therein, including the following:

  •
  The right to designate for appointment upon the consummation of the Equity Offering (and, at the expiration of such director's term, prior to the Extended Expiration Time, designate for nomination) one director to our Board. If such director is not reelected in 2012 and the Backstop Investor has no designees on our Board, then prior to the Extended Expiration Time, the Backstop Investor may appoint a Board observer.

  •
  The right to designate for appointment (and, at the expiration of such director's class term, prior to the Extended Expiration Time, if the Requisite Shareholder Approval is not obtained by such time, designate for nomination) an additional director to our Board in the event that the Requisite Shareholder Approval is not obtained by January 31, 2013.

  •
  The right to designate a director to serve as chair of an investment committee to be established and maintained by our Board.

  Approval Rights

        From the consummation of the Equity Offering until the Initial Expiration Time, the Backstop Investor's prior approval (in addition to any other Board or shareholder approval required) is required if we wish to (i) purchase any vessels, (ii) amend a Suezmax Bareboat Charter that materially reduces its term of such charter or the value of such charter to us or (iii) increase in the number of directors on our Board above seven.

        If the Investor Percentage Interest is 7.2% or greater, pursuant to the Investor Rights Agreement, we require written consent from the Backstop Investor in order to, prior to the Investor Exchange Date, amend our Amended and Restated Articles of Incorporation or Bylaws in a manner that disproportionately and adversely affects the Investor or Preferred Stock holders or amend the certificate of designation for the Preferred stock.

  Voting Agreement

        Until the Extended Expiration Time, the Backstop Investor will, will cause each Investor Party to and has given us its irrevocable proxy for any shares of our voting stock beneficially owned by an Investor Party (such shares of our voting stock, the "Investor Party Voting Stock") to:

  •
  cause all of the Investor Party Voting Stock to be present or represented by proxy for quorum purposes;

  •
  for any proposal related to the election or removal of directors, vote all of the Investor Party Voting Stock in favor of the management slate, including Backstop Investor designees described under "—Board Representation" above;

  •
  vote all of the Investor Party Voting Stock in favor of the Requisite Shareholder Approval; and

  •
  for any other business or proposal, (1) for two years from the date of the Investor Rights Agreement, vote in accordance with the recommendation of our Board all shares of the Investor Party Voting Stock and any of our capital stock beneficially owned by any Shareholder Group to which any of the Investor Parties belong that represent in excess of 35% of the voting power of our capital stock (such shares, the "Excess Shares"), (2) thereafter (or in any instance where the obligation under clause (1) is invalid or unenforceable), vote their Excess Shares in the same proportion as the votes cast for such business or proposal and (3) vote the Investor Party Voting Stock other than the Excess Shares in the sole discretion of the Backstop Investor.

  Standstill; Transfer Restrictions

        The Investor Rights Agreement provides that, until the Extended Expiration Time, subject to certain exceptions set forth in the Investor Rights Agreement, the Backstop Investor and its affiliates will not acquire, agree to acquire or propose to acquire shares, or rights or options to acquire shares, of our voting stock.

        In addition, for the same period, the Backstop Investor will not, and will not permit its affiliates to, enter into any joint venture, arrangement or understanding relating to the Preferred Stock acquired in the concurrent private placement. Prior to the Initial Expiration Time, the Backstop Investor will not, and will not permit its affiliates to, transfer any portion or interest in such acquired shares without our prior consent other than to an affiliate. After the Initial Expiration Time, the Backstop Investor will not transfer any shares of our voting stock without our prior consent to any person or group that would immediately thereafter own 10% or more of our voting stock.

  Registration Rights

        We have agreed to provide certain customary registration rights to the Backstop Investor in connection with the common stock it receives upon the exchange of the Preferred Stock it acquires in the concurrent private placement (including the payment of the Transaction Fee). Our obligations pursuant to such registration rights, however, do not become effective until the Initial Expiration Time.

  Failure to Obtain Requisite Shareholder Approval

        Pursuant to the Investor Rights Agreement, if Requisite Shareholder Approval is not obtained by January 31, 2013, then beginning on February 1, 2013 and ending on the date the Requisite Shareholder Approval is obtained (the "Cumulative Dividend Period"), the Company shall not declare or make, or agree to pay or make cash dividends in respect of the common stock in excess of $0.01 per share per annum. Additionally during the Cumulative Dividend Period, pursuant to the terms of the Preferred Stock, the dividends payable on the Preferred Stock will accrue at a rate of 8.00% per annum on the purchase price of $140 per share of Preferred Stock. See "—Description of Series A Participating Preferred Stock—Dividends and Other Distributions".

        Under the Investment Agreement and the Investor Rights Agreement, we must use commercially reasonable efforts to obtain shareholder approval of the authorization of all shares of common stock issuable in connection with the mandatory exchange of all shares of Preferred Stock. To that end, we will prepare and distribute a proxy statement in connection with a shareholders' meeting to be called for such purpose.

Listing

        Shares of our common stock are currently listed on the New York Stock Exchange (the "NYSE") under the symbol "DHT". Under Marshall Islands law, our shareholders are not required to approve the issuance of the Offered Shares. An application for listing of the shares of common stock offered hereby will be filed promptly with the NYSE. We expect that the NYSE will approve the listing of such common stock shares, subject to official notice of issuance to be provided by American Stock Transfer & Trust Company, LLC. American Stock Transfer & Trust Company, LLC will provide such notice upon issuance of such common stock shares. Though we expect the NYSE to approve the listing of such common stock shares, there can be no assurance that such approval will be obtained and, as a technical matter, such listing will not be effective until the NYSE receives official notice of issuance from American Stock Transfer & Trust Company, LLC.

        The Preferred Stock will not be listed for trading on any stock exchange.

Expiration Date and Amendments

        The subscription period during which you may subscribe for Offered Shares expires at 5:00 p.m., New York City time, on April 27, 2012, which is the Expiration Date of the Equity Offering. If you do not subscribe for Offered Shares prior to that time, your ability to participate in the Equity Offering will expire and you will no longer be able to purchase Offered Shares. We will not be required to issue shares of common stock or Preferred Stock to you if the subscription agent receives your subscription form or your subscription payment after that time, regardless of when the subscription form and subscription payment were sent. If you are a beneficial owner of shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not be considered to have subscribed to the Equity Offering unless the subscription agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date.

        Subject to the terms of the Investment Agreement and the consent of the Backstop Investor, we reserve the right to amend or modify any other terms of the Equity Offering.

Termination

        We reserve the right to terminate the Equity Offering at any time before the Expiration Date for any reason. The concurrent private placement may only be terminated under certain circumstances. See "—Investment Agreement—Termination". If we terminate the Equity Offering, all Subscription Privileges will expire without value and the only obligation that we and the subscription agent will have with respect to Subscription Privileges that have been exercised will be to return any subscription payments the subscription agent has received, without interest, as soon as practicable.

Transferability of Subscription Privileges

        Your ability to subscribe to the Equity Offering is non-transferable and, therefore, you may not sell, transfer or assign your Subscription Privileges to anyone. The subsequent transfer after the Record Date of shares of common stock in respect of which Subscription Privileges were granted will not have any effect on the selling stockholder's Subscription Privileges.

Method of Subscribing for Offered Shares

        Your Subscription Privilege to subscribe to the Equity Offering is evidenced by a subscription form, which will either be a physical certificate or electronic certificate issued through the facilities of the subscription agent. Except as described below under "Foreign Shareholders," the subscription forms will be delivered to record holders or, if a shareholder's common stock or Preferred Stock is registered in the name of a broker, dealer, custodian bank or other nominee, on his, her or its behalf, to such broker, dealer, custodian bank or other nominee. The exercise of Subscription Privileges is irrevocable and may not be cancelled or modified. Provided that you complete the subscription form and submit payment for your Subscribed Lots, each in accordance with the subscription procedures set forth herein, and subject to certain limitations on the number of Subscription Lots for which you may subscribe (including your Oversubscription Cap and the allocation process described under "The Equity Offering—Oversubscription Privilege") and our right to terminate the Equity Offering at any time, your offer to purchase your Subscribed Lots is hereby accepted.

        In submitting the subscription form or other documentation to subscribe for any Subscription Lots, each Record Date Holder agrees, represents and warrants (and in any electronic submission of a subscription form, each Record Date Holder will be deemed to have agreed, represented and warranted) that, after giving effect to the purchase of any Offered Shares by such Record Date Holder, its affiliates and its Shareholder Group (as defined below) in the Equity Offering (including any Offered Shares purchased pursuant to the Oversubscription Privilege), as of May 2, 2012, the Record Date Holder, together with its affiliates and any Shareholder Group to which such Record Date Holder belongs, will not beneficially own more than 18,288,368 shares of our common stock (with each share of Preferred Stock purchased in the Equity Offering being deemed to be equal to 200 shares of common stock). "Shareholder Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of voting stock.

  Record Holders

        Registered holders of shares of our common stock, who were Record Date Holders on the Record Date, may participate in the Equity Offering by completing and signing the subscription form and delivering the completed and duly executed subscription form, together with any required signature guarantees and the full subscription payment, to the subscription agent at the address set forth below under "—Subscription Agent". Completed subscription forms and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on the Expiration Date of the Equity Offering.

  Beneficial Owners

        If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee and you wish to subscribe to the Equity Offering, you should instruct your broker, dealer, custodian bank or other nominee to subscribe on your behalf by delivering all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. We will ask your record holder to notify you of the Equity Offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder. Your Subscription Privileges will not be considered exercised unless the subscription agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date.

        Brokers, dealers, custodian banks or other nominee holders of Subscription Privileges will be required to certify to the subscription agent, before any basic subscription privilege or oversubscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Subscription Lots subscribed for pursuant to the basic and oversubscription privileges by such beneficial owner.

  Nominees

        Nominees, such as brokers, dealers, custodian banks or other nominees, who hold shares of common stock for the account of others, should notify the respective beneficial owners as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the Subscription Privileges. If the beneficial owner so instructs, the nominee should exercise the Subscription Privileges on behalf of the beneficial owner and deliver all documents and payment prior to 5:00 p.m., New York City time, on the Expiration Date.

        Whether you are a record holder or hold through a broker, dealer, custodian bank or other nominee, we will not be obligated to honor your exercise of Subscription Privileges if the subscription agent receives the documents relating to your exercise from you or from your nominee, as applicable, after the expiration of the Equity Offering, regardless of when you transmitted the documents.

Payment Method

        Payments must be made in full in U.S. currency by certified or cashier's check payable to American Stock Transfer & Trust Company, LLC, the subscription agent, drawn upon a U.S. bank or by wire transfer of immediately available funds to accounts maintained by the subscription agent. Such payment will be deemed to have been received by the subscription agent immediately upon receipt.

        You must provide payment for the maximum number of Subscription Lots that may be purchased for the aggregate subscription price payment received by the subscription agent. If your full subscription price payment is not applied to your purchase, the subscription agent will return to you by mail or similarly prompt means, or as otherwise instructed by us, the excess amount, without interest or penalty, as soon as practicable after the settlement date.

        Payment received after the expiration of the Equity Offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable.

        Personal checks will not be accepted.

        You should read the instruction letters accompanying the subscription form carefully and strictly follow them. DO NOT SEND SUBSCRIPTION FORMS OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription form (delivered by you or your nominee) and payment of the full subscription payment amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

        The method of delivery of subscription forms and payment of the subscription payment amount to the subscription agent will be at the risk of the holders of Subscription Privileges. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. If you are a beneficial owner, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the Equity Offering. We are not responsible if your broker, dealer, custodian bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the Equity Offering.

        Unless a subscription form provides that the shares of common stock and Preferred Stock are to be delivered to the applicable record holder or such certificate is submitted for the account of a bank or a broker, signatures on such subscription form must be guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

        If you do not indicate the number of Subscription Lots being purchased (either under your basic subscription privilege or your oversubscription privilege), or the subscription agent does not receive the full subscription payment for the number of Subscription Lots that you indicate are being purchased, then you will be deemed to have exercised your Subscription Privileges to purchase the maximum number of Subscription Lots that may be purchased with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of Subscription Lots, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Validity of Subscriptions

        We will resolve in our sole discretion all questions regarding the validity and form of the exercise of your Subscription Privileges, including time of receipt and eligibility to participate in the Equity Offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Equity Offering, only when a properly completed and duly executed subscription form and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the Equity Offering will be final and binding.

Subscription Agent

        The subscription agent for the Equity Offering is American Stock Transfer & Trust Company, LLC. If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your applicable subscription documents to your broker, dealer, custodian bank or other nominee. If you are a record holder, then the address to which subscription documents, subscription forms and subscription payments should be mailed or delivered is:

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        If you deliver subscription documents, subscription forms or subscription payments in a manner different from that described in this prospectus supplement, we may not honor the exercise of your Subscription Privileges.

Information Agent

        The information agent for the Equity Offering is Georgeson Inc. You should direct any questions or requests for assistance concerning the method of subscribing for shares of common stock and Preferred Stock or for additional copies of this prospectus supplement to the information agent at the below address:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Banks and brokerage firms: (212) 440-9800
Shareholders and all others, toll-free: (888) 566-3252
Email: dht@georgeson.com

        Record Date Holders may also contact their broker, dealer, custodian bank or other nominee for information with respect to the Equity Offering.

Fees and Expenses

        We will pay all fees and expenses of the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Subscription Privileges.

Return of Funds

        If the Equity Offering is terminated for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

        If you are not allocated the full amount of shares for which you subscribe, you will receive a refund of the portion of the subscription price, without interest or penalty, that you delivered for those shares of our common stock and Preferred Stock that are not allocated to you. The subscription agent will mail or similarly prompt means, or as otherwise instructed by us, such refunds as soon as practicable after the completion of the Equity Offering.

Foreign Shareholders

        We will not mail the subscription forms to record holders with addresses that are outside the United States or that have a military post office or foreign post office address. The subscription agent will hold these subscription forms for their account. To subscribe to the Equity Offering, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the Equity Offering and demonstrate to the satisfaction of the subscription agent that the exercise of such Subscription Privileges does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

        Once you submit the subscription form to subscribe to the Equity Offering or, if you are a beneficial owner of shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, your Subscription Privileges are exercised on your behalf by your nominee, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Subscription Privileges are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not subscribe to the Equity Offering unless you are certain that you wish to purchase shares of common stock and Preferred Stock.

Regulatory Limitation

        We will not be required to issue to you shares of common stock or Preferred Stock pursuant to the Equity Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares of common stock or Preferred Stock and if, at the time the Equity Offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Considerations

        For U.S. federal income tax purposes, you should not recognize income, gain or loss in connection with the offering of shares of our common stock and Preferred Stock pursuant to the Equity Offering. You are urged to consult your own tax advisors regarding the specific tax consequences to you in connection with your participation in the Equity Offering. See "Tax Considerations—U.S. Federal Income Tax Considerations".

No Recommendation to Shareholders

        Our Board is making no recommendation regarding whether you should subscribe to the Equity Offering. You are urged to make your decision based on your own assessment of our business and the Equity Offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock and Preferred Stock.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

        The following table sets forth the historical ratios of combined fixed charges and preference dividends to earnings for the periods indicated.

	Year Ended December 31 [IFRS except as noted]
	2011		2010	2009	2008	2007(1)
Ratio of earnings to combined fixed charges and preferred dividends(2)	—	(3)	1.37	1.82	2.92	2.90

(1)
Financial statements for Year Ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles.

(2)
For purposes of calculating the ratios of earnings to combined fixed charges and preference dividends:

•
"earnings" consist of pre-tax income from continuing operations prepared under IFRS which includes non-cash unrealized gains and losses on derivative financial instruments plus fixed charges net of capitalized interest and capitalized amortization of deferred financing fees, if any;

•
"fixed charges" represent interest incurred whether expensed or capitalized and amortization of deferred financing costs whether expensed or capitalized and accretion of discount, if any; and

•
"preference dividends" refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of the dividend divided by the difference between one and the effective income tax rate applicable to continuing operations. We currently have no required dividend payments.

  The ratio of earnings to fixed charges and preference dividends is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our secured credit facilities or Preferred Stock and we believe it is not a ratio generally used by investors to evaluate our overall operating performance.

(3)
The ratio of earnings to fixed charges and preference dividends for this period was negative.

 Description of Series A Participating Preferred Stock

        The following description is a summary of the material terms of the certificate of designation for our Series A Participating Preferred Stock (the "Preferred Stock"), par value $0.01 per share. A form of the certificate of designation, filed as Annex I to Exhibit 10.1 of our Current Report on Form 6-K furnished with the SEC on March 19, 2012. The following summary of the material provisions of the Preferred Stock does not purport to be complete. We urge you to read the certificate of designation establishing the Preferred Stock because it, and not this description, defines your rights as holder of Preferred Stock. See also our Registration Statement on Form 8-A, filed with the SEC on October 7, 2005, for a description of general terms applicable to the Preferred Stock, a description of our common stock and certain provisions of Marshall Island law.

General

        In connection with the Equity Offering and the concurrent private placement (including the Backstop Commitment, the Additional Purchase Commitment and the Transaction Fee), our Board will designate and issue up to 592,858 shares of Preferred Stock.

        Upon the satisfaction of certain conditions and subject to adjustments described herein, each share of Preferred Stock is exchangeable at the holder's option at any time prior to June 30, 2013, for shares of our common stock as described below under "—Exchange of Preferred Stock—Exchange at the Option of the Holder". The shares of Preferred Stock are automatically exchanged, if certain conditions are met, for shares of common stock as described below under "—Exchange of Preferred Stock—Mandatory Exchange".

        When issued, the Preferred Stock (and any common stock issued upon the exchange thereof) will be fully paid and nonassessable. The holders of the Preferred Stock will have no preemptive or preferential right to purchase or subscribe to our shares, warrants or other securities of any class.

Ranking

        The Preferred Stock with respect to dividend rights and rights upon our liquidation, winding-up or dissolution ranks:

  •
  senior to all classes of our common stock and to each other class or series of capital stock established after the original issue date of the Preferred Stock (which we refer to as the "Issue Date"), the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class or series of capital stock, collectively, as "Junior Stock");

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  pari passu with any class or series of capital stock that ranks equally with the Preferred Stock with respect to both the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon a liquidation, winding-up or dissolution, including other series of Preferred Stock we may issue from time to time (we refer to each such class or series of capital stock, collectively, as "Parity Stock"); and

  •
  junior to classes or series of capital stock established after the Issue Date the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and all other series of preferred stock other than Junior Stock and Parity Stock (we refer to each such class or series of capital stock, collectively, as "Senior Stock");

        Without the consent of any holder of Preferred Stock, we may authorize, increase the authorized amount of or issue any class or series of Parity Stock or Junior Stock.

Dividends and Other Distributions

        Subject to applicable Marshall Islands law and the priority of any Senior Stock with respect to dividends, each share of Preferred Stock will participate with the common stock in all dividend payments and distributions in respect of the common stock (other than dividends and distributions of common stock or subdivisions of outstanding common stock) pro rata, based on each share of Preferred Stock being deemed, for dividend purposes, to be equal to the Dividend Factor. "Dividend Factor" is (i) from the Issue Date to and including December 31, 2012, 170 and (ii) from and including January 1, 2013 until the Exchange Date (defined below), 150, in each case subject to adjustment as described in "—Dividend and Participation Factor Adjustment" below. The "Exchange Date" is the date on which all shares of Preferred Stock have been exchanged for shares of common stock, whether by means of the optional exchange or the mandatory exchange as described below under "—Exchange at the Option of the Holder" or "—Mandatory Exchange". Such dividends will not be cumulative and will be paid or distributed to holders of record of shares of Preferred Stock on the payment or distribution date for the corresponding dividend or distribution on the common stock.

        Notwithstanding the foregoing, if the Requisite Shareholder Approval is not obtained by January 31, 2013, then during the period beginning on February 1, 2013 and ending on the date the Requisite Shareholder Approval is obtained (such period, the "Cumulative Dividend Period"), in lieu of the provisions of the prior paragraph, holders of Preferred Stock will instead be entitled to receive, when, as and if declared by the Board, cumulative cash dividends per share of Preferred Stock at a per annum rate of 8.00% of the purchase price of $140 per share of Preferred Stock (equivalent to an initial amount of $11.20 per annum per share). During the Cumulative Dividend Period, dividends on the Preferred Stock will be cumulative from February 1, 2013, will accrue whether or not we have earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. During the Cumulative Dividend Period, dividends payable on the Preferred Stock for any partial dividend period will be prorated. Any dividend payment made on the Preferred Stock during or after the Cumulative Dividend Period, other than a dividend payment payable pursuant to the previous paragraph due to a corresponding dividend or distribution on the common stock, shall be credited against the accrued and unpaid dividends due with respect to the outstanding shares of Preferred Stock. No interest or sums of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Preferred Stock that may be in arrears. Upon Requisite Shareholder Approval, the dividends described in this paragraph will immediately cease to accrue and holders shall regain their entitlement to receive dividends pursuant to the previous paragraph. However, the accrued and unpaid dividends will still be considered when adjusting the Exchange Rate (defined below).

        No dividend will be paid unless and until our Board or any authorized committee of our Board declares a dividend payable with respect to the Preferred Stock. The terms of our secured credit facilities may restrict our ability to declare or pay dividends or distributions on our capital stock, including the Preferred Stock and our common stock. Specifically, under most of our existing financing agreements, we may pay cash dividends and make other distributions on our capital stock, including the Preferred Stock, only if certain financial tests are met or certain exceptions are available. Our ability to declare and pay dividends may also be limited by Marshall Islands law. See Risk Factors, "We may not be able to pay cash dividends on the preferred stock". Dividends on the Preferred Stock will accrue and accumulate during the Cumulative Dividend Period if we fail to pay one or more dividends in any amount, whether or not declared and whether or not we are then legally prohibited under Marshall Islands law from paying such dividends. Accumulations of dividends on shares of the Preferred Stock will not bear interest.

Exchange of Preferred Stock

        For purposes of this "—Exchange of Preferred Stock" section, the following terms have the meanings set forth below:

          "Authorized Shares Amendment" means the amendment of the Articles of Incorporation to increase the number of authorized shares of common stock to permit the issuance of common stock in connection with the exchange of all outstanding shares of Preferred Stock at the time of such amendment into common stock.

          "Exchange Rate" is a ratio of one share of Preferred Stock for a number of shares of common stock determined by the product of (i) the quotient of (a) the Redemption Amount (as defined below) divided by (b) $140 multiplied by (ii) 200. The Exchange Rate is subject to certain customary anti-dilution adjustments in the event of any dividend or other distribution payable in stock, stock split, reverse split, certain other recapitalizations or similar transactions.

          "Requisite Shareholder Approval" means approval by the holders of our common stock and Preferred Stock voting as a single class, and the holders of our common stock voting separately, of the authorization and issuance of all additional shares of common stock issuable upon exchange of all shares of Preferred Stock for shares of common stock at the Exchange Rate.

          "Trading Day" means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not listed on the NYSE, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on NASDAQ or, if our common stock is not quoted on NASDAQ, on the principal other market on which our common stock is then traded.

  Exchange at the Option of the Holder

        If Requisite Shareholder Approval is obtained prior to June 30, 2013, then, following the date of the Authorized Share Amendment, each holder of Preferred Stock will have the right to exchange all (but not less than all) of its Preferred Stock for common stock at the then-applicable Exchange Rate (as defined below). In connection with any such optional exchange, we may, in our sole discretion, pay exchanging holders accumulated and unpaid dividends on their shares of the Preferred Stock, if any. See "—Cash Settlement of Accrued and Unpaid Dividends" below.

        The holder of the Preferred Stock must deliver and otherwise do each of the following during usual business hours at the offices of the transfer agent in order to exchange its Preferred Stock:

          (1)   complete and manually sign the exchange notice provided by the exchange agent, or a facsimile of such notice, and deliver such irrevocable notice to the exchange agent;

          (2)   surrender any certificate or certificates representing its shares of Preferred Stock to the exchange agent;

          (3)   if required by us or the transfer agent, furnish appropriate endorsements and transfer documents reasonably satisfactory to us and the transfer agent, as applicable; and

          (4)   if required, pay any stock transfer, documentary, stamp or similar taxes.

        We refer to the date on which a holder complies with the procedures in the immediately preceding sentence prior to the close of business of such day as the "Optional Exchange Date". On the Optional Exchange Date for a given holder, the Exchange Agent shall, on that holder's behalf, exchange that holder's Preferred Stock for shares of common stock.

  Mandatory Exchange

        On the date that is the later of June 30, 2013 and 30 days following the Requisite Shareholder Approval and the Authorized Shares Amendment (the "Exchange Event"), each outstanding share of Preferred Stock that has not previously been exchanged in an Optional Exchange will automatically be exchanged for a number of shares of common stock in accordance with the Exchange Rate.

        Immediately upon the occurrence of the Exchange Event, each share of Preferred Stock will be automatically canceled, dividends on such share of Preferred Stock shall cease to accrue, and such share will have no value other than the right to receive the applicable number of shares of common stock. The transfer agent will distribute the shares of common stock it receives upon the occurrence of the exchange event to such holders entitled to receive such distribution in proportion to the number of outstanding shares of Preferred Stock held by each such holder on the date of receipt or as soon as practicable thereafter.

        In connection with any such mandatory exchange, we may also pay exchanging holders accumulated and unpaid dividends on their shares of the Preferred Stock, if any. See "—Cash Settlement of Accrued and Unpaid Dividends" below.

  Cash Settlement of Accrued and Unpaid Dividends

        In connection with any optional exchange or mandatory exchange of Preferred Stock for our common stock as described above under "—Exchange at the Option of the Holder" or "—Mandatory Exchange", we may, in our sole discretion, on the date of such optional exchange or mandatory exchange, as applicable, elect to pay in cash an amount equal to all or a portion of any accrued and unpaid dividends as of such date on any share of Preferred Stock to be so exchanged, and in such event such cash payment shall be credited against the accrued and unpaid dividends on such share, and the Exchange Rate applicable to such share shall be adjusted down accordingly to reflect such cash payment.

  Record Holder as of Exchange Date

        The exchanging holder entitled to receive the common stock issuable upon the exchange of Preferred Stock shall be treated for all purposes as the record holder of such shares of common stock as of the close of business on the applicable Optional Exchange Date or the date of the Exchange Event, as applicable, notwithstanding that our share register shall then be closed or that certificates representing the common stock shares shall not then be actually delivered to such holder. In the event that a holder shall not by written notice designate the name in which shares of common stock to be issued upon the exchange of shares of Preferred Stock should be registered or the manner in which such shares should be delivered, we will be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on our records. Prior to the close of business on the date on which shares of Preferred Stock are exchanged for common stock shares, shares of common stock issuable upon exchange of, or other securities issuable upon exchange of, any shares of Preferred Stock shall not be deemed outstanding for any purpose, and holders of Preferred Stock shall have no rights with respect to the common stock or other securities issuable upon such exchange (including voting rights, rights to respond to tender offers for the common stock or other securities issuable upon exchange and rights to receive any dividends or other distributions on the common stock or other securities issuable upon exchange) by virtue of holding shares of Preferred Stock.

  Taxes; Costs

        The issuance and delivery of certificates for common stock upon the exchange of shares of Preferred Stock shall be made without charge to the exchanging holder or recipient of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby. Such certificate shall be issued or delivered in the respective names of, or in such names as may be directed by, holders of the shares of the Preferred Stock; provided, that we will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the relevant shares of the Preferred Stock and we shall not be required to issue or deliver such certificate unless or until the holder requesting such exchange shall have paid us the amount of such tax or shall have established to our reasonable satisfaction that such tax has been paid.

  Effect of Conversion

        On and after the date on which any shares of Preferred Stock are exchanged for common stock, such shares of Preferred Stock will automatically cancel, dividends on such shares of Preferred Stock shall cease to accrue and all rights of holders of such shares of Preferred Stock (including all rights to receive any accrued and unpaid dividends) will terminate except for the right to receive the whole shares of common stock issuable upon exchange thereof.

  Fractional Shares

        No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon exchange.

Mandatory Redemption

        In the event that the Requisite Shareholder Approval is not obtained by the 7th anniversary of the Issue Date, then, at any time thereafter, any holder or group of holders holding at least 7.2% of the outstanding shares of Preferred Stock shall have the right to cause us to redeem all (but not less than all) of such shares held by such holder or holders at a purchase price per share of Preferred Stock equal to the then-applicable Redemption Amount. "Redemption Amount" means, as of any date of determination, the sum of $140 and the amount of any accrued and unpaid cumulative dividends thereon as of such date, as may be adjusted pursuant to "—Cash Settlement of Accrued and Unpaid Dividends".

        Holders may request the redemption by delivering a redemption notice setting forth the proposed redemption date and the number of shares to be redeemed no later than 60 days but not more than 90 days before the proposed date of redemption.

        All shares of Preferred Stock called for redemption in accordance with this section shall no longer be deemed outstanding on the redemption date, dividends on the Preferred Stock called for redemption shall cease to accrue from and after the redemption date and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

Consolidation or Merger

        The certificate of designation provides that we may, without the consent of the holders of any of the outstanding Preferred Stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided that if we enter into any such transaction in which our common stock is exchanged for or changed into other stock or securities, cash or any other property, then each then-outstanding share of Preferred Stock will be similarly exchanged for or changed into other stock or securities, cash or any other property in an amount per share equal to the product of (i) the Participation Factor then in effect and (ii) the aggregate amount of stock, securities, cash or other property for which or into which any single share of our common stock is exchanged or changed in such transaction (assuming the holder of such share of common stock exercised any rights of election, if any, exercised by the holders of a majority (or plurality, if applicable) of our common stock and received per share the kind and amount of consideration equal to the weighted average of the types and amounts of consideration received by a majority (or plurality, if applicable) of similarly electing (or non-electing, as applicable) holders).

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, each share of Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of Junior Stock (including common stock), but after any distribution on any class of Senior Stock, a liquidation preference in an amount equal to the Redemption Amount. Notwithstanding the foregoing, if holders of Preferred Stock would receive a distribution per share that is greater than the Redemption Amount if all such assets and funds were distributed ratably among holders of common stock and Preferred Stock after any distribution on any class of Senior Stock (based on each share of Preferred Stock being deemed for such purposes to be equal to 200 shares of common stock, subject to adjustment as described under "—Dividend and Participation Adjustment"), such assets and funds shall be so ratably distributed among holders of common stock and Preferred Stock (such distribution preference, the "Liquidation Preference"). We refer to such ratio of shares of Preferred Stock to shares of common stock as the "Participation Factor".

        If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Liquidation Preference of the Preferred Stock and all Parity Stock are not paid in full, the holders of the Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full Liquidation Preference to which they are entitled. After payment of the full amount of the Liquidation Preference to all holders of Preferred Stock, such holders will have no right or claim to any of our remaining assets. For purposes of this section, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving us or the sale or transfer of all or substantially all of our assets or business (other than in connection with our liquidation, dissolution or winding up) will not be deemed to be our voluntary or involuntary liquidation, dissolution or winding up.

        The certificate of designation does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Preferred Stock even though it is substantially in excess of the par value thereof.

Dividend and Participation Adjustment

        If at any time after the Issue Date, we (i) pay or make a dividend or other distribution to holders of our common stock solely in shares of common stock, (ii) subdivide (by stock split or otherwise) the outstanding shares of our common stock into a larger number of shares of common stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of our common stock into a smaller number of shares of common stock, then the Dividend Factor and the Participation Factor then in effect will each be adjusted by the ratio of the number of shares of common stock outstanding immediately after such event to the number of shares of common stock outstanding immediately prior to such event. Any adjustments to the Dividend Factor from the Issue Date to and including December 31, 2012 (i.e., using a base of 170) shall be carried over and proportionally applied to the Dividend Factor from January 1, 2013 until the Exchange Date (i.e., using a base of 150).

Voting Rights

        The Preferred Stock generally will vote with the common stock together as a single class on all matters requiring a shareholder vote, including director elections, with each share of Preferred Stock entitling its holder to the number of votes equal to the Participation Factor then in effect. The holders of the Preferred Stock generally will not have special voting rights and their approval, voting as a separate class, will not be required with respect to matters submitted to a shareholder vote, other than as may be required by law or our Amended and Restated Articles of Incorporation to effect any amendment of the certificate of designation in a manner material and adverse to holders of the Preferred Stock.

        Without the consent of the holders of the Preferred Stock, so long as such action does not adversely affect the rights, privileges, preferences or voting powers of the Preferred Stock taken as a whole, we may amend, alter, supplement or repeal any terms of the Preferred Stock to cure ambiguities, defects or inconsistencies.

Listing

        The Preferred Stock will not be listed for trading on any stock exchange. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Stock.

Transfer Agent, Exchange Agent and Registrar

        The transfer agent, registrar and redemption, exchange and dividend disbursing agent for the Preferred Stock and our common stock is American Stock Transfer & Trust Company, LLC.

 Description of Common Stock

        A description of our common stock can be found in our Registration Statement on Form 8-A, filed with the SEC on October 7, 2005.

 Security Ownership of Certain Beneficial Owners and Management

        The following tables set forth information with respect to the beneficial ownership of our common stock as of March 19, 2012, by:

  •
  each person who is known by us to beneficially own 5% or more of any class of our outstanding shares of common stock;

  •
  each member of our Board who beneficially owns any class of shares of our common stock;

  •
  each of our executive officers; and

  •
  all members of our Board and our executive officers as a group.

        Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse.

        Unless otherwise indicated, the address for all beneficial owners is c/o DHT Holdings, Inc., 26 New Street, St. Helier, Jersey, JE23RA, Channel Islands. At the close of business on March 16, 2012, there were 64,495,155 shares of common stock outstanding. This table does not give effect to any changes that may result from the Equity Offering or the concurrent private placement.

        Our Chief Executive Officer, Svein Moxnes Harfjeld, and President, Trygve Preben Munthe, intend to fully subscribe for their pro rata portion in the Equity Offering.

	Number of Shares	Percentage of Outstanding Shares
Persons owning more than 5% of a class of our equity securities
BlackRock, Inc.(1)	3,655,592	5.7
Directors
Erik A. Lind(2)	136,634	*
Randee Day(3)	113,634	*
Rolf A. Wikborg(3)	111,634	*
Einar Michael Steimler(4)	78,588	*
Robert Cowen(4)	117,588	*
Executive Officers
Svein Moxnes Harfjeld(5)	723,696	*
Trygve Preben Munthe(5)	746,946	*
Eirik Ubøe(6)	213,174	*
Directors and executive officers as a group (8 persons)(7)	2,237,502	3.0

*
Less than 1%

(1)
Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012.

(2)
Includes 103,507 shares of restricted stock subject to vesting conditions.

(3)
Includes 78,507 shares of restricted stock subject to vesting conditions.

(4)
Includes 70,152 shares of restricted stock subject to vesting conditions.

(5)
Includes 433,333 shares of restricted stock subject to vesting conditions.

(6)
Does not include 11,574 options with an exercise price of $12 per share and expiring on October 18, 2015. Includes 131,483 shares of restricted stock subject to vesting conditions.

(7)
Includes 1,398,974 shares of restricted stock subject to vesting conditions.

Tax Considerations

        The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to a decision to participate in the Equity Offering and the subsequent acquisition, ownership and disposition of our common stock and Preferred Stock. This discussion does not purport to deal with the tax consequences to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock and/or Preferred Stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules.

        WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAW OF PARTICIPATION IN THE EQUITY OFFERING AND THE SUBSEQUENT ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND PREFERRED STOCK.

Republic of Marshall Islands Tax Considerations

        The following are the material Republic of Marshall Islands tax consequences of our activities to us and the holders of our common stock and Preferred Stock. We are incorporated in the Republic of Marshall Islands (the "Marshall Islands"). Under current Marshall Islands law, we are not subject to tax on our income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to holders of our common stock and/or Preferred Stock.

United States Federal Income Tax Considerations

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations issued thereunder, published administrative interpretations of the U.S. Internal Revenue Service (the "IRS") and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.

Taxation of Our Operating Income

        Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. taxation of our shipping income

        For purposes of the following discussion, "shipping income" means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture we directly or indirectly own or participate in that generates such income, or from the performance of services directly related to those uses.

        "U.S. source gross transportation income" includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States. Except as provided below, our U.S. source gross transportation income would be subject to a 4% U.S. federal income tax imposed without allowance for deductions. Shipping income attributable to transportation exclusively between non-U.S. ports generally will not be subject to U.S. federal income tax.

        Under Section 883 of the Code and the regulations thereunder, we will be exempt from the 4% U.S. federal income tax if:

  (1)
  we are organized in a foreign country, or our "country of organization," that grants an "equivalent exemption" to corporations organized in the United States, and

  (2)
  either

  (A)
  more than 50% of the value of our outstanding stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, referred to as the "50% Ownership Test," or

  (B)
  our stock is considered to be "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to U.S. corporations or in the United States, referred to as the "Publicly-Traded Test".

        The Marshall Islands, the jurisdiction where we are incorporated, grants an "equivalent exemption" to U.S. corporations. Therefore, we will be eligible for the exemption under Section 883 of the Code if either the 50% Ownership Test or the Publicly-Traded Test is met. Because our common stock is traded on the New York Stock Exchange (the "NYSE") and our stock is widely held, it would be difficult or impossible for us to establish that we satisfy the 50% Ownership Test.

        As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock is, and will continue to be, "primarily traded" on the NYSE, which is an established securities market for these purposes.

        The Publicly-Traded Test also requires our common stock to be "regularly traded" on an established securities market. Because our common stock is listed on the NYSE, and because our Preferred Stock will not be listed for trading on any exchange, our common stock will be the only class of our outstanding stock traded on an established securities market after the completion of Equity Offering. Our common stock will be treated as "regularly traded" on the NYSE for purposes of the Publicly-Traded Test if:

  (1)
  our common stock represents more than 50% of the total combined voting power of all classes of our stock entitled to vote and of the total value of all of our outstanding stock, referred to as the "trading threshold test,"

  (2)
  our common stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, referred to as the "trading frequency test," and

  (3)
  the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year (as appropriately adjusted in the case of a short taxable year), referred to as the "trading volume test".

        We believe we satisfy the trading threshold test, and we expect to continue to do so after the completion of the Equity Offering. However, we may fail to satisfy this test in the future as a result of factual circumstances beyond our control, including as a result of the Equity Offering. Pursuant to the terms of the Equity Offering, if the Backstop Investor is required to purchase certain amounts of our

Preferred Stock pursuant to the Backstop Commitment, our common stock would no longer represent more than 50% of the total combined voting power of all classes of stock entitled to vote or of the total value of our outstanding stock, and we would no longer satisfy the trading threshold test. We would not qualify for the Section 883 exemption for any taxable year during which this occurred.

        We also believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy these tests in the future, both tests are deemed satisfied if our common stock is traded on an established securities market in the United States and is regularly quoted by dealers making a market in such stock. Because our common stock is listed on the NYSE, we believe this is and will continue to be the case.

        Notwithstanding the foregoing, our common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of such stock is owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such stock, referred to as the "5 Percent Override Rule".

        In order to determine the persons who actually or constructively own 5% or more of the vote and value of our common stock ("5% Stockholders"), we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the U.S. Securities and Exchange Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for these purposes.

        We believe that the 5 Percent Override Rule has not been, and will not be, triggered with respect to our common stock. However, the 5 Percent Override Rule might be triggered in the future as a result of factual circumstances beyond our control, including as a result of the Equity Offering. Pursuant to the terms of the Equity Offering, holders of our common stock are permitted to subscribe for an unlimited number of additional shares of our common stock and, as a result, one or more such holders may become a 5% Stockholder, and the 5 Percent Override Rule might be triggered. In this case, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be "qualified stockholders" for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the value of our common stock for more than half the number of days during the taxable year.

        In any year that the 5 Percent Override Rule is triggered with respect to our common stock, we will be eligible for the exemption from tax under Section 883 of the Code only if (1) we can nevertheless satisfy the Publicly-Traded Test, which would require us to show that the exception to the 5 Percent Override Rule applies, as described above, or (2) we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders. These requirements are onerous and there is no assurance that we would be able to satisfy them.

        Based on the foregoing, we believe we satisfy, and will continue to satisfy, the Publicly-Traded Test, and therefore we qualify for the exemption under Section 883 of the Code. However, if at any time in the future, including as a result of the Equity Offering, we fail to qualify for these benefits, our U.S. source gross transportation income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as U.S. source gross transportation income, the effective rate of U.S. federal income tax on such shipping income would be 2%.

        If the benefits of Section 883 of the Code become unavailable to us in the future, any of our U.S. source gross transportation income that is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, net of applicable deductions, would be subject to the U.S. federal corporate income tax at rates of up to 35%. In addition, we may be subject to the 30% "branch profits tax" on such earnings as determined after allowance for certain adjustments.

        We expect that none of our U.S. source gross transportation income will be "effectively connected" with the conduct of a U.S. trade or business. Such income would be "effectively connected" only if:

  •
  we had, or were considered to have, a fixed place of business in the United States involved in the earning of our U.S. source gross transportation income, and

  •
  substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We believe that we will not meet these conditions because we will not have, nor will we permit circumstances that would result in our having, any vessel sailing to or from the United States on a regularly scheduled basis.

        Income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to a U.S. corporate income tax on net income at rates of up to 35% (and the branch profits tax described above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

U.S. taxation of gain on sale of vessels

        Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel; provided, that the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

U.S. Federal Income Taxation of "U.S. Holders"

        The following section applies to you only if you are a "U.S. Holder". For this purpose, a "U.S. Holder" means a beneficial owner of shares of our common stock and/or Preferred Stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States,

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        If a partnership holds shares of our common stock and/or Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock and/or Preferred Stock is urged to consult its own tax advisors.

Taxation of the Equity Offering

        For U.S. federal income tax purposes, the offering of the Offered Shares to a U.S. Holder of our common stock pursuant to the Equity Offering should be tax-free under Section 305(a) of the Code. The rest of this discussion assumes this to be the case.

        If a U.S. Holder does not purchase Offered Shares, the U.S. Holder's tax basis in its common stock (the "Existing Shares") will remain unchanged.

        If a U.S. Holder purchases Offered Shares, in general the U.S. Holder's tax basis in its Existing Shares will remain unchanged and its tax basis in the Offered Shares will equal their purchase price. However, if as of the date hereof the fair market value to the U.S. Holder of the opportunity to participate in the Equity Offering is at least 15% of the fair market value of its Existing Shares (or if the U.S. Holder otherwise makes an affirmative election on its tax return to apply this rule), then the tax basis of the Existing Shares will be reduced, and the tax basis of the Offered Shares will be increased, by a specified percentage of the U.S. Holder's tax basis in the Existing Shares. The specified percentage is the ratio of the fair market value of such opportunity to the fair market value of the Existing Shares as of the date hereof.

Taxation of our common stock and Preferred Stock

  Distributions on our common stock and Preferred Stock

        Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock and Preferred Stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated E&P, as determined under U.S. federal income tax principles. Distributions in excess of such E&P will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its common stock and/or Preferred Stock on a dollar-for-dollar basis, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock and/or Preferred Stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

        Dividends paid on our common stock (but not on our Preferred Stock) to a U.S. Holder who is an individual, trust or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Non-Corporate Holder at a maximum 15% preferential tax rate; provided, that (1) our common stock is readily tradable on an established securities market in the United States (such as the NYSE), (2) we are not a PFIC (as defined below) for the taxable year during which the dividend is paid or the immediately preceding taxable year, (3) the U.S. Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which such common stock becomes ex-dividend and (4) the U.S. Non-Corporate Holder is not under any obligation to make related payments with respect to positions in substantially similar or related property. Any dividends we pay out of E&P which are not eligible for the preferential tax rates will be taxed at income rates in the hands of a U.S. Non-Corporate Holder.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder's adjusted basis in a share of our common stock—paid by us. If we pay an extraordinary dividend on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such stock will be treated as long-term capital loss to the extent of such dividend.

        There is no assurance that any dividends paid on our common stock will be eligible for these preferential tax rates in the hands of a U.S. Non-Corporate Holder, although we believe that they will be so eligible; provided, that we are not a PFIC, as discussed below. Moreover, in the absence of legislation extending the term for these preferential tax rates, all dividends received on our common stock by U.S. Non-Corporate Holders in taxable years beginning after December 31, 2012, will be taxed at the graduated tax rates otherwise applicable to income.

        In addition, even if we are not a PFIC, under legislation which was proposed (but not enacted) in a previous session of Congress, dividends of a corporation incorporated in a country without a "comprehensive income tax system" paid to U.S. Non-Corporate Holders would not be eligible for the maximum 15% preferential tax rate. Although the term "comprehensive income tax system" was not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

  Exchange of our Preferred Stock for common stock

        The exchange of shares of Preferred Stock for shares of our common stock should not be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder's tax basis in the new shares of common stock received upon the exchange will equal the U.S. Holder's aggregate tax basis in the shares of Preferred Stock exchanged. The holding period of the new shares of common stock received upon the exchange will equal the holding period in the shares of Preferred Stock exchanged.

  Sale, exchange or other taxable disposition of our common stock and Preferred Stock

        Provided that we are not a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock and/or Preferred Stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses against income is subject to certain limitations.

Consequences of possible CFC classification

        If one or more U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding stock entitled to vote (each, a "CFC Shareholder") own directly, indirectly or constructively more than 50% of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding stock, we generally would be treated as a controlled foreign corporation (a "CFC").

        CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. In addition, CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements (but generally are not subject to the requirements generally applicable to U.S. shareholders of a PFIC (as discussed below)). In addition, a U.S. Holder who is or has been a CFC Shareholder may recognize income on the disposition of shares of the CFC.

        We believe that we are not presently a CFC and we do not expect to become a CFC in the future, including as a result of the Equity Offering. Because we reserve the right, to be exercised in our sole and absolute discretion, to limit the exercise of the Oversubscription Privilege by any holder of our common stock, we do not intend to allow any U.S. Holder (other than the Backstop Investor) to be treated as owning directly, indirectly or constructively 10% or more of the total voting power of all classes of our outstanding stock entitled to vote. It is possible, however, that the IRS could challenge the effectiveness of this right in the CFC context, and that a court could sustain such a challenge.

        The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

PFIC status and significant tax consequences

        Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes. In particular, U.S. Non-Corporate Holders would not be eligible for the maximum 15% preferential tax rate on qualified dividends. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held our common stock and/or Preferred Stock, either

  •
  at least 75% of our gross income for such taxable year consists of "passive income" (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50% of the average value of our assets during such taxable year consists of "passive assets" (i.e., assets that produce, or are held for the production of, passive income).

        Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        We believe that it is more likely than not that the gross income we derive, or are deemed to derive, from our time chartering activities is properly treated as services income rather than rental income. Assuming this is correct, our income from time chartering activities would not constitute passive income, and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, we believe it is more likely than not that we are not currently a PFIC.

        There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned from the performance of services. The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Code, income derived from certain time chartering activities should be treated as rental income rather than services income. In recent guidance, however, the IRS stated that it disagrees with the holding of the Fifth Circuit case, and specified that time charters should be treated as contracts for services. We have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with our position that we are not currently a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

        Under recently-adopted legislation, if we were to be treated as a PFIC for any taxable year, U.S. Holders would be required to file an annual report for that taxable year on IRS Form 8621. Unless a U.S. Holder was already required to make this filing prior to the new legislation, as described below, the U.S. Holder would not be required to make this filing until the IRS releases a revised Form 8621 and accompanying instructions. At that time, the U.S. Holder would be required to file Form 8621 for the current and all future taxable years during which we were treated as a PFIC, as well as any preceding such years for which the revised form and instructions were not available. U.S. Holders are urged to consult their own tax advisors concerning the filing of IRS Form 8621.

        In addition, as discussed more fully below, if we were treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder made an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election". As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common stock (but not with respect to our Preferred Stock), as discussed below.

  Taxation of U.S. Holders of a PFIC making a timely QEF election

        If we were a PFIC and a U.S. Holder made a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder would report each year for U.S. federal income tax purposes its pro rata share of our earnings and our net capital gain (which gain shall not exceed our E&P for the taxable year), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such income would not be eligible for the maximum 15% preferential tax rate applicable to qualified dividend income as discussed above. The Electing Holder's adjusted tax basis in our common stock and/or Preferred Stock would be increased to reflect taxed but undistributed E&P. Distributions of E&P that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in such common stock and/or Preferred Stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of such common stock and/or Preferred Stock. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If we were treated as a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above. Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

  Taxation of U.S. Holders of a PFIC making a "mark-to-market" election

        Alternatively, if we were treated as a PFIC for any taxable year and our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our stock; provided, that the U.S. Holder completes and files IRS Form 8621 with its U.S. federal income tax return. We believe our common stock should be treated as "marketable stock" for this purpose. However, because our Preferred Stock is not listed on a "qualified exchange or other market" and does not meet certain other conditions, we do not expect that our Preferred Stock will be treated as such.

        If the mark-to-market election is made with respect to a U.S. Holder's common stock, the U.S. Holder generally would include as income in each taxable year the excess, if any, of the fair market value of such common stock at the end of the taxable year over the U.S. Holder's adjusted tax basis in such common stock. The U.S. Holder would also be permitted an loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in such common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in its common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common stock would be treated as income, and any loss realized on the sale, exchange or other disposition of such common stock would be treated as loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder in income.

  Taxation of U.S. Holders of a PFIC not making a timely QEF or "mark-to-market" election

        Finally, if we were treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, referred to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock and/or Preferred Stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for such common stock and/or Preferred Stock) and (2) any gain realized on the sale, exchange or other disposition of such common stock and/or Preferred Stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for such common stock and/or Preferred Stock,

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  the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder's holding period would be taxed as income, and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock and/or Preferred Stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, the Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a U.S. Holder who made a QEF election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

Tax reporting

        Recently-adopted legislation imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on U.S. individuals that hold any interest in a "specified foreign financial asset" if the aggregate value of all such assets exceeds $50,000. The definition of "specified foreign financial asset" generally includes an equity interest in a foreign corporation if not held in an account maintained by a U.S. financial institution. In accordance with this legislation U.S. Holders may be required to file IRS Form 8938 with their U.S. federal income tax returns. U.S. Holders are urged to consult with their own tax advisors concerning this legislation and the filing of IRS Form 8938.

U.S. Federal Income Taxation of "Non-U.S. Holders"

        The following section applies to you only if you are a "Non-U.S. Holder". For this purpose, a "Non-U.S. Holder" means a beneficial owner of shares of our common stock and/or Preferred Stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

  Taxation of the Equity Offering

        For U.S. federal income tax purposes the offering of shares of our common stock and Preferred Stock to a Non-U.S. Holder pursuant to the Equity Offering should not be taxable.

  Distributions on our common stock and Preferred Stock

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on distributions received from us with respect to our common stock and Preferred Stock, unless any such distribution is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to any such distribution, such distribution would be taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

  Sale, exchange or other taxable disposition of our common stock and Preferred Stock

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock and Preferred Stock, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, any income from our common stock and Preferred Stock, including in the form of distributions or gain from the sale, exchange or other disposition of such stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a Non-U.S. Holder that is a corporation, the E&P that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Backup Withholding and Information Reporting

        In general, taxable distributions made within the United States to you will be subject to information reporting requirements if you are a Non-Corporate U.S. Holder. Such payments or distributions may also be subject to backup withholding tax if you are a Non-Corporate U.S. Holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the IRS that you have failed to report all interest or taxable distribution required to be shown on your U.S. federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-U.S. Holder and you sell our common stock and/or Preferred Stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock and/or Preferred Stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock and/or Preferred Stock through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States. However, such information reporting requirements will not apply if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Expenses of Issuance and Distribution

        We estimate the additional expenses in connection with the issuance and distribution of our common stock and Series A Participating Preferred Stock in this Equity Offering will be as follows:

Securities and Exchange Commission Registration Fee	*8,308
The New York Stock Exchange Listing Fee	205,273
Legal Fees and Expenses	750,000
Financial Advisor Fees and Expenses	2,340,000
Subscription Agent and Information Agent Fees and Expenses	75,000
Printing and Miscellaneous Costs	125,000

Total	3,503,581

*
previously paid

 Plan of Distribution

        On or about March 29, 2012, we will distribute the subscription forms to individuals who owned shares of our common stock as of 5:00 p.m., New York City time, on March 29, 2012, the Record Date.

        If you wish subscribe to the Equity Offering and purchase Subscription Lots consisting of common stock and Preferred Stock, you should complete the subscription form and return it with payment for such Subscription Lots to the subscription agent, American Stock Transfer & Trust Company, LLC, at the following address:

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        See "The Equity Offering—Method of Subscribing for Offered Shares". If you have any questions, you should contact the information agent, Georgeson Inc., at (888) 566-3252 or by e-mail at dht@georgeson.com.

        Our Chief Executive Officer, Svein Moxnes Harfjeld, and President, Trygve Preben Munthe, intend to fully subscribe for their pro rata portion in the Equity Offering.

        If the Equity Offering is undersubscribed, the Backstop Investor will purchase an additional amount of our Preferred Stock equivalent to the Offered Shares that are not purchased in that offering by Record Date Holders (with one share of preferred stock being deemed equivalent to 200 shares of common stock) at a price per share of Preferred Stock of $140. We also expect to sell an additional 53,571 shares of Preferred Stock to the Backstop Investor in a concurrent private placement. The Backstop Investor will also receive 21,429 shares of our Preferred Stock as a transaction fee in consideration for providing the backstop commitment described above. See "The Equity Offering—Investment Agreement—Concurrent Private Placement/Backstop Purchase".

        This is not an underwritten offering. We also have not engaged any dealer-manager or any broker-dealer to engage in soliciting subscriptions to the Equity Offering.

        UBS has acted as our financial advisor in connection with the Equity Offering. In its capacity as our financial advisor, UBS provided financial and market advice to us regarding the Equity Offering and concurrent private placement. UBS has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders. UBS expresses no opinion and makes no recommendation to Record Date Holders or any other person as to the purchase or sale by any person of shares of our common stock or other securities. UBS also expresses no opinion as to the prices at which shares to be distributed in connection with the Equity Offering or concurrent private placement may trade if and when they are issued or at any future time.

        Additionally, Dino Capital, LLC ("Dino") has acted as a financial advisor and consultant in connection with the Equity Offering and concurrent private placement. In such capacities, Dino has provided financial and market advice to us regarding the Equity Offering and concurrent private placement. Dino has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders. Dino expresses no opinion and makes no recommendation to Record Date Holders or any other person as to the purchase or sale by any person of shares of our common stock or other securities. Dino also expresses no opinion as to the prices at which shares to be distributed in connection with the Equity Offering or concurrent private placement may trade if and when they are issued or at any future time.

        Other than as described in this prospectus supplement, we do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock or Preferred Stock or the common stock issuable upon exchange of the Preferred Stock.

        Under Marshall Islands law, our shareholders are not required to approve the issuance of the Offered Shares. An application for listing of the shares of common stock offered hereby will be filed promptly with the NYSE. We expect that the NYSE will approve the listing of such common stock shares, subject to official notice of issuance to be provided by American Stock Transfer & Trust Company, LLC. American Stock Transfer & Trust Company, LLC will provide such notice upon issuance of such common stock shares. Though we expect the NYSE to approve the listing of such common stock shares, there can be no assurance that such approval will be obtained and, as a technical matter, such listing will not be effective until the NYSE receives official notice of issuance from American Stock Transfer & Trust Company, LLC.

Legal Matters

        The validity of our common stock and Preferred Stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon by Reeder & Simpson P.C. Cravath, Swaine & Moore LLP is acting as our legal counsel with respect to certain matters under U.S. law.

Experts

        The consolidated financial statements of DHT Holdings, Inc., appearing in DHT Holdings, Inc.'s Annual Report on Form 20-F for the year ended December 31, 2011, and the effectiveness of DHT Holdings, Inc.'s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young AS, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and DHT Holdings, Inc.'s assessment of the effectiveness of DHT Holdings, Inc.'s internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation by Reference

        The SEC allows us to "incorporate by reference" documents that we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus supplement is considered part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof that are not deemed "filed" with the SEC, including any information "furnished" on any Report on Form 6-K other than as expressly stated herein.

        We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

  •
  Annual report on Form 20-F for the year ended December 31, 2011 filed with the SEC on March 19, 2012.

        We incorporate by reference the following document:

  •
  Current report on Form 6-K furnished to the SEC on March 19, 2012.

        All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13 and 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of the Equity Offering under this prospectus supplement, shall be deemed to be incorporated in this prospectus supplement by reference. We also incorporate by reference any future reports on Form 6-K we furnish to the SEC; provided, that such furnished reports on Form 6-K are identified as being incorporated by reference in this prospectus supplement.

        You may obtain a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement at no cost by writing or telephoning us at the following address:

DHT Holdings, Inc. c/o DHT Management AS
Attention:
P.O. Box 2039 Vika
0125 Oslo
Norway
Telephone: +47 23115080

        This prospectus supplement or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to our various SEC filings, as well as certain agreements that we will enter into in connection with this offering. The descriptions of these agreements contained in this prospectus supplement or information incorporated by reference herein are summaries of the material terms of the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us in the manner specified above.

Where You Can Find More Information

        We make periodic filings and other filings required to be filed by us as a foreign private issuer reporting company under Sections 13 and 15(d) of the Exchange Act. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

        We maintain an Internet site at http//www.dhtankers.com. Our website, and the information contained on or connected to that site, is not incorporated into this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase securities. You can find a link to our periodic filings and other filings required to be filed by us as a foreign private issuer reporting company with the SEC on our website at the following url: http://www.dhtmaritime.com/phoenix.zhtml?c=194185&p=irol-sec.

        You may refer any questions regarding the Equity Offering to Georgeson Inc., the information agent:

Georgeson Inc.

199 Water Street, 26th Floor
New York, NY 10038

Banks and brokerage firms: (212) 440-9800
Shareholders and all others, toll-free: (888) 566-3252
Email: dht@georgeson.com

Prospectus

$300,000,000

        Through this prospectus, we may periodically offer:

  •
  our common stock;

  •
  our preferred stock; and

  •
  our debt securities.

        We may from time to time offer and sell the securities directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market or in negotiated transactions. See the section entitled "Plan of Distribution" on page 23 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "DHT."

        Investing in our securities involves risk. Before buying any securities you should carefully read the section entitled "Risk Factors" on page 10 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2011.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we have filed with the Securities Exchange Commission, or the "Commission," using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $300 million. This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we are required to provide you with this prospectus, as well as a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement, together with all additional information described in the section entitled "Where You Can Find Additional Information" on page 47 of this prospectus.

        This prospectus does not contain all the information provided in the registration statement we have filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled "Where You Can Find Additional Information" on page 47 of this prospectus.

PROSPECTUS SUMMARY

        Before investing in our securities, you should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference for a more complete understanding of our business and this offering. You should pay special attention to the section entitled "Risk Factors" on page 10 of this prospectus, as well as our financial statements and the related notes.

        Unless we specify otherwise, all references in this prospectus to our "business," "vessels" or "fleet" refer to (i) the seven vessels comprising our initial fleet, or the "Initial Vessels", that we acquired simultaneously with the closing of our initial public offering, or "IPO," on October 18, 2005, (ii) the four vessels that we acquired subsequent to our IPO and (iii) the one vessel that we have chartered in. Unless we specify otherwise, all references in this prospectus to "we," "our," "us" and "our company" refer to DHT Holdings, Inc. and its subsidiaries. All references in this prospectus to our subsidiary, "DHT Maritime," refer to DHT Maritime, Inc. Our company's functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus to "$" and "dollars" refer to U.S. dollars.

Our Company

        We currently operate a fleet of 12 double-hull crude oil tankers, of which 11 are wholly-owned by the company and one is chartered in from an unaffiliated third party. The fleet consists of six VLCCs, two Suezmax tankers and four Aframax tankers. Eight of the vessels are on time charters, two are on long-term bareboat charters and two are operating in the Tankers International Pool.

        VLCCs are tankers ranging in size from 200,000 to 320,000 deadweight tons, or "dwt," Suezmaxes are tankers ranging in size from 130,000 to 200,000 dwt and Aframaxes are tankers ranging in size from 80,000 to 120,000 dwt. The fleet operates on international routes and has a combined carrying capacity of 2,566,470 dwt and an average age of approximately 11 years.

        On October 18, 2005, we acquired our Initial Vessels, which have since been on charter to subsidiaries of Overseas Shipholding Group, Inc., or "OSG". In addition to the base rate we receive under these charters, we also have the opportunity to earn additional hire through profit sharing agreements. These charters commenced on the delivery of the Initial Vessels to us and provide the charterers with various options for extending the duration of the charters for increments of one, two or three years, up to a maximum of four, six or eight years, depending on the vessel, from the initial expiration date.

        On December 4, 2007 and January 28, 2008, respectively, we acquired two Suezmax tankers and, upon delivery, bareboat chartered these vessels to subsidiaries of OSG for fixed terms of seven years and ten years, respectively.

        On November 26, 2008, we entered into an agreement with OSG whereby OSG exercised options to extend the charters of the Initial Vessels. For two of the vessels, the charters were extended for 18 months following the expiry of the initial charter periods in October 2010 and for five of the vessels, the charters were extended for 12 months following the expiry of the initial charter periods between April 2011 and April 2012.

        In December 2010, we entered into an agreement to acquire a 1999-built VLCC for $55.0 million, named the DHT Phoenix. The vessel was delivered in the first quarter of 2011 and is employed in the Tankers International Pool.

        In March 2011, we entered into an agreement to acquire a 2002-built VLCC for $67.0 million, named the DHT Eagle. The vessel was delivered in May 2011 when it commenced a two-year time charter at $32,300 net per day.

        In May 2011, we agreed to charter in a 2003-built VLCC at $27,000 per day for 18 months with a continuous purchase option. The vessel was delivered in May 2011 and is employed in the Tankers International Pool.

        Prior to the first quarter of 2011, we outsourced all technical ship management functions to Tanker Management Ltd., or "Tanker Management", a subsidiary of OSG. With the delivery of the DHT Phoenix, DHT commenced a new relationship with Goodwood Ship Management Pte Ltd, or "Goodwood", of Singapore. Goodwood is currently responsible for the technical management of the DHT Phoenix, DHT Eagle, DHT Regal (formerly Overseas Regal), DHT Ann (formerly Overseas Ann) and DHT Chris (formerly Overseas Chris), while the Overseas Cathy, Overseas Sophie, Overseas Rebecca and Overseas Ania remain under management by Tanker Management.

2010 Restructuring

        The predecessor to DHT Holdings, Inc., DHT Maritime, was incorporated under the name of Double Hull Tankers, Inc. in April 2005 under the laws of the Marshall Islands. In June 2008, the stockholders voted to approve an amendment to DHT Maritime's articles of incorporation to change its name to DHT Maritime, Inc. On February 12, 2010, DHT Holdings, Inc. was incorporated under the laws of the Marshall Islands. On March 1, 2010, DHT Maritime effected a series of transactions, or the "2010 Transactions," that resulted in DHT Holdings, Inc. becoming the publicly held parent company of DHT Maritime. As a result, DHT Holdings, Inc. became the successor issuer to DHT Maritime pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended, or "Exchange Act." In connection with the 2010 Transactions, each stockholder of DHT Maritime common stock on March 1, 2010 received one share of DHT Holdings, Inc. common stock for each share of DHT Maritime common stock held by such stockholder on such date. Following the 2010 Transactions, shares of DHT Maritime no longer trade on the New York Stock Exchange, or "NYSE." Instead, shares of DHT Holdings, Inc. common stock now trade on the NYSE under the ticker symbol "DHT," which is the same ticker symbol of DHT Maritime. Our principal executive offices are located at 26 New Street, St. Helier, Jersey, Channel Islands, JE2 3RA and our telephone number at that address is +44 (0) 1534 639759. Our website address is www.dhtankers.com. The information on our website is not a part of this prospectus.

Our Fleet

        The following table presents certain information regarding our vessels:

Vessel	Year built	Yard	Dwt	Current flag	Classification society
VLCC
DHT Ann	2001	Hyundai*	309,327	Marshall Islands	Lloyds
DHT Chris	2001	Hyundai*	309,825	Marshall Islands	Lloyds
DHT Regal	1997	Universal**	309,966	Marshall Islands	ABS
DHT Phoenix	1999	Daewoo***	307,151	Marshall Islands	Lloyds
DHT Eagle	2002	Samsung****	309,064	Marshall Islands	DNV
Venture Spirit(1)	2003	Universal**	298,287	Hong Kong	BV
Suezmax
Overseas Newcastle	2001	Hyundai*	164,626	Marshall Islands	ABS
Overseas London	2000	Hyundai*	152,923	Marshall Islands	DNV
Aframax
Overseas Cathy	2004	Hyundai*	112,028	Marshall Islands	ABS
Overseas Sophie	2003	Hyundai*	112,045	Marshall Islands	ABS
Overseas Rebecca	1994	Hyundai*	94,873	Marshall Islands	ABS
Overseas Ania	1994	Hyundai*	94,848	Marshall Islands	ABS

(1)
Chartered in vessel for which we have a continuous right to purchase for the duration of the charter.

*
Hyundai Heavy Industries Co., South Korea

**
Universal Shipbuilding Corp. (formerly Hitachi Zosen Corp.), Japan

***
Daewoo Heavy Industries Co., South Korea

****
Samsung Heavy Industries Co., South Korea

Employment

        The following table presents certain features of our charters:

Vessel	Base charter hire rate ($/day)	Current charter rate ($/day)		Expiry of current rate	"Agreed Extension" rate ($/day)		Expiry of "Agreed Extension" period	Maximum continuous extension periods up to (year)
VLCC
DHT Ann(1)(4)	38,100	38,100	(5)	April 16, 2012	33,500	(5)	April 16, 2013	2020
DHT Chris(1)(4)	38,100	38,100	(5)	October 16, 2011	33,500	(5)	October 16, 2012	2019
DHT Eagle		32,300		May 28, 2013
DHT Phoenix		Pool	(6)
DHT Regal(1)(4)	38,100	33,100	(5)	April 16, 2012				2017
Venture Spirit(7)		Pool	(6)
Suezmax
Overseas Newcastle(3)		25,343	(2)	December 4, 2014
Overseas London		26,630	(2)	January 28, 2018
Aframax
Overseas Cathy(1)(4)	25,400	25,400	(5)	January 16, 2012	20,700	(5)	January 16, 2013	2020
Overseas Sophie(1)(4)	25,400	20,400	(5)	July 16, 2012				2019
Overseas Ania(1)(4)	19,400	19,400	(5)	April 16, 2012				2015
Overseas Rebecca(1)(4)	19,400	19,400	(5)	April 16, 2012				2015

(1)
The Initial Vessels. The charter hire for the Initial Vessels consists of base hire and additional hire. Additional hire, if any, is equal to 40% of earnings in excess of the base charter hire. The additional hire is calculated on an aggregate basis for the Initial Vessels and is paid quarterly in arrears.

(2)
Bareboat charter rates.

(3)
With respect to the Overseas Newcastle, the charterer has agreed to pay us, in addition to base hire, additional hire equal to 33% of the average revenue that the vessel earns for the charterer (averaged on a rolling four-quarter basis) in excess of a time charter equivalent rate of $34,000 per day.

(4)
Each such vessel may, at the option of the charterer, be renewed on one or more successive occasions for periods of one, two or three years. The charterer must exercise its renewal option in writing at least 90 days prior to expiration of the existing charter period. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a base charter rate that is equal to (i) 5% above the one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as assessed by a shipbrokers' panel, or (ii) the base hire rate set forth in the charter.

(5)
With respect to the charters for the Initial Vessels which were extended on November 26, 2008, the charters for the Overseas Rebecca and the Overseas Ania were extended for 18 months after the initial charter periods expired in October 2010 at the base charter rate. With regards to the remaining five of the Initial Vessels, the charters were extended for 12 months after the initial charter periods expire between April 2011 and April 2012, with the base charter hire rate for the declared extension periods being either the base charter rate stipulated in the applicable charter or, if the one-year time charter rate is lower, a base rate which is no more than USD 5,000 per day below the base charter rate stipulated in the charters.

(6)
Employed in the Tankers International Pool.

(7)
The Venture Spirit, which was delivered on May 16, 2011, is time chartered in for a period of 16 to 18 months at a rate of $27,000 per day. We have a continuous option during the charter to purchase the vessel at $65.0 million for the first six-month period, $66.0 million for the second six-month period and $67.0 million for the third six-month period. The vessel is employed in the Tankers International Pool.

Technical Management of Our Fleet

        The following is a summary of how we organize our ship management activities. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the ship management agreements. Because the following is only a summary, it does not contain all information that you may find useful.

        We uphold a policy of high quality operations. Our management company in Norway, DHT Management AS, supervises the third party technical managers. The third party technical managers are responsible for the technical operation and upkeep of the vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections, and ensuring our fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations. Under the ship management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel. We currently have two ship management providers; Tanker Management and Goodwood.

        We place the insurance requirements related to our fleet with mutual clubs and underwriters through insurance brokers. Such requirements include, but are not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance, loss of hire insurance and charterer's liability insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel. For vessels on bareboat charters, the charterer is responsible for all technical management of the vessel, including vessel insurance. Our two Suezmaxes are on bareboat charters and we do not incur any operating costs associated with these vessels, since under a bareboat charter arrangement the charterer is responsible for paying all costs of operating the vessel, including voyage, vessel expenses and the cost of drydocking.

Dividends

        For each of the first two quarters of 2011, we paid a dividend of $0.10 per share. The timing and amount of future dividend payments will be determined by our board of directors and will depend on, among other things, our cash earnings, financial condition, cash requirements and other factors. The amount of dividends, if any, could be affected by various factors, including our cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, a change in our dividend policy, additional borrowings or future issuances of securities, many of which will be beyond our control.

        Our ability to pay dividends is limited by Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such dividends.

Our Credit Facilities

        The following summary of the material terms of our secured credit facilities is qualified by reference to all provisions of the loan agreements. We are a holding company and have no significant assets other than cash and the equity interests in our subsidiaries. Our subsidiaries own all of our vessels, other than one VLCC that we have chartered in, and payments under the charters and from commercial pools are made to our subsidiaries.

        The table below illustrates the repayment structure for our outstanding credit facilities (dollars in thousands):

Year	RBS Credit Facility	DHT Phoenix Credit Facility	DHT Eagle Credit Facility	Total Bank Borrowings
2011	—	$1,219	$1,250	$2,469
2012	4,296	2,438	2,500	9,234
2013	26,604	2,437	2,500	31,541
2014	36,300	2,437	2,500	41,238
2015	36,300	2,437	2,500	41,238
2016	36,300	15,922	22,250	74,472
Thereafter	126,200			126,200

Total	$266,000	$26,891	$33,500	$326,391

DHT Maritime, Inc.

        On October 18, 2005, DHT Maritime, a wholly-owned subsidiary of ours, and its subsidiaries entered into a $401.0 million secured credit facility with the Royal Bank of Scotland, or "RBS", for a term of ten years, with no principal amortization for the first five years (the "RBS Credit Facility"). The RBS Credit Facility consisted of a $236.0 million term loan, a $150.0 million vessel acquisition facility and a $15.0 million working capital facility. DHT Maritime is the borrower under the RBS Credit Facility and DHT Maritime's vessel-owning subsidiaries are the sole guarantors of its performance thereunder.

        DHT Maritime borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the Initial Vessels that were acquired from OSG. On November 29, 2007, DHT Maritime amended the RBS Credit Facility to increase the total commitment thereunder by $19.0 million to $420.0 million. Under the terms of the RBS Credit Facility, the previous $15.0 million working capital facility and $150.0 million vessel acquisition facility were cancelled and replaced with a new $184.0 million vessel acquisition facility, which was used to fund the entire purchase price of our two Suezmax tankers, the Overseas Newcastle and the Overseas London. Following delivery of the Overseas London on January 28, 2008, the acquisition facility was fully drawn.

        Borrowings under the initial $236.0 million term loan bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition portion of the secured credit facility bear interest at an annual rate of LIBOR plus a margin of 0.85%.

        As of June 30, 2011, the outstanding amount under the RBS Credit Facility was $266 million and is repayable with one installment of $0.3 million on July 18, 2012, two quarterly installments of $4.0 million from October 18, 2012 to January 18, 2013, one installment of $4.4 million on April 18, 2013, 16 quarterly installments of $9.075 million from July 18, 2013 to April 18, 2017 and a final payment of $108.1 million on July 18, 2017.

        The RBS Credit Facility is secured by, among other things, a first priority mortgage and assignment of charter hire guarantees on each of the vessels that are owned by DHT Maritime's subsidiaries and a pledge of the balances in certain bank accounts on each of the vessels that are owned by DHT Maritime's subsidiaries.

        The RBS Credit Facility Agreement contains covenants that prohibit DHT Maritime and each of its subsidiaries from, among other things, incurring additional indebtedness without the prior consent of the lenders, permitting liens on assets, merging or consolidating with other entities or transferring all or substantially all of their assets to another person and paying dividends if the charter-free market value of the vessels that secure their obligations under the secured credit facility is less than 135% of their borrowings under the secured credit facility plus the actual or notional cost of terminating any interest rates swaps that they enter.

        The RBS Credit Facility Agreement also contains a financial covenant requiring that at all times the charter-free market value of the vessels that secure DHT Maritime's and its subsidiaries' obligations under the secured credit facility be no less than 120% of their borrowings under the secured credit facility plus the actual or notional cost of terminating any of their interest rates swaps.

DHT Phoenix, Inc.

        On February 25, 2011 DHT Phoenix, Inc., a wholly-owned subsidiary of DHT Holdings, Inc., entered into a $27.5 million secured credit facility with DVB Bank, SE, London Branch Agent for a term of five years (the "DHT Phoenix Credit Facility"). The DHT Phoenix Credit Facility is guaranteed by DHT Holdings, Inc. Borrowings under the DHT Phoenix Credit Facility bear interest at an annual rate of LIBOR plus a margin of 2.75%.

        The full amount of the DHT Phoenix Credit Facility was borrowed on March 1, 2011 and is repayable in 19 quarterly installments of $0.6 million from June 1, 2011 to December 1, 2015 and a final payment of $15.9 million on March 1, 2016. In addition, DHT Phoenix, Inc. is required to apply one third of quarterly free cash flow after debt repayments to prepay up to an aggregate amount of $2.0 million over the term of the loan. These prepayments will be applied to reduce the final payment.

        The DHT Phoenix Credit Facility is secured by, among other things, a first priority mortgage on the DHT Phoenix, a first priority assignment of the insurance proceeds, earnings, charter rights and requisition compensation, a first priority pledge of the balances of DHT Phoenix, Inc.'s bank accounts, a first priority pledge of all the issued shares of DHT Phoenix, Inc. and a guarantee and indemnity granted by DHT Holdings, Inc. The DHT Phoenix Credit Facility contains covenants that prohibit DHT Phoenix, Inc. from, among other things, incurring additional indebtedness without the prior consent of the lender, permitting liens on assets, merging or consolidating with other entities or transferring all or substantially all of their assets to another person.

        The DHT Phoenix Credit Facility also contains a covenant requiring that at all times the charter-free market value of the vessel that secures DHT Phoenix, Inc.'s obligations under the credit facility be no less than 130% of their borrowings under the DHT Phoenix Credit Facility.

        The DHT Phoenix Credit Facility is guaranteed by DHT Holdings, Inc. and DHT Holdings, Inc. covenants that, throughout the term of the DHT Phoenix Credit Facility, we shall maintain, on a consolidated basis, unencumbered cash of at least $20.0 million, value adjusted tangible net worth of at least $100.0 million and value adjusted tangible net worth of no less than 25% of the value adjusted total assets.

DHT Eagle, Inc.

        On May 24, 2011 DHT Eagle, Inc., a wholly-owned subsidiary of DHT Holdings, Inc., entered into a $33.5 million secured credit facility with DnB NOR Bank ASA as agent for a term of five years (the "DHT Eagle Credit Facility"). The DHT Eagle Credit Facility is guaranteed by DHT Holdings, Inc. Borrowings under the credit facility bear interest at an annual rate of LIBOR plus a margin of 2.50%.

        The full amount of the DHT Eagle Credit Facility was borrowed on May 27, 2011 and is repayable in 19 quarterly installments of $625,000 from August 27, 2011 to February 27, 2016 and a final payment of $21.6 million on May 27, 2016.

        The DHT Eagle Credit Facility is secured by, among other things, a first priority mortgage on the DHT Eagle, a first priority assignment of earnings, insurances and intercompany claims, a first priority pledge of the balances of DHT Eagle, Inc.'s bank accounts, a first priority pledge over the shares in

DHT Eagle, Inc., a guarantee and indemnity granted by DHT Holdings, Inc., a technical manager's undertaking and a swap agreement assignment. The DHT Eagle Credit Facility contains covenants that prohibit DHT Eagle, Inc. from, among other things, incurring additional indebtedness without the prior consent of the lender, permitting liens on assets, merging or consolidating with other entities or transferring all or any substantial part of their assets to another person.

        The DHT Eagle Credit Facility also contains a covenant requiring that at all times the charter-free market value of the vessel that secures DHT Eagle, Inc.'s obligations under the credit facility be no less than 130% of their borrowings under the DHT Eagle Credit Facility.

        The DHT Eagle Credit Facility is guaranteed by DHT Holdings, Inc. and DHT Holdings, Inc. covenants that, throughout the term of the credit facility, we shall maintain, on a consolidated basis, unencumbered cash of at least $20 million, value adjusted tangible net worth of at least $100 million and value adjusted tangible net worth of no less than 25% of the value adjusted total assets.

Withdrawal of Exchange Offer for Saga Tankers

        Pursuant to the Transaction Agreement entered into on May 31, 2011 with Saga Tankers ASA, or "Saga", we commenced an exchange offer on July 6, 2011 for all of Saga's outstanding shares. On August 5, 2011, following expiry of the extended offer period, we withdrew the exchange offer as certain of the closing conditions in the Transaction Agreement were not satisfied. For more information, please see the Form CB/A and exhibits thereto furnished to the Commission on August 5, 2011.

RISK FACTORS

        We have identified a number of risk factors which you should consider before buying the securities described in this prospectus. In addition, you should carefully consider any risks set forth under the heading "Risk Factors" in the accompanying prospectus supplement before investing in the securities offered by this prospectus. If the events discussed in the risk factors referred to above occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In such a case, the market price of our common stock could decline and you may lose part or all of your investment.

RISKS RELATING TO OUR COMPANY

We may not pay dividends in the future.

        The timing and amount of future dividends, if any, could be affected by various factors, including our earnings, financial condition and anticipated cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, including insurance premiums, a change in our dividend policy, increased borrowings, increased interest payments to service our borrowings, future issuances of securities or the other risks described in this section of the prospectus, many of which may be beyond our control.

        In addition, our dividend is subject to change at any time at the discretion of our board of directors and our board of directors may elect to change our dividend by establishing a reserve for, among other things, the repayment of our secured credit facilities or to help fund the acquisition of a vessel. Our board of directors may also decide to establish a reserve to repay indebtedness if, as the maturity of our indebtedness approaches, we are no longer able to generate cash flows from our operating activities in amounts sufficient to meet our debt obligations and it becomes clear that refinancing terms, or the terms of a vessel sale, are unacceptable or inadequate. If our board of directors were to establish such a reserve, the amount of cash available for dividend payments would decrease by the amount of the reserve. In addition, our ability to pay dividends is limited by Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus and while a company is insolvent or if a company would be rendered insolvent by the payment of such dividends.

Restrictive covenants in the secured credit facilities may impose financial and other restrictions on us and our subsidiaries.

        We are a holding company and have no significant assets other than cash and the equity interests in our subsidiaries. Our subsidiaries own all of our vessels, except for one VLCC that is chartered in. Our subsidiaries have entered into secured credit facilities with financial institutions, which impose certain operating and financial restrictions on us and our subsidiaries. These restrictions may limit our and our subsidiaries' ability to, among other things: pay dividends, incur additional indebtedness, change the management of vessels, permit liens on their assets, sell vessels, merge or consolidate with, or transfer all or substantially all of their assets to, another person, enter into certain types of charters and enter into a line of business.

        Therefore, we may need to seek permission from the lenders under the secured credit facilities in order to engage in certain corporate actions. The lenders' interests may be different from ours and we cannot guarantee that we will be able to obtain their permission when needed.

We cannot assure you that we will be able to refinance our indebtedness incurred under the secured credit facilities.

        In the event that we are unable to service our debt obligations out of our operating activities, we may need to refinance our indebtedness and we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. The actual or perceived tanker market and credit quality of our charterers, any defaults by them and the market value of our fleet, among other things, may materially affect our ability to obtain new debt financing. In addition, certain of our charters include provisions that will generally require us to use our best efforts to (i) negotiate security provisions with future lenders that would allow the charterers to continue their use of our vessels so long as they comply with their charters, regardless of any default by us under the loan agreement or the charters and (ii) arrange for future lenders to allow the charterers to purchase their loans and any related security at par if the borrower defaults on its obligations under its charters or loans. These provisions may make it more difficult for us to obtain acceptable financing in the future, increase the costs of any such financing to us or increase the time that it takes to refinance our indebtedness. If we are unable to refinance our indebtedness, we may choose to issue securities or sell certain of our assets in order to satisfy our debt obligations. If we are unable to meet our debt obligations for any reason, our lenders could declare their debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

We are highly dependent on our charterers.

        Ten of our 12 vessels are on charter, of which nine are on charter to OSG, pursuant to either time charters or bareboat charters. The charterers' payments to us under these charters are a major source of revenue and we are highly dependent on the performance by the charterers of their obligations under the charters. Any failure by the charterers to perform their obligations would materially and adversely affect our business, financial position and cash available for the payment of dividends. Our stockholders do not have any direct recourse against our charterers, including OSG.

We may have difficulty managing our planned growth.

        We intend to grow our fleet by acquiring additional vessels in the future. Our future growth will primarily depend on:

  •
  locating and acquiring suitable vessels;

  •
  identifying and consummating acquisitions or joint ventures;

  •
  adequately employing any acquired vessels;

  •
  managing our expansion; and

  •
  obtaining required financing on acceptable terms.

        Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

Certain agreements between us and OSG and its affiliates may be less favorable than agreements that we could obtain from unaffiliated third parties.

        The memoranda of agreement, time charters and other contractual agreements we have with OSG and its affiliates with respect to our Initial Vessels were made in the context of an affiliated relationship and were negotiated in the overall context of the public offering of our shares, the purchase of our Initial Vessels and other related transactions. Because our predecessor was a wholly-owned subsidiary of OSG prior to the completion of our IPO, the negotiation of the memoranda of agreement, the time charters for our Initial Vessels, the original ship management agreements and our other contractual arrangements may have resulted in prices and other terms that are less favorable to us than terms we might have obtained in arm's length negotiations with unaffiliated third parties for similar services.

Our charters begin to expire in 2012 and we may not be able to re-charter or employ our vessels profitably.

        The charter periods for seven of our vessels on charter to OSG can, in OSG's sole discretion, be extended for additional one-, two- or three-year periods. We cannot predict whether OSG, or any of our other charterers, will exercise their extension options under one or more of the time charters. The charterers do not owe any fiduciary or other duty to us or our stockholders in deciding whether to exercise the extension options, and the charterers' decisions may be contrary to our interests or those of our stockholders.

        We cannot predict at this time any of the factors that the charterers will consider in deciding whether to exercise any extension options under the charters. It is likely, however, that the charterers would consider a variety of factors, which may include the age and specifications of the chartered vessel, whether the vessel is surplus or suitable to the charterers' requirements and whether more competitive charter hire rates are available to the charterers in the open market at that time.

        If a charterer were to renew a charter, the renewal charter rate could be lower than the charter rate in existence prior to the renewal. Furthermore, if our charters were to be extended further, we would not be able to take full advantage of more favorable spot market rates, should they exist at the time of renewal. As a result, the amounts that we have available, if any, to pay distributions to our stockholders could be significantly reduced.

        If the charterers decide not to further extend our current time charters, we may not be able to re-charter our vessels on terms similar to the terms of our charters. We may also employ the vessels on the spot charter market, which is subject to greater rate volatility than the long-term time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, the amounts that we have available, if any, to pay distributions to our stockholders may be significantly reduced or eliminated.

Our vessels that currently operate in pools may cease operating in those pools.

        Four of our five wholly-owned VLCCs and the VLCC that we have chartered in currently participate directly or indirectly in the Tankers International Pool. Our two Suezmax vessels participate indirectly in the Suezmax International Pool and two of our four Aframaxes currently participate indirectly in the Aframax International Pool. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Under several of our charter arrangements, we are entitled to share in the revenues that the charterers realize from operating the vessels in these pools in excess of the basic hire paid to us. Pooling arrangements are intended to maximize tanker utilization. We cannot assure you that the charterers will continue to use pooling arrangements for those vessels or any of the vessels it manages and we cannot assure you that any additional vessels we acquire would operate in pools. Further, because the charterers voluntarily participate in the pools, we cannot predict whether the pools in which the vessels participate will continue to exist in the future. In addition, the European Union has adopted rules which substantially reform the way it regulates traditional agreements for maritime services from an antitrust perspective. These changes may alter the way the pools are operated. If for any reason any of our vessels cease to participate directly or indirectly in a pooling arrangement or the pooling arrangements are significantly restricted, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse affect on our results of operations and our ability to pay dividends.

Under the ship management agreements for our vessels, our operating costs could materially increase.

        The technical management of our vessels is handled by third parties. Under the Initial Vessels' old ship management agreements, we paid a fixed daily fee for the cost of the vessels' operations, including scheduled drydockings, for each vessel. However, under our Initial Vessels' new ship management agreements and our Goodwood ship management agreements, we pay the actual cost related to the technical management of our vessels, plus an additional management fee. The amounts that we have available, if any, to pay distributions to our stockholders could be significantly impacted by changes in the cost of operating our vessels.

When a tanker changes ownership and/or technical management, it may lose customer approvals.

        Most users of seaborne oil transportation services will require vetting of a vessel before it is approved to service their account. This represents a risk to our company as it may be difficult to efficiently employ the vessel until such vettings are in place. Most users of seaborne oil transportation services conduct inspection and assessment of vessels on request from owners and technical managers. Such inspections must be carried out regularly for a vessels to have valid approvals from such users of seaborne oil transportation services. Whenever a vessel changes ownership and/or its technical manager, it loses its approval status and must be re-inspected and re-assessed by such users of seaborne oil transportation services.

OSG's other business activities may create conflicts of interest.

        Under our time charters with OSG, we are entitled to receive variable additional hire in amounts based on whether a vessel is part of a pooling arrangement, is subchartered by the charterer under a time charter or is used on the spot market. While the Overseas Ania and the Overseas Rebecca left the Aframax International Pool in July 2008 and July 2009, respectively, we expect OSG to continue to operate three of our VLCCs in the Tankers International Pool, our two Suezmaxes in the Suezmax International pool and two of our four Aframaxes in the Aframax International Pool. When operated in a pool, chartering decisions are made by the pool manager and vessel earnings are based on a formula designed to allocate the pool's earnings to vessel owners based on attributes of the vessels they contributed, rather than amounts actually earned by those vessels. For these reasons, it is unlikely that a conflict of interest will arise with respect to our Initial Vessels between us and OSG while such vessels are operated in a pool. However, if OSG withdraws from a pool or any further vessels cease operating in a pool for any other reasons, chartering decisions will effectively be made by OSG. Although our time charter arrangements expressly prohibit OSG from giving preferential treatment to any of the other vessels owned, managed by or under the control of OSG or its affiliates when sub-chartering any of our vessels, conflicts of interest may arise between us and OSG in the allocation of chartering opportunities that could reduce our additional hire, particularly if our vessels are sub-chartered by OSG in the time charter market outside of a pool. The Overseas Ania and the Overseas Rebecca, which left the Aframax International Pool in July 2008 and July 2009, respectively, are currently re-chartered to OSG Lightering, a subsidiary of OSG, until April 2012 at daily rates of $19,700, respectively, which rate also serves as the basis for the fleet wide four quarter rolling profit sharing calculation. We are also entitled to receive additional hire with respect to one of our Suezmaxes, the Overseas Newcastle, which is operating in the Suezmax International Pool.

We and our subsidiaries are subject to restrictions in certain financing agreements that impose constraints on our operating and financing flexibility.

        Our wholly-owned subsidiary, DHT Maritime, and its subsidiaries have entered into the RBS Credit Facility, under which there was approximately $266 million outstanding as of June 30, 2011. DHT Maritime and its subsidiaries are required to apply a substantial portion of their cash flow from operations to the payment of interest on borrowings under the RBS Credit Facility, which is secured by, among other things, mortgages over the nine vessels owned by DHT Maritime's subsidiaries, assignments of earnings and insurances and pledges over certain bank accounts, requires that DHT Maritime and its subsidiaries comply with various operating covenants and maintain certain financial ratios, including that the charter-free market value of the vessels that secure the RBS Credit Facility be no less than 120% of borrowings plus the actual or notional cost of terminating any outstanding swap agreements to satisfy collateral maintenance requirements and that the charter-free market value of the vessels that secure the RBS Credit Facility be no less than 135% of borrowings plus the actual or notional cost of terminating any swap agreement that is entered into to pay dividends.

        In the first half of 2011, our subsidiaries entered into two secured loan agreements totaling $61 million in connection with the acquisition of the DHT Phoenix and DHT Eagle. The obligations under these secured loan agreements are guaranteed by us. The secured loan agreements, which are secured by, among other things, mortgages over the vessels, assignments of earnings and insurances and pledges over certain bank accounts, require that (i) the borrowers comply with various operating covenants and maintain certain financial ratios, including that the fair market value of the vessel that secures the relevant secured loan agreement be no less than 130% of borrowings plus the actual or notional cost of terminating any outstanding swap agreements to satisfy collateral maintenance requirements and (ii) we shall at all times have, on a consolidated basis, adjusted tangible net worth of $100 million, unencumbered consolidated cash of at least $20 million and adjusted tangible net worth shall be at least 25% of value adjusted total assets.

        We pay a floating rate of interest under our secured credit facilities. We have in place an interest rate swap in an amount of $65 million under which we pay a rate, including interest margin, of 5.95% until January 18, 2013.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.

        We are a holding company and have no significant assets other than cash and the share holdings in our subsidiaries. Our ability to pay dividends depends on the performance of our subsidiaries and their ability to distribute funds to us. Our ability or the ability of our subsidiaries to make these distributions are subject to restrictions contained in our subsidiaries' financing agreements and could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law which regulates the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we may not be able to pay dividends.

Certain adverse U.S. federal income tax consequences could arise for U.S. stockholders.

        A foreign corporation will be treated as a "passive foreign investment company," or "PFIC," for U.S. federal income tax purposes if either (i) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (ii) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, U.S. holders who are individuals would not be eligible for the maximum 15% preferential tax rate on qualified dividends.

        In this regard, we believe it is more likely than not that the gross income we derive or are deemed to derive from our time chartering activities is properly treated as services income, rather than rental income. Assuming this is correct, our income from our time chartering activities would not constitute "passive income," and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, based on our operations, we believe that it is more likely than not that we are not currently a PFIC.

        There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned in connection with the performance of services. The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Internal Revenue Code of 1986, as amended, or the "Code," income derived from certain time chartering activities should be treated as rental income rather than services income. In recent guidance, however, the Internal Revenue Service, or the "IRS," states that it disagrees with the holding of the Fifth Circuit case, and specifies that time charters should be treated as services income. We have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with the position that we are not a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, no assurance can be given that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those stockholders make an election available under the Code, such stockholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income upon the receipt of excess distributions and upon any gain from the disposition of our common stock, with interest payable on such tax liability as if the excess distribution or gain had been recognized ratably over the stockholder's holding period of our common stock. The 15% maximum tax rate for individuals would not be available for this calculation.

Our operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce our cash flow.

        Under the Code, 50% of our gross income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source gross transportation income and is subject to a 4% U.S. federal income tax without allowance for any deductions, unless we qualify for exemption from such tax under Section 883 of the Code. Based on our review of the applicable Securities and Exchange Commission ("Commission") documents, we believe that we qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes.

        However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the future. For example, we might not qualify for this exemption if stockholders with a 5% or greater interest in our common stock were to collectively own 50% or more of the outstanding shares of our common stock on more than half the days during the taxable year.

        If we are not entitled to this exemption for a taxable year, we would be subject in that year to a 4% U.S. federal income tax on such shipping income. This could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

We may be subject to taxation in the United Kingdom, which could have a material adverse effect on our results of operations.

        If we were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of our profits could be subject to UK corporate tax. We intend to operate in a manner so that we do not have a permanent establishment in the United Kingdom and so that we are not resident in the United Kingdom, including by locating our principal place of business outside the United Kingdom, requiring our executive officers to be outside of the United Kingdom when making any material decision regarding our business or affairs and by holding all of our board of directors meetings outside of the United Kingdom. However, because certain of our directors reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that we are subject to UK corporate tax. If the UK taxing authorities made such a contention, we could incur substantial legal costs defending our position, and, if we were unsuccessful in our defense, our results of operations would be materially and adversely affected.

We may be subject to taxation in Norway, which could have a material adverse effect on our results of operations.

        If we were considered to be a resident of Norway or to have a permanent establishment in Norway, all or a part of our profits could be subject to Norwegian corporate tax. We intend to operate in a manner so that we do not have a permanent establishment in Norway and so that we are not deemed to reside in Norway, including by locating our principal place of business outside Norway, requiring our executive officers to be outside of Norway when making any material decision regarding our business or affairs and by holding all of our board of directors meetings outside of Norway. However, because certain of our directors reside in Norway and we have entered into a management agreement with our Norwegian subsidiary, DHT Management AS, the Norwegian tax authorities may contend that we are subject to Norwegian corporate tax. If the Norwegian tax authorities make such a contention, we could incur substantial legal costs defending our position, and, if we were unsuccessful in our defence, our results of operations would be materially and adversely affected.

RISKS RELATING TO OUR INDUSTRY

Vessel values and charter rates are volatile. Significant decreases in values or rates could adversely affect our financial condition and results of operations.

        The tanker industry historically has been highly cyclical. If the tanker industry is depressed in the future at a time when we may want to charter or sell a vessel, our earnings and available cash flow may decrease. Our ability to charter our vessels and the charter rates payable under any new charters will depend upon, among other things, the conditions in the tanker market at that time. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The highly cyclical nature of the tanker industry may lead to volatile changes in charter rates from time to time, which may adversely affect our earnings.

        Factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable and may adversely affect the values of our vessels and result in significant fluctuations in the amount of revenue we earn, which could result in significant fluctuations in our quarterly or annual results. The factors that influence the demand for tanker capacity include:

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  demand for oil and oil products, which affect the need for tanker capacity;

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  global and regional economic and political conditions which, among other things, could impact the supply of oil as well as trading patterns and the demand for various types of vessels;

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  changes in the production of crude oil, particularly by OPEC and other key producers, which impact the need for tanker capacity;

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  developments in international trade;

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  changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

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  environmental concerns and regulations;

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  weather; and

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  competition from alternative sources of energy.

        The factors that influence the supply of tanker capacity include:

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  the number of newbuilding deliveries;

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  the scrapping rate of older vessels;

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  the number of vessels that are out of service; and

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  environmental and maritime regulations.

An oversupply of new vessels may adversely affect charter rates and vessel values.

        If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. As of April 2011, the newbuilding order book equaled approximately 24% of the existing world tanker fleet measured in dwt or 18% measured in number of vessels. We cannot assure you that the order book will not increase further in proportion to the existing fleet. If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline and the value of our vessels could be adversely affected.

The amount of additional hire that we receive under some of our charter arrangements, if any, will generally depend on prevailing spot market rates, which are volatile.

        The amount of additional hire is subject to variation depending on the charter hire earned by the charterers through their pooling arrangements or, if a vessel is not operated in a pool, charter rates in the time charter or spot charter markets, each of which is highly dependent on general tanker market conditions. Additional hire, if any, is paid quarterly in arrears. The amount of additional hire is subject to variation depending on the charter hire earned by the charterer in the time charter or spot charter markets, each of which is highly dependent on general tanker market conditions. We cannot assure you that we will receive additional hire for any quarter.

Terrorist attacks and international hostilities can affect the tanker industry, which could adversely affect our business.

        Terrorist attacks, the outbreak of war or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect our ability to re-charter our vessels on the expiration or termination of the charters and the charter rates payable under any renewal or replacement charters. We conduct our operations internationally, and our business, financial condition and results of operations may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business and results of operations.

        Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the Gulf of Aden off the coast of Somalia and the South China Sea. Throughout the period from 2008 to 2010, the frequency of piracy incidents against commercial shipping vessels increased significantly, particularly in the Gulf of Aden. For example, in November 2008, the M/V Sirius Star, a tanker not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100 million at the time of its capture. If these pirate attacks result in regions in which our vessels are deployed being characterized as "war risk" zones by insurers, as the Gulf of Aden temporarily was categorized in May 2008, premiums payable for insurance coverage could increase significantly and such coverage may be more difficult to obtain. In addition, crew costs, including costs in connection with employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, including the payment of any ransom we may be forced to make, which could have a material adverse effect on us. In addition, any of these events may result in a loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of our shares of common stock.

        From time to time on charterers' instructions, our vessels have called and may again call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or "CISADA", which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products.

        Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our company. Additionally, some investors may decide to divest their interest, or not to invest, in our company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest or governmental actions in these and surrounding countries.

The value of our vessels may be depressed at a time when and in the event that we sell a vessel.

        Tanker values have generally experienced high volatility. Investors can expect the fair market value of our tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation. In addition, as vessels age, they generally decline in value. These factors will affect the value of our vessels at the time of any vessel sale. If for any reason we sell a tanker at a time when tanker prices have fallen, the sale may be at less than the tanker's carrying amount on our financial statements, with the result that we would also incur a loss on the sale and a reduction in earnings and surplus, which could reduce our ability to pay dividends.

        The carrying values of our vessels may not represent their charter free market value at any point in time. The carrying values of our vessels held and used by us are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value of a particular vessel may not be fully recoverable.

Vessel values may be depressed at a time when our subsidiaries are required to make a repayment under the secured credit facilities or when the secured credit facilities mature, which could adversely affect our liquidity and our ability to refinance the secured credit facilities.

        In the event of the sale or loss of a vessel, each of the secured credit facilities requires us and our subsidiaries to prepay the facility in an amount proportionate to the market value of the sold or lost vessel compared with the total market value of all of our vessels financed under such credit facility before such sale or loss. If vessel values are depressed at such a time, our liquidity could be adversely affected as the amount that we and our subsidiaries are required to repay could be greater than the proceeds we receive from a sale. In addition, declining tanker values could adversely affect our ability to refinance our secured credit facilities as they mature, as the amount that a new lender would be willing to lend on the same terms may be less than the amount we owe under the expiring secured credit facilities. Also, declining tanker values could result in our being required to make repayments under certain of the secured credit facilities in order to remain in compliance with the minimum value clause in other secured credit facilities.

We operate in the highly competitive international tanker market which could affect our financial position if the charterers do not renew our charters or we are unable to enter into new charters.

        The operation of tankers and transportation of crude oil are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies, as well as independent tanker companies, some of whom have substantially larger fleets and substantially greater resources than we do. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to charterers. We will have to compete with other tanker owners, including major oil companies and independent tanker companies, for charters. Due in part to the fragmented tanker market, competitors with greater resources may be able to offer better prices than us, which could result in our achieving lower revenues from our vessels.

Compliance with environmental laws or regulations may adversely affect our business.

        Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels' registration. Many of these requirements are designed to reduce the risk of oil spills and other pollution, and our compliance with these requirements can be costly.

        These requirements can affect the resale value or useful lives of our vessels, require a reduction in carrying capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our current or historic operations. Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

        We could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or other liabilities under environmental laws. The U.S. Oil Pollution Act of 1990, as amended, or the "OPA", affects all vessel owners shipping oil to, from or within the United States. The OPA allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters. The OPA expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries. Coastal states in the United States have enacted pollution prevention liability and response laws, many providing for unlimited liability.

        The OPA provides for the scheduled phase-out of all non double-hull tankers that carry oil in bulk in U.S. waters. The International Maritime Organization, or the "IMO", and the European Union also have adopted separate phase-out schedules applicable to single-hull tankers operating in international and EU waters. These regulations will reduce the demand for single-hull tankers, force the remaining single-hull vessels into less desirable trading routes, increase the number of ships trading in routes open to single-hull vessels and could increase demands for further restrictions in the remaining jurisdictions that permit the operation of these vessels. As a result, single-hull vessels are likely to be chartered less frequently and at lower rates. Although all of our tankers are double-hulled, we cannot assure you that these regulatory programs will not apply to vessels acquired by us in the future.

        In addition, in complying with the OPA, IMO regulations, EU directives and other existing laws and regulations and those that may be adopted, ship-owners may incur significant additional costs in meeting new maintenance and inspection requirements, developing contingency arrangements for potential spills and obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become more strict in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. For example, various jurisdictions are considering imposing more stringent requirements on air emissions, including greenhouse gases, and on the management of ballast waters to prevent the introduction of non-indigenous species that are considered to be invasive. In recent years, the IMO and EU have both accelerated their existing non-double-hull phase-out schedules in response to highly publicized oil spills and other shipping incidents involving companies unrelated to us. Future accidents can be expected in the industry, and such accidents or other events could be expected to result in the adoption of even stricter laws and regulations, which could limit our operations or our ability to do business and which could have a material adverse effect on our business and financial results.

The shipping industry has inherent operational risks, which could impair the ability of the charterers to make payments to us.

        Our tankers and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy, environmental accidents and other circumstances or events. In addition, transporting crude oil across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events could impair the ability of the charterers to make payments to us under our charters.

Our insurance coverage may be insufficient to make us whole in the event of a casualty to a vessel or other catastrophic event, or fail to cover all of the inherent operational risks associated with the tanker industry.

        In the event of a casualty to a vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. DHT Management AS, a subsidiary of ours, will be responsible for arranging insurance against those risks that we believe the shipping industry commonly insures against, and we are responsible for the premium payments on such insurance. With respect to our vessels on bareboat charters, the charterer is responsible for arranging and paying insurance. This insurance includes marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks and crew insurance, and war risk insurance. DHT Management AS is also responsible for arranging loss of hire insurance in respect of each of our vessels except the vessels on bareboat charters, and we are responsible for the premium payments on such insurance. This insurance generally provides coverage against business interruption for periods of more than 30 days per incident (up to a maximum of 120 days) per incident per year, following any loss under our hull and machinery policy. We will not be reimbursed under the loss of hire insurance policies, on a per incident basis, for the first 30 days of off hire. Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per vessel per occurrence. We cannot assure you that we will be adequately insured against all risks. If insurance premiums increase, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition. In addition, the loss of a vessel would adversely affect our cash flows and results of operations.

Maritime claimants could arrest our tankers, which could interrupt the charterers' or our cash flow.

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien-holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt the charterers' or our cash flow and require us to pay a significant amount of money to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one vessel in our fleet for claims relating to another vessel in our fleet.

Governments could requisition our vessels during a period of war or emergency without adequate compensation.

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

RISKS RELATING TO OUR COMMON STOCK

The market price of our common stock may be unpredictable and volatile.

        The market price of our common stock may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the tanker industry, market conditions in the tanker industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. The tanker industry has been unpredictable and volatile. The market for common stock in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common stock you may have purchased at a price greater than or equal to the original purchase price.

Future sales of our common stock could cause the market price of our common stock to decline.

        The market price of our common stock could decline due to sales of a large number of our shares in the market or the perception that such sales could occur. This could depress the market price of our common stock and make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate, or at all.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

        Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws and by the Marshall Islands Business Corporations Act, or the "BCA." The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA, and the rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. Therefore, the rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions that any particular U.S. court would reach or has reached. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction which has developed a relatively more substantial body of case law.

Our amended and restated bylaws restrict stockholders from bringing certain legal action against our officers and directors.

        Our amended and restated bylaws contain a broad waiver by our stockholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of stockholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our amended and restated bylaws that may discourage a change of control.

        Our amended and restated bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide for:

  •
  a classified board of directors with staggered three-year terms, elected without cumulative voting;

  •
  directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common stock issued and outstanding;

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  advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings;

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  a limited ability for stockholders to call special stockholder meetings; and

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  our board of directors to determine the powers, preferences and rights of our preferred stock and to issue the preferred stock without stockholder approval.

        These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below. We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements. The ratio should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. Our ratio of earnings to fixed charges for the six months ended June 30, 2011 and the three fiscal years ended December 31, 2008, 2009 and 2010 has been calculated in accordance with International Financial Reporting Standards, or "IFRS," as issued by the International Accounting Standards Board. For all prior periods, this ratio has been calculated in accordance with U.S. Generally Accepted Accounting Principles, or "U.S. GAAP," which differ in certain respects from IFRS.

		For the Year Ended December 31,
	For the Six Months Ended June 30, 2011
		2010	2009	2008	2007	2006
	IFRS				GAAP
Ratio of Earnings to Fixed Charges	3.47	1.37	1.82	2.92	2.90	3.56

        We have computed the ratio of earnings to fixed charges set forth above by dividing earnings by fixed charges. For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest on all indebtedness and cost of swap termination but excluding fair value gain/loss on derivative financial instruments. For a more detailed calculation of the ratio of earnings to fixed charges, see Exhibit 12.1 to the registration statement.

        As of the date of this prospectus, we have no preference shares outstanding and have not declared or paid any dividends on preference shares for the periods set forth above.

PLAN OF DISTRIBUTION

        We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to a total of $300 million. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

        We may sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

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  on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in privately negotiated transactions;

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  in an exchange distribution in accordance with the rules of the applicable exchange;

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  as settlement of short sales entered into after the date of the prospectus;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  through broker-dealers, who may act as agents or principals;

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  through sales "at the market" to or through a market-maker;

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  in a block trade, in which a broker-dealer will attempt to sell a block as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  through one or more underwriters on a firm commitment or best-efforts basis;

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  directly to one or more purchasers;

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  through agents;

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  in options transactions;

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  over the internet;

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  any other method permitted pursuant to applicable law; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

        In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions or other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or "FINRA," the maximum amount of all compensation to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

        A description of our common stock can be found in our Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

DESCRIPTION OF PREFERRED STOCK

        The material terms of any series of preferred stock that we offer, together with any material U.S. federal income tax considerations relating to such preferred stock, will be described in a prospectus supplement.

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured general obligations or secured obligations, which may be senior (the "senior debt securities") or subordinated (the "subordinated debt securities"). The senior debt securities and subordinated debt securities are together referred to in this prospectus as the "debt securities." Any debt securities offered pursuant to this prospectus may be convertible debt securities. The debt securities may be issued from time to time in one or more series, under one or more indentures, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, each dated as of a date on or prior to the issuance of the debt securities to which it relates. If we issue subordinated debt securities, the terms and provisions of those securities will be set forth in a supplemental indenture. When we refer to an "indenture" in this prospectus, we are referring to the applicable indenture entered into between us and the trustee to be named in such indenture, as supplemented by any supplemental indenture. The indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or a prospectus supplement, or as exhibits to reports filed under the Exchange Act that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, or "Trust Indenture Act." If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

        The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations, as well as any applicable modifications of, or additions to, the general terms of the debt securities described below, which modifications and additions may be contained in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

        The indenture will not limit the aggregate principal amount of debt securities which may be issued. The debt securities may be issued in one or more series. Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated indebtedness. Each series of subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness.

        If we decide to issue any debt securities pursuant to this prospectus, we will describe in a prospectus supplement the terms of the debt securities being offered, including the following:

  •
  the title, aggregate principal amount and authorized denominations;

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  the issue price, expressed as a percentage of the aggregate principal amount;

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  the maturity date;

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  the interest rate or the method for determining the interest rate, if any;

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  if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

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  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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  any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

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  the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed, and any other terms and provisions of optional or mandatory redemptions;

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  the denominations in which offered debt securities of the series will be issuable;

  •
  if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

  •
  any events of default not set forth in this prospectus;

  •
  the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States;

  •
  if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

  •
  whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which such election may be made;

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  if denominated in a currency or currencies other than the currency of the United States, the equivalent price in the currency of the United States for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

  •
  if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

  •
  whether the indenture will provide for any covenants, including covenants restricting our ability to pay dividends or incur additional indebtedness;

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  whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

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  the identity of the depository for global securities;

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  the terms of the subordination of any series of subordinated debt;

  •
  any listing on any securities exchange or quotation system;

  •
  additional provisions, if any, related to defeasance and discharge of the offered debt securities;

  •
  whether payments on the offered debt securities will be made without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities or imposed in the future;

  •
  the amount of discount or premium, if any, with which such debt securities will be issued;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the debt securities; and

  •
  additional terms, preferences, rights or limitations of, or restrictions on, the debt securities.

        Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate securities. U.S. federal income tax consequences and other special considerations applicable to any such securities will be described in the applicable prospectus supplement.

        We expect most debt securities to be issued in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, the debt securities may be transferred or exchanged at the principal corporate trust office of the applicable trustee. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Global Securities

        We expect that the following provisions will generally apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for the individual debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository, or by a nominee of such depository to such depository or another nominee of such depository, or by such depository or any such nominee to a successor of such depository or a nominee of such successor, and except in the circumstances described in the applicable prospectus supplement.

        Upon the issuance of any global security, and the deposit of such global security with or on behalf of the depository for such global security, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of institutions that have accounts with such depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in a global security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the depository for such global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold such interests through participating institutions will be shown on, and the transfer of such beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in certificated form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

        So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as otherwise provided in the applicable indenture and prospectus supplement, and except as specified below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in certificated form and will not be considered the owners or holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which such person owns its interest, to exercise any rights of a holder under the indenture.

        The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise provided in the applicable prospectus supplement, payments of principal, premium and interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to such depository or its nominee, as the case may be, as the registered owner of such global security.

        We expect that the depository for any debt securities represented by a global security, or its nominee, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository or its nominee. We also expect that payments by participating institutions to owners of beneficial interests in a global security held through such participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street names." Such payments will be the responsibility of such participating institutions. None of us, the trustee for the debt securities or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        Unless otherwise specified in the applicable prospectus supplement or indenture, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

  •
  the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days of such event;

  •
  we in our sole discretion determine that the global security shall be exchangeable for certificated debt securities; or

  •
  there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

        If definitive debt securities are issued, an owner of a beneficial interest in the global security will be entitled to physical delivery of individual debt securities in certificated form of the series represented by that global security equal in principal amount to their beneficial interest, and to have the debt securities in certificated form registered in their name.

Covenants

        The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities and described in a prospectus supplement. These covenants may limit or restrict, among other things:

  •
  the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

  •
  our ability to make certain payments, dividends, redemptions or repurchases;

  •
  our ability to create dividend and other payment restrictions affecting our subsidiaries;

  •
  our ability to make investments;

  •
  mergers and consolidations by us or our subsidiaries;

  •
  sales of assets by us;

  •
  our ability to enter into transactions with affiliates;

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  our ability to incur liens; and

  •
  our ability to enter into sale and leaseback transactions.

        You should carefully read the applicable prospectus supplement and indenture for a description of the specific covenants applicable to the series of debt securities being offered.

Modification of the Indenture

        Modifications and amendments of the indenture as it applies to a series of debt securities may be made without notice to any holder but with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of such series.

        However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, modification, supplement or waiver;

  •
  reduce the rate of or extend the time of payment for interest on any debt security;

  •
  reduce the principal amount or extend the stated maturity of any debt security;

  •
  reduce the amount payable upon the redemption of any debt security or add redemption provisions to any debt security;

  •
  make any debt security payable in money other than that stated in the indenture or the debt security; or

  •
  impair the right to institute suit for the enforcement of any payment with respect to the debt securities.

        Without the consent of any holder, we and the trustee may amend or supplement the indenture to surrender any right or power conferred upon us by the indenture, to add further covenants, restrictions, conditions or provisions for the protection of holders, to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

Events of Default

        Each of the following constitutes an event of default with respect to a series of debt securities:

  •
  our failure to pay interest (including additional interest, if applicable) on any debt securities within 30 days of when such amount becomes due and payable;

  •
  default in any payment of principal amount or redemption price with respect to any debt security when such amount becomes due and payable;

  •
  default in the performance of any applicable covenant or agreement with respect to the debt securities or the applicable indenture which continues for 60 days after we receive notice of such default;

  •
  default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount in excess of a minimum amount set forth in the applicable indenture, without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after we receive notice of such default;

  •
  any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of a minimum amount set forth in the applicable indenture that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

        There may be such other or different events of default as described in the applicable prospectus supplement and indenture with respect to any class or series of offered debt securities.

        A default under the third bullet point above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a "Notice of Default."

        We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers' certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

        If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the debt securities in such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the debt securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

        In addition, the holders of at least a majority in principal amount of the then outstanding debt securities of a series may waive an existing default and its consequences under the indenture, except a default in the payment of principal or interest and in respect of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security in a series.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

        No holder of debt securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

  •
  such holder has previously given to the trustee written notice of a continuing event of default;

  •
  the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered indemnity to the trustee reasonably satisfactory to it to institute such proceeding as trustee; and

  •
  the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on, such debt security on or after the respective due dates expressed in such debt security.

        If a default with respect to the debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the debt securities.

        We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer's certificate a statement specifying our status and what actions we are taking or propose to take with respect thereto.

Defeasance and Discharge

        We may terminate at any time all our obligations with respect to any series of debt securities and the applicable indenture, which we refer to in this prospectus as "legal defeasance," except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, we may also terminate at any time our obligations with respect to any series of debt securities with respect to certain covenants that are described in the applicable indenture, which we refer to in this prospectus as "covenant defeasance," except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute events of default with respect to the debt securities. We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

        If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default specified in the third bullet point under "—Events of Default."

        The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

  •
  we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on such debt securities to maturity;

  •
  we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities to maturity;

  •
  123 days pass after the deposit is made and during the 123-day period no default described in the sixth bullet point under "—Events of Default" occurs with respect to us or any other person making such deposit which is continuing at the end of the period;

  •
  no default or event of default has occurred and is continuing on the date of such deposit;

  •
  such deposit does not constitute a default under any other agreement or instrument binding us;

  •
  we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940;

  •
  in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

  •
  we have received from the Internal Revenue Service, or the "IRS," a ruling; or

  •
  since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

  •
  in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such debt securities have been complied with as required by the indenture.

        A prospectus supplement will further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Discharge of the Indenture

        When (i) we deliver to the trustee all outstanding debt securities of a series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of a series, including interest thereon, and if in either case we pay all other sums related to such debt securities payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding debt securities of such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to such series of debt securities on our demand accompanied by an officers' certificate and an opinion of counsel.

Regarding the Trustee

        Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

No Recourse

        None of our directors, officers, employees, stockholders or affiliates, as such, will have any liability for any of our obligations under the debt securities or the indenture. Each holder will waive and release all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

Provisions Applicable Only to Subordinated Debt Securities

        As set forth in a prospectus supplement, the subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, as may be defined in the applicable prospectus supplement.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with our unaudited interim condensed consolidated financial statements, and the related notes included elsewhere in this prospectus, as well as "Item 5. Operating and Financial Review and Prospects" included in our Annual Report on Form 20-F for the year ended December 31, 2010, incorporated by reference in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based on assumptions about our future business. Please see "Cautionary Statement Regarding Forward-Looking Statements" on page 49 of this prospectus for a discussion of the risks, uncertainties and assumptions relating to these statements. Our actual results may differ from those contained in the forward-looking statements and such differences may be material.

Second Quarter Results

        We reported revenues for the period from April 1 to June 30, 2011 of $25.9 million, compared to revenues of $21.1 million for the prior-year period. For the quarter there was no profit sharing under our profit-sharing arrangements. The DHT Eagle was delivered to us on May 27, 2011 and was employed on a two year time charter at $32,300 net per day starting May 28, 2011. The Venture Spirit was delivered on May 16, 2011 and was employed in the Tankers International Pool starting May 27, 2011. We time chartered in the Venture Spirit, a 2003 built VLCC, for a period of 16 to 18 months at a rate of USD 27,000 per day. We have a continuous option during the charter to purchase the vessel at USD 65 million for the first 6 month period, USD 66 million for the second 6 month period and USD 67 million for the third 6 month period. The vessel was delivered on May 16, 2011 and is employed in the Tankers International Pool.

        Our vessels were on-hire 99.5% for the quarter. This does not include planned off-hire during the quarter related to the DHT Ann completing its special survey and dry-dock. The next scheduled class surveys are special surveys and dry-docks for three VLCCs; one in each of the third and fourth quarter of 2011 and first quarter 2012. In addition, two Aframax vessels are scheduled for interim surveys in the fourth quarter of 2011.

        Vessel expenses for the quarter were $8.6 million which included start-up and delivery costs related to the DHT Eagle, which was delivered on May 27, 2011, expensed costs related to the special survey and dry-docking of DHT Ann and costs related to the transfer of two vessels to a new technical manager. During the second quarter of 2010, vessel expenses were $8.9 million. Vessel expenses for the second quarter of 2010 were impacted by additional work undertaken and acquisition of spare parts in connection with the two scheduled interim class surveys performed.

        Depreciation and amortization, including depreciation of capitalized dry docking costs, was $7.8 million for the quarter compared with $7.1 million for the same period of 2010. The increase was due to higher depreciation on the two vessels acquired during 2011 which was partially offset by impact on depreciation of increasing the residual value of our other vessels as of January 1, 2011.

        General & administrative expense ("G&A") for the quarter was $2.2 million including non-cash charge related to restricted share agreements for our management and board of directors. G&A for the quarter includes a high level of activity related to the offer to acquire Saga, vessel inspections and vessel acquisitions. G&A for the second quarter of 2010 was $2.4 million and includes costs related to management change and legal cost related to the proxy contest with MMI Investments, L.P.

        Net financial expenses of $1.8 million for the quarter included a net non-cash loss on interest rate swaps of $0.1 million compared with $4.8 million in net financial expenses for the same quarter of 2010. The decline in net financial expense is mainly due to the expiry of an interest rate swap in October 2010.

        We had net income for the quarter of $4.3 million or $0.07 per diluted share, compared to net loss of $2.0 million or $0.04 per diluted share, for the second quarter of 2010.

        For the second quarter of 2011, net cash flows provided by operating activities were $7.9 million, compared to $9.5 million for the prior-year period. Higher net income in the second quarter of 2011 compared with the same period of 2010 was partially offset by use of cash for operating assets and liabilities during the second quarter of 2011 mainly related to working capital requirements related to the two vessels which commenced their employment in the Tankers International Pool while cash was provided by operating assets and liabilities during the same period of 2010 mainly related to increased accounts payable.

        Cash used in investing activities was $62.8 million for the second quarter of 2011 mainly due to the acquisition of a vessel during the period. There were no investments during the same period of 2010.

        Cash flows provided from financing activities was $26.0 million mainly due to issuance of long term debt which was partially offset by the payment of dividends. This compared to net cash flows used of $4.9 million for the second quarter of 2010 which related to the payment of dividends.

        At the end of the second quarter of 2011, our cash balance was $73.3 million compared with $58.6 million at December 31, 2010. As of the date of our most recent compliance certificates submitted for the second quarter, we remain in compliance with our financial covenants.

        We declared a cash dividend of $0.10 per share for the second quarter payable on August 4, 2011 for shareholders of record as of July 28, 2011.

Results for the first six months of 2011

        For the six month period ending June 30, 2011, our company had revenues of $48.2 million, compared to revenues of $44.7 million for the prior-year period. For the six month periods ending June 30, 2011 and 2010 there was no profit sharing under our profit-sharing arrangements. The increase in revenues was mainly due to the addition of three vessels to our fleet during the first six months of 2011. The DHT Phoenix was delivered to us on March 2, 2011 and entered the Tankers International Pool on April 14, 2011. The DHT Eagle was delivered to us on May 27, 2011 and is employed on a two year time charter at $32,300 net per day. The Venture Spirit was delivered on May 16, 2011 and is employed in the Tankers International Pool.

        Our vessels were on-hire 99.5% for the six month period. This does not include planned off-hire during the second quarter of 2011 related to the DHT Ann completing its special survey and dry-dock.

        Voyage expenses of $1.3 million in the first half of 2011 relate to bunker consumption to reposition the newly acquired DHT Phoenix to enter the Tankers International Pool. There were no similar expenses during the corresponding period of 2010.

        Vessel expenses for the six month period ending June 30, 2011 were $15.0 million compared to $17.3 million for the prior-year period. The decline in vessel expenses is mainly due to high vessel operating cost in the first half of 2010 due additional work undertaken and acquisition of spare parts in connection with the two scheduled interim class surveys performed.

        Depreciation and amortization, including depreciation of capitalized dry docking costs, were $14.5 million for the six month period ending June 30, 2011 compared with $14.1 million for the same period of 2010. The increase was due to depreciation on the two vessels acquired during 2011 which was partially offset by impact on depreciation of increasing the residual value of our other vessels as of January 1, 2011.

        G&A for the first six months of 2011 was $4.7 million including non-cash cost related to restricted share agreements for our management and board of directors, compared to $4.2 million for the prior year period. G&A for the first six month period of 2011 includes a high level of activity related to the offer to acquire Saga, vessel inspections and vessel acquisitions.

        Net financial expenses were $3.1 million for the first six months of 2011 compared to $13.4 million in the prior year period. The decline in net financial expense is mainly due to the expiry of an interest swap in October 2010, a $3.7 million cost related to the early termination of $35 million of interest rate swaps in the first half of 2010 as well as higher non-cash swap expenses in the first half of 2010.

        We had net income for the six month period ending June 30, 2011 of $8.3 million or $0.14 per diluted share, compared to net loss of $4.2 million or $0.09 per diluted share for the prior year period.

        For the six month period ended June 30, 2011, net cash flows provided by operating activities was $18.4 million, compared to $14.3 million for the prior-year period. Higher net income in the first half of 2011 compared with the same period of 2010 was partially offset by use of cash for operating assets and liabilities during the first half of 2011 mainly related to working capital requirements related to the two vessels which commenced their employment in the Tankers International Pool while cash was provided by operating assets and liabilities during the same period of 2010 mainly related to increased accounts payable.

        Cash used in investing activities was $119.5 million for the first half of 2011 mainly due to the acquisitions of vessels during the period. There were no investments during the same period of 2010.

        Cash flows provided from financing activities for the six month period ended June 30, 2011 was $115.8 million mainly due to issuance of common stock and long term debt. This was partially offset by cash used for the payment of dividends. For the first half of 2010, net cash flows used in financing activities was $33.0 million which related to the payment of dividends and repayment of long term debt. Working capital, defined as total current assets less total current liabilities, was $60.6 million as of June 30, 2011 compared with $46.1 million at December 31, 2010. We have no commitments for capital expenditures other than for mandatory interim and special surveys as of June 30, 2011.

        We monitor our covenant compliance on an ongoing basis. Decline in vessel values could result in our company no longer being in compliance with its minimum value covenants. Such non-compliance could result in our company making pre-payments under its credit agreements. As of the date of our most recent compliance certificates submitted for the second quarter, we remain in compliance with our financial covenants. Second-hand tanker values can be highly volatile, and in the quarter subsequent to June 30, 2011 second hand tanker values, as assessed by a number of leading ship brokers, have been trending down, reflecting weaker tanker freight rates. We will assess the market value of our fleet in subsequent quarters and, depending on second-hand values at those times, may be required to pay down a portion of our indebtedness to banks in accordance with the terms of our outstanding credit facilities.

EXPERTS

        The consolidated financial statements of DHT Holdings, Inc. appearing in DHT Holdings, Inc.'s Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of DHT Holdings, Inc.'s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and DHT Holdings, Inc.'s assessment of the effectiveness of DHT Holdings, Inc.'s internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

        DHT Holdings, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Jersey, the Channel Islands. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a "U.S. Holder," as defined below, with respect to the acquisition, ownership and disposition of our common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OF COMMON STOCK.

MARSHALL ISLANDS TAX CONSIDERATIONS

        The following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This discussion is based on the Code, Treasury regulations issued thereunder, published administrative interpretations of the IRS and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.

Taxation of Operating Income: In General

        Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. taxation of shipping income

        For purposes of the following discussion, "shipping income" means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses.

        Shipping income attributable to transportation exclusively between non-U.S. ports generally will not be subject to any U.S. federal income tax.

        However, except as provided below, our U.S. source gross transportation income would be subject to a 4% U.S. federal income tax imposed without allowance for deductions. U.S. source gross transportation income includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

        Under Section 883 of the Code and the regulations thereunder, we will be exempt from this tax if:

  1.
  we are organized in a foreign country, or the "country of organization", that grants an "equivalent exemption" to corporations organized in the United States; and

  2.
  either

            (A)  more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, referred to as the "50% Ownership Test," or

            (B)  our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to U.S. corporations, or in the United States, referred to as the "Publicly-Traded Test."

        The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an "equivalent exemption" to U.S. corporations. Therefore, we will be eligible for Section 883 of the Code if either the 50% Ownership Test or the Publicly-Traded Test is met. Because shares of our common stock are traded on the NYSE and our stock is widely held, it would be difficult or impossible for us to establish that we satisfy the 50% Ownership Test.

        As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock, which is, and will continue to be, the sole class of our issued and outstanding stock, is , and will continue to be, "primarily traded" on the NYSE, which is an established securities market for these purposes.

        The Publicly-Traded Test also requires our common stock to be "regularly traded" on an established securities market. Since our common stock is our only class of outstanding stock, this test will be satisfied if, (i) our common stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year (as appropriately adjusted in the case of a short taxable year). We believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy both tests, these tests are deemed satisfied if our common stock is traded on an established market in the United States and is regularly quoted by dealers making a market in such stock. We believe this is and will continue to be the case.

        Notwithstanding the foregoing, our common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of such stock is owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of such stock, referred to as the "5 Percent Override Rule."

        In order to determine the persons who actually or constructively own 5% or more of our stock, or "5% Stockholders," we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

        In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be "qualified stockholders" for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of our common stock for more than half the number of days during the taxable year.

        We believe that we have satisfied and will continue to satisfy the Publicly-Traded Test and that the 5 Percent Override Rule has not been and will not be applicable to us. However, no assurance can be given that this will be the case in the future.

        In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 of the Code only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

        If the benefits of Section 883 of the Code are unavailable, our U.S. source gross transportation income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as being U.S. source gross transportation income, the effective rate of U.S. federal income tax on such shipping income would be 2%.

        In addition, to the extent the benefits of Section 883 of the Code are unavailable to us, any of our U.S. source gross transportation income that is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, net of applicable deductions, would be subject to the U.S. federal corporate income tax at rates of up to 35%. In addition, we may be subject to the 30% "branch profits tax" on such earnings, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

        We expect that none of our U.S. source gross transportation income will be "effectively connected" with the conduct of a U.S. trade or business. Such income would be "effectively connected" only if:

  •
  we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income, and

  •
  substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We believe that we will not meet these conditions because we will not have, nor will we permit circumstances that would result in our having, any vessel sailing to or from the United States on a regularly scheduled basis.

        In addition, income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to a U.S. corporate income tax on net income at rates of up to 35% (and the branch profits tax described above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

U.S. taxation of gain on sale of vessels

        Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

U.S. Federal Income Taxation of "U.S. Holders"

        As used herein, the term "U.S. Holder" means a beneficial owner of common stock that

  •
  is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust,

  •
  owns our common stock as a capital asset, and

  •
  owns less than 10% of our common stock for U.S. federal income tax purposes.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, we suggest that you consult your tax advisor.

Distributions

        Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

        Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Non-Corporate Holder at a maximum preferential tax rate of 15% (through 2012) provided that (i) the common stock is readily tradable on an established securities market in the United States (such as the NYSE); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); (iii) the U.S. Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder's adjusted basis in a share of common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Non-Corporate

Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below. Any dividends out of earnings and profits we pay which are not eligible for these preferential rates will be taxed at ordinary income rates in the hands of a U.S. Non-Corporate Holder.

        In addition, even if we are not a PFIC, under legislation which was proposed (but not enacted) in a previous session of Congress, dividends of a corporation incorporated in a country without a "comprehensive income tax system" paid to U.S. Non-Corporate Holders would not be eligible for the 15% tax rate. Although the term "comprehensive income tax system" is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, exchange or other disposition of common stock

        Provided that we are not a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses against ordinary income is subject to certain limitations.

Tax Reporting

        Recently adopted legislation imposes, for taxable years beginning after March 18, 2010, new U.S. return disclosure obligations (and related penalties for failure to disclose) on U.S. individuals that hold certain specified foreign financial assets (which include stock in a foreign corporation). U.S. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

PFIC status and significant tax consequences

        Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In particular, U.S. Non-Corporate Holders will not be eligible for the 15% tax rate on qualified dividends. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either

  •
  at least 75% of our gross income for such taxable year consists of "passive income" (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

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  at least 50% of the average value of our assets during such taxable year consists of "passive assets" (i.e., assets that produce, or are held for the production of, passive income).

        Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        We believe that it is more likely than not that the gross income we derive or are deemed to derive from our time chartering activities is properly treated as services income, rather than rental income. Assuming this is correct, our income from our time chartering activities would not constitute "passive income," and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, we believe it is more likely than not that we are not currently a PFIC.

        There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned in connection with the performance of services. The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Code, income derived from certain time chartering activities should be treated as rental income rather than services income. In recent guidance, however, the IRS states that it disagrees with the holding of the Fifth Circuit case, and specifies that time charters should be treated as services income. We have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with our position that we are not currently a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

        Under recently enacted legislation, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to such holder's common stock. In addition, as discussed more fully below, if we were treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder made an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of U.S. Holders of a PFIC making a timely QEF election

        If we were a PFIC and a U.S. Holder made a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder would report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain (which gain shall not exceed our earnings and profits for the taxable year), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder's adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return. If we were treated as a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above. Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

Taxation of U.S. Holders of a PFIC making a "mark-to-market" election

        Alternatively, if we were treated as a PFIC for any taxable year and, as we believe, our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the

U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder in income.

Taxation of U.S. Holders of a PFIC not making a timely QEF or "mark-to-market" election

        Finally, if we were treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, referred to as a "Non-Electing Holder," would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (ii) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

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  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock,

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  the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder's holding period, would be taxed as ordinary income, and

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  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a U.S. Holder who made a QEF election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

U.S. Federal Income Taxation of "Non-U.S. Holders"

        A beneficial owner of common stock (other than a partnership) that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

Dividends on common stock

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that dividend income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, exchange or other disposition of common stock

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

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  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments or other taxable distributions made within the United States to you will be subject to information reporting requirements if you are a non-corporate U.S. Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

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  fail to provide an accurate taxpayer identification number;

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  are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

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  in certain circumstances, fail to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-U.S. Holder and you sell our common stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the securities offered by this prospectus and DHT Holdings, Inc., reference is made to the registration statement.

        We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission's public reference facilities and the web site of the Commission referred to above. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

        The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) the Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed and (ii) the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

  26 New Street
  St. Helier
  Jersey JE2 3RA
  Channel Islands
  Phone +44 (0) 1534 639759
  Email info@dhtankers.com

        You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us. When used in this document, words such as "believe," "intend," "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled "Risk Factors" on page 10 of this prospectus.

        These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

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  future payments of dividends and the availability of cash for payment of dividends;

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  future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

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  statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

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  statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

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  expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels' useful lives;

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  expectations about the availability of insurance on commercially reasonable terms;

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  our and our subsidiaries' ability to service and repay our debt;

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  our ability to obtain additional financing and to obtain replacement charters for our vessels;

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  assumptions regarding interest rates;

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  changes in production of or demand for oil and petroleum products, either globally or in particular regions;

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  greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

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  changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

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  changes in the rate of growth of the world and various regional economies;

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  risks incident to vessel operation, including discharge of pollutants; and

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  unanticipated changes in laws and regulations.

        We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

DHT HOLDINGS, INC.

51,785,800 Shares of Common Stock
258,929 Shares of Series A Participating Preferred Stock

PROSPECTUS SUPPLEMENT

March 19, 2012